UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant To Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☑

Filed By a Party other than the Registrant ☐

Check the appropriate box:

☐  Preliminary Proxy Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to §240.14a-12

ANHEUSER-BUSCH COMPANIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the Appropriate Box):

☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

1)	Title of each class of securities to which transaction applies:

2)	Aggregate number of securities to which transaction applies:

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction:

5)	Total fee paid:

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

October 6, 2008

Dear Fellow Stockholder:

You are cordially invited to attend a special meeting of stockholders of Anheuser-Busch Companies, Inc. to be held on November 12, 2008 at the Crowne Plaza Hotel & Exhibition Center Meadowlands, located at Two Harmon Plaza, Secaucus, NJ at noon Eastern Standard Time.

At the special meeting, you will be asked to consider and vote upon a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2008, by and among Anheuser-Busch Companies, Inc., InBev N.V./S.A. and InBev’s indirect, wholly-owned subsidiary, Pestalozzi Acquisition Corp. Under the terms of the merger agreement, Pestalozzi Acquisition Corp. will merge with and into Anheuser-Busch, with Anheuser-Busch continuing as the surviving corporation following the merger. If the merger agreement is adopted and the merger is completed, you will be entitled to receive $70.00 in cash, without interest and less any applicable withholding tax, for each share of Anheuser-Busch common stock that you own as of the effective time of the merger.

After careful consideration, our board of directors has unanimously determined that the merger agreement and the transactions contemplated thereby, including the merger, are advisable and fair to, and in the best interests of, Anheuser-Busch and its stockholders. Therefore, our board of directors has unanimously approved the merger agreement and unanimously recommends that you vote “FOR” the adoption of the merger agreement.

Your vote is very important, regardless of the number of shares you own. We cannot complete the merger unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock. The failure of any stockholder to vote on the proposal to adopt the merger agreement will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Our board of directors considered a number of factors in evaluating the transaction and also consulted with its financial advisors and outside legal counsel. The attached proxy statement contains a detailed discussion of the background of, and reasons for, the merger, as well as the terms of the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement. We encourage you to read the entire proxy statement carefully and in its entirety. You may also obtain more information about Anheuser-Busch from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or submit your proxy by telephone or the Internet. If you have Internet access, we encourage you to vote via the Internet. If you attend the special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Patrick T. Stokes Chairman of the Board	August A. Busch IV President and Chief Executive Officer

The proxy statement is dated October 6, 2008, and is first being mailed to stockholders on or about October 10, 2008.

Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held On November 12, 2008

To the Stockholders of Anheuser-Busch Companies, Inc.:

A special meeting of stockholders of Anheuser-Busch Companies, Inc., a Delaware corporation (“Anheuser-Busch”), will be held on November 12, 2008, at the Crowne Plaza Hotel & Exhibition Center Meadowlands, located at Two Harmon Plaza, Secaucus, NJ at noon Eastern Standard Time, for the following purposes:

1. To consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of July 13, 2008 (the “Merger Agreement”), by and among Anheuser-Busch, InBev N.V./S.A., a public company organized under the laws of Belgium (“InBev”), and Pestalozzi Acquisition Corp., a Delaware corporation and an indirect wholly owned subsidiary of InBev (“Merger Sub”). A copy of the Merger Agreement is attached as Annex A to the accompanying proxy statement. Pursuant to the terms and subject to the conditions of the Merger Agreement, among other things, (a) Merger Sub will merge with and into Anheuser-Busch, with Anheuser-Busch being the surviving corporation (the “Merger”), and (b) each outstanding share of Anheuser-Busch’s common stock, par value $1.00 per share (other than shares owned by InBev, Merger Sub or any direct or indirect wholly owned subsidiary of InBev or shares owned by Anheuser-Busch or any direct or indirect wholly owned subsidiary of Anheuser-Busch, in each case not held on behalf of third parties, and shares held by stockholders who have perfected and not withdrawn a demand for statutory appraisal rights, if any), will be converted into the right to receive $70.00 in cash, without interest and less any applicable withholding tax, as more fully described in the accompanying proxy statement.

2. To consider and vote on any proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

3. To transact such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Our board of directors has specified October 3, 2008, at the close of business, as the record date for the purpose of determining the stockholders who are entitled to receive notice of, and to vote at, the special meeting. Only stockholders of record at the close of business on the record date are entitled to notice of and to vote at the special meeting.

The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Anheuser-Busch’s common stock, and the approval of the proposal to adjourn the special meeting requires the affirmative vote of the holders of a majority of the votes cast that are entitled to vote at the special meeting, assuming a quorum is present. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy or submit your proxy by telephone or the Internet prior to the special meeting to ensure that your shares will be represented at the special meeting if you are unable to attend. If you have Internet access, we encourage you to vote via the Internet. If you fail to return your proxy card or do not submit your proxy by phone or the Internet and you fail to attend the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the meeting. The failure of any stockholder to vote on the proposal to adopt the Merger Agreement will have the same effect as a vote against the adoption of the Merger Agreement but will not affect the outcome of any vote regarding the adjournment proposal. If you are a stockholder of record, voting in person at the special meeting will revoke any proxy previously submitted. If you hold your shares through a bank, broker or other custodian, you must obtain a legal proxy from such custodian in order to vote in person at the special meeting.

Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock. All stockholders should also bring photo identification.

After careful consideration, our board of directors has unanimously determined that the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger, are advisable and fair to, and in the best interests of, Anheuser-Busch and Anheuser-Busch’s stockholders. Our board of directors has unanimously approved the Merger Agreement and the transactions contemplated by the Merger Agreement, including the Merger.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” ADOPTION OF THE MERGER AGREEMENT AND “FOR” THE PROPOSAL TO ADJOURN THE SPECIAL MEETING TO A LATER DATE, IF NECESSARY OR APPROPRIATE, TO SOLICIT ADDITIONAL PROXIES IN FAVOR OF THE PROPOSAL TO ADOPT THE MERGER AGREEMENT IF THERE ARE INSUFFICIENT VOTES AT THE TIME OF THE SPECIAL MEETING TO ADOPT THE MERGER AGREEMENT.

Your vote is important. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the adoption of the Merger Agreement and “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. Whether or not you plan to attend the special meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed prepaid envelope, or you may submit your proxy by telephone or the Internet by following the instructions printed on your proxy card. If you attend the special meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card. Your failure to vote in person at the special meeting or to submit a signed proxy card will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. Your prompt cooperation is greatly appreciated.

Stockholders of Anheuser-Busch who do not vote in favor of the adoption of the Merger Agreement will have the right to seek appraisal of the fair value of their shares if the Merger is completed, but only if they submit a written demand for appraisal to Anheuser-Busch before the vote is taken on the Merger Agreement and they comply with all requirements of Delaware law, which are summarized in the accompanying proxy statement beginning on page 78 and which are set forth as Annex D to the proxy statement.

By Order of the Board of Directors,

JoBeth G. Brown
Vice President and Secretary
St. Louis, Missouri
October 6, 2008

i

ii

SUMMARY TERM SHEET

The following summary highlights selected information in this proxy statement and may not contain all the information that may be important to you. Accordingly, we encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement. Each item in this summary includes a page reference directing you to a more complete description of that topic. See “Where You Can Find More Information” beginning on page 81. References to “Anheuser-Busch,” the “Company,” “we,” “our” or “us” in this proxy statement refer to Anheuser-Busch Companies, Inc. and its subsidiaries, and references to “the board” or “the board of directors” refer to the board of directors of Anheuser-Busch Companies, Inc., unless, in each case, otherwise indicated or the context otherwise requires.

The Parties to the Merger (Page 16)

Anheuser-Busch Companies, Inc.

Anheuser-Busch Companies, Inc. is a Delaware corporation that was organized in 1979 as the holding company of Anheuser-Busch, Incorporated (“ABI”), a Missouri corporation whose origins date back to 1875. ABI is the nation’s largest brewer of beer and other malt beverages and produces and distributes beer under many brand names, including Budweiser and Bud Light. Anheuser-Busch holds a direct and indirect 50.2% economic interest in Diblo, S.A. de C.V. (the operating subsidiary of Grupo Modelo, S.A.B. de C.V., Mexico’s leading brewer of beer, whose brand names include Corona and Negra Modelo). Anheuser-Busch is also the parent corporation of a number of subsidiaries that conduct various other business operations, including one of the largest theme park operators in the United States, a major manufacturer of aluminum cans and the largest recycler of aluminum beverage containers in the United States. Our common stock is listed on the New York Stock Exchange under the symbol “BUD.”

InBev N.V./S.A.

InBev N.V./S.A. (“InBev”) is a public company organized under the laws of Belgium with its principal executive offices located at Brouwerijplein 1, 3000 Leuven, Belgium. InBev manages a segmented portfolio of more than 200 brands. This includes beers with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer-loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89,000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue.

Pestalozzi Acquisition Corp.

Pestalozzi Acquisition Corp., a Delaware corporation (“Merger Sub”), is an indirect wholly owned subsidiary of InBev. Merger Sub was formed exclusively for the purpose of effecting the transactions described in this proxy statement.

The Merger (Page 20)

The Agreement and Plan of Merger, dated as of July 13, 2008 (the “Merger Agreement”), provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Anheuser-Busch (the “Merger”). Anheuser-Busch will be the surviving corporation in the Merger and will continue to do business as “Anheuser-Busch Companies, Inc.” following the Merger. In the Merger, each outstanding share of Anheuser-Busch common stock (other than shares owned by InBev, Merger Sub or any direct or indirect wholly owned subsidiary of InBev or shares owned by Anheuser-Busch or any direct or indirect wholly owned subsidiary of Anheuser-Busch, in each case not held on behalf of third parties, and shares held by stockholders who have properly demanded statutory appraisal rights, if any (“dissenting shares”)) will be converted into the right to receive $70.00 in cash, without interest and less any applicable withholding tax. We sometimes refer to such amount in this proxy statement as the merger consideration.

Effects of the Merger (Page 58)

If the Merger is completed, you will be entitled to receive $70.00 in cash, without interest and less any applicable withholding taxes, for each share of our common stock owned by you, unless you have perfected your statutory dissenter’s rights of appraisal under Delaware law with respect to the Merger. As a result of the Merger, Anheuser-Busch will cease to be an independent, publicly traded company and will become an indirect wholly owned subsidiary of InBev. You will not own any shares of the surviving corporation following the Merger.

Treatment of Options and Other Awards (Page 59)

Restricted Stock.  All outstanding shares of restricted stock and deferred stock units will vest in accordance with their terms upon adoption by stockholders of the Merger Agreement or upon the effective time of the Merger, as applicable. At the effective time of the Merger, all outstanding shares of restricted stock and deferred stock units will be cancelled in exchange for the same merger consideration as the outstanding shares of common stock in the Merger.

Stock Options.  Upon adoption by stockholders of the Merger Agreement or upon the effective time of the Merger, as applicable, each outstanding option to acquire our common stock under our equity incentive plans, will become fully vested. At the effective time of the Merger, each stock option will be cancelled and converted into the right to receive a cash payment equal to the number of shares of our common stock underlying the option multiplied by the amount by which $70.00 exceeds the exercise price of such option, without interest and less any applicable withholding taxes.

The Special Meeting (Page 17)

Date, Time and Place.  The special meeting will be held on November 12, 2008 at the Crowne Plaza Hotel & Exhibition Center Meadowlands, located at Two Harmon Plaza, Secaucus, NJ, at noon Eastern Standard Time.

Purpose.  You will be asked to consider and vote upon (1) the adoption of the Merger Agreement, pursuant to which Merger Sub will merge with and into Anheuser-Busch, (2) the adjournment of the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the meeting and (3) the transaction of such other business as may properly come before the special meeting or any adjournment or postponement thereof.

Record Date and Quorum.  You are entitled to vote at the special meeting if you owned shares of our common stock at the close of business on October 3, 2008, the record date for the special meeting. You will have one vote for each share of our common stock that you owned on the record date. As of the record date, there were 723,069,216 shares of our common stock issued and outstanding and entitled to vote. A majority of the shares of our common stock issued, outstanding and entitled to vote at the special meeting constitutes a quorum for the purpose of considering the proposals.

Vote Required.  The adoption of the Merger Agreement requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Approval of any proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies requires the affirmative vote of the holders of a majority of the votes cast that are entitled to vote at the special meeting, assuming a quorum is present.

Common Stock Ownership of Directors and Executive Officers.  As of August 31, 2008, the directors and executive officers of Anheuser-Busch held in the aggregate approximately 4.22% of the shares of our common stock entitled to vote at the special meeting. Anheuser-Busch expects that its directors and executive officers will vote all of their shares of common stock “FOR” the adoption of the Merger Agreement.

Voting and Proxies.  Any stockholder of record entitled to vote at the special meeting may submit a proxy by telephone, the Internet, by returning the enclosed proxy card by mail, or by voting in person by appearing at the special meeting. If your shares of our common stock are held in “street name” by your broker, you should instruct your broker on how to vote such shares of common stock using the instructions provided by your broker. If you do not provide your broker with instructions, your shares of our common stock will not be voted, which will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement. The persons named in the accompanying proxy will also have discretionary authority to vote on any adjournments or postponements of the special meeting.

Revocability of Proxy.  Any stockholder of record who executes and returns a proxy card (or submits a proxy via telephone or the Internet) may revoke the proxy at any time before it is voted at the special meeting in any one of the following ways:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Vice President and Secretary, at One Busch Place, St. Louis, Missouri 63118;

•	by attending the special meeting and voting in person (your attendance at the special meeting will not, by itself, revoke your proxy; you must vote in person at the special meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting a second time by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares of our common stock, by following the directions received from your broker, bank or other nominee to change those instructions.

Recommendation of Our Board of Directors (Page 25)

Board of Directors.  The board of directors unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Anheuser-Busch and its stockholders, (ii) approved the Merger Agreement and the transactions contemplated thereby, including the Merger, and (iii) resolved to recommend that the stockholders adopt the Merger Agreement, and directed that such matter be submitted for consideration of the stockholders of Anheuser-Busch at the special meeting. The board of directors unanimously recommends that our stockholders vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.

Interests of Anheuser-Busch’s Directors and Executive Officers in the Merger (Page 44)

In considering the recommendation of the board of directors, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder, and that may present actual or potential conflicts of interest. Such interests include (i) payment of pro-rata bonuses for the current performance period, (ii) payment of integration bonuses and/or enhanced severance payments and benefits upon a qualifying termination of employment and (iii) the accelerated vesting of specified equity awards and the accelerated payment of deferred compensation and/or nonqualified retirement arrangements.

In addition, InBev has agreed in the Merger Agreement (i) to appoint two current or former directors of Anheuser-Busch (one of whom will be August Busch IV) to the InBev board of directors for a three-year term following the Merger and (ii) to provide Anheuser-Busch’s directors and officers with certain rights to indemnification and insurance.

InBev has negotiated the terms of a consulting agreement with August Busch IV. InBev may also seek to enter into other arrangements with one or more of Anheuser-Busch’s executive officers regarding their ongoing employment with Anheuser-Busch.

Opinion of Goldman, Sachs & Co. (Page 30)

Goldman Sachs delivered its opinion to Anheuser-Busch’s board of directors that, as of July 13, 2008 and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders (other than InBev and its direct and indirectly owned subsidiaries) of shares of Anheuser-Busch common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 13, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement. Goldman Sachs provided its advisory services and its opinion for the information and assistance of our board of directors in connection with its consideration of the transactions contemplated by the Merger Agreement. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of our common stock should vote with respect to the Merger or any other matter. Pursuant to an engagement letter between Anheuser-Busch and Goldman Sachs, Anheuser-Busch has agreed to pay Goldman Sachs fees of approximately $40 million for its services in connection with the Merger, $10 million of which was paid after execution of the merger agreement. If the Merger Agreement had not been signed and InBev had instead withdrawn its proposal to purchase Anheuser-Busch, Anheuser-Busch would have been required to pay Goldman Sachs a fee of as much as $30 million, depending on the date on which InBev had withdrawn its proposal.

Opinion of Citigroup Global Markets Inc. (Page 37)

Citigroup Global Markets Inc. (“Citi”) delivered its opinion to our board of directors that, as of July 13, 2008 and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be received by the holders of shares of our common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of Citi’s written opinion, dated July 13, 2008, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Citi’s opinion was provided to Anheuser-Busch’s board of directors in connection with its evaluation of the merger consideration from a financial point of view. Citi’s opinion does not address any other aspects or implications of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger. Anheuser-Busch has agreed to pay Citi for its financial advisory services in connection with the Merger a quarterly fee of $500,000, during the term of Citi’s engagement, not to exceed $2 million, and an additional fee of $30 million, payable upon the consummation of the Merger.

Financing (Page 43)

InBev and Merger Sub have estimated that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $54.8 billion, including (i) the financing of the Merger, including payment of related transaction charges, fees and expenses, and (ii) certain fees and expenses and accrued but unpaid interest on Anheuser-Busch’s outstanding indebtedness. InBev has said it intends to fund the transaction with new credit facilities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the facilities under which the financing will be provided. Consummation of the Merger is not conditioned on the funding of InBev’s financing or on InBev obtaining financing.

In connection with an anticipated transaction with Anheuser-Busch, InBev entered into the following definitive financing arrangements, copies of which have been provided to us:

•	US$45,000,000,000 Senior Facilities Agreement, dated as of July 12, 2008, as amended as of July 23, 2008, August 21, 2008 and September 3, 2008, for InBev and InBev Worldwide S.A.R.L., arranged by Banco Santander, S.A., Barclays Capital, BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan PLC, Mizuho Corporate Bank, LTD., the Bank of Tokyo-Mitsubishi UFJ, LTD. and The Royal Bank of Scotland PLC, as Mandated Lead Arrangers and Bookrunners, and Fortis Bank SA/NV, acting as Agent and Issuing Bank.

•	US$5,600,000,000 Bridge Facility Agreement, dated as of July 12, 2008, as amended and increased to US$9,800,000,000 as of July 23, 2008, for InBev, and as further amended on September 3, 2008, arranged by Banco Santander, S.A., BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan PLC and The Royal Bank of Scotland PLC, as Mandated Lead Arrangers and Fortis Bank SA/NV, acting as Agent.

Regulatory Approvals (Page 53)

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger may not be completed until notification and report forms have been filed with the FTC and the Antitrust Division of the Department of Justice (“DOJ”), and the applicable waiting period has expired or been terminated. InBev filed on July 15, 2008, and Anheuser-Busch filed on July 18, 2008, notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. On August 18, 2008, Anheuser-Busch and InBev received a request for additional information, commonly referred to as a “second request,” from the Antitrust Division of the DOJ under the HSR Act. The effect of the second request is to extend the waiting period imposed by the HSR Act, and the applicable waiting period has not yet expired or been terminated.

The Merger is also subject to, and the parties’ obligations to complete the Merger are conditioned on, approval by governmental authorities in other jurisdictions under the antitrust/competition laws of those jurisdictions. The competition filing required in Brazil was filed by the parties on August 1, 2008 and an unconditional clearance decision was issued by the Brazilian Antitrust Commission on September 17, 2008. The competition filing required in Germany was filed by the parties on August 7, 2008 and an unconditional clearance decision was issued by the Federal Cartel Office on August 20, 2008. The competition filing required in Mexico was filed by the parties on September 17, 2008. On August 12, 2008, InBev and Anheuser-Busch filed requests for waivers of the obligation to file the competition filings in Bosnia and Herzegovina, Montenegro and Serbia, in each case with the applicable antitrust/competition authorities. An unconditional clearance decision was issued by the Serbian authority on September 12, 2008. InBev filed a voluntary notification with the Office of Fair Trading in the United Kingdom on August 26, 2008. Anheuser-Busch and InBev are currently preparing the competition filings required by the National Commission for Competition Defense in Argentina, the Ministry of Commerce in China and the Antitrust Commission in Uruguay, in each case under the applicable antitrust/competition laws of those jurisdictions.

We cannot assure you that an antitrust or other regulatory challenge to the Merger will not be made. If a challenge is made, we cannot predict the result. These filings and approvals are more fully described in “The Merger — Regulatory Approvals” beginning on page 53 of this proxy statement. For a more detailed discussion of the requirements regarding regulatory matters under the Merger Agreement, please see “The Merger Agreement — Agreements to Take Further Action and to Use Reasonable Best Efforts” beginning on page 64 of this proxy statement.

Material United States Federal Income Tax Consequences (Page 52)

The exchange of shares of our common stock for cash pursuant to the Merger Agreement generally will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes. U.S. stockholders who exchange their shares of our common stock in the Merger will generally recognize gain or loss in an amount equal to the difference, if any, between the cash received in the Merger and their adjusted tax basis in their shares of our common stock. You should consult your tax advisor for a complete analysis of the effect of the Merger on your federal, state and local and/or foreign taxes.

Conditions to the Merger (Page 68)

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver of the following conditions:

•	the Merger Agreement must have been adopted by (i) the affirmative vote of the holders of a majority of the outstanding shares of our common stock and (ii) the approval by 75% of the ordinary shares of

InBev present in person or by proxy at an extraordinary shareholders’ meeting of InBev (InBev shareholders approved the acquisition of Anheuser-Busch by InBev at InBev’s extraordinary shareholders’ meeting on September 29, 2008);

•	no governmental entity shall have enacted, issued, promulgated, enforced or entered any law or order that is in effect and restrains, enjoins or otherwise prohibits the Merger or the transactions contemplated by the Merger Agreement; and

•	the applicable waiting period (and any extension thereof) under the HSR Act shall have expired or been terminated, and approvals and authorizations required from other applicable governmental authorities shall have been obtained without the imposition of detriments exceeding an agreed-upon level.

Conditions to InBev’s and Merger Sub’s Obligations.  The obligation of InBev and Merger Sub to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	our representations and warranties must be true and correct, subject to certain materiality thresholds;

•	we must have performed in all material respects all obligations required to be performed by us under the Merger Agreement at or prior to the closing date;

•	since the date of the Merger Agreement, there must not have been any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect (as defined in the Merger Agreement); and

•	we must deliver to InBev and Merger Sub at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Consummation of the Merger is not conditioned on InBev’s obtaining financing.

Conditions to Anheuser-Busch’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties made by InBev and Merger Sub must be true and correct, subject to certain materiality thresholds;

•	InBev and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	InBev must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Post-Closing Agreements of InBev (Page 66)

InBev has agreed that, following the effective time of the Merger:

•	Anheuser-Busch’s current headquarters in St. Louis, Missouri will be the surviving corporation’s headquarters, InBev’s headquarters for North America (excluding Cuba) and the global home of the flagship “Budweiser” brand;

•	InBev’s name will be “Anheuser-Busch InBev N.V./S.A.”;

•	InBev, after consultation with Anheuser-Busch’s board of directors, will nominate and cause to be elected two current or former directors of Anheuser-Busch (one of whom will be August Busch IV) to the board of directors of InBev, and each such director shall be confirmed for a three-year term at InBev’s next annual general meeting of shareholders;

•	InBev will preserve Anheuser-Busch’s heritage and continue to support philanthropic and charitable causes in St. Louis and other communities in which Anheuser-Busch operates, including Grant’s Farm and the Clydesdales operations; and

•	Anheuser-Busch will honor its obligations relating to Busch Stadium.

InBev has made a good faith commitment that it will not close any of Anheuser-Busch’s current 12 breweries located in the United States, provided there are no new or increased federal or state excise taxes or other unforeseen extraordinary events which negatively impact Anheuser-Busch’s business.

InBev has also reaffirmed its commitment to the three-tier distribution system in the United States and has agreed to work with Anheuser-Busch’s existing wholesaler panel to strengthen the relationship between the surviving corporation and its wholesalers.

Voting Agreement of Stichting InBev AK (Page 73)

The adoption of the Merger Agreement by InBev requires the affirmative vote of the holders of 75% of the ordinary shares of InBev common stock present in person or by proxy at an extraordinary shareholders’ meeting of InBev. Stichting InBev AK, InBev’s controlling shareholder, has entered into a voting agreement with Anheuser-Busch whereby it has agreed to vote shares held by it, representing approximately 52.2% of InBev’s outstanding shares, and to cause other entities bound to act in concert with it, representing approximately 11.2% of InBev’s outstanding shares, to vote, in favor of a resolution approving the Merger. InBev shareholders approved the acquisition of Anheuser-Busch by InBev at InBev’s extraordinary shareholders’ meeting on September 29, 2008.

No Solicitation of Other Offers (Page 66)

Subject to certain exceptions, the Merger Agreement provides that Anheuser-Busch and its subsidiaries and their respective directors and officers shall not, and Anheuser-Busch shall use its reasonable best efforts to instruct and cause its and its subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly, initiate, solicit or knowingly encourage any inquiries or the making of any proposal that constitutes or could reasonably be expected to lead to, any “acquisition proposal” (as defined in the Merger Agreement), engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal, or otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Restrictions on Recommendation Withdrawal (Page 67)

The Merger Agreement generally restricts the ability of our board of directors to withhold, withdraw, qualify or modify its recommendation that Anheuser-Busch stockholders adopt the Merger Agreement. However, if Anheuser-Busch’s board of directors determines in good faith (after consultation with its outside legal counsel) that the failure to withhold, withdraw, qualify or modify this recommendation would be inconsistent with its fiduciary duties under applicable law, then Anheuser-Busch’s board of directors may, subject to certain notice requirements, withhold, withdraw, qualify or modify this recommendation.

Termination of the Merger Agreement (Page 69)

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Anheuser-Busch and InBev;

•	by either Anheuser-Busch or InBev (provided the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that shall have resulted in the failure of a condition to the consummation of the Merger) if:

•	the Merger is not completed on or before March 19, 2009 (the “Termination Date”);

•	our stockholders do not adopt the Merger Agreement at the special meeting or any adjournment or postponement thereof;

•	a resolution approving the Merger shall not have been obtained at InBev’s extraordinary shareholders’ meeting (however, InBev shareholders approved the acquisition of Anheuser-Busch by InBev at InBev’s extraordinary shareholders’ meeting on September 29, 2008); or

•	there is any final and non-appealable action that permanently restrains, enjoins or otherwise prohibits the Merger.

•	by Anheuser-Busch, if:

•	prior to obtaining Anheuser-Busch stockholder approval, our board of directors authorizes Anheuser-Busch to enter into an agreement with respect to a “superior proposal” (as defined in the Merger Agreement), we notify InBev of our intent to enter into such agreement, we wait at least 72 hours after giving such notice to InBev, our board determines that such superior proposal remains a superior proposal (taking into account any revised proposal made by InBev) and we pay a termination fee to InBev concurrently with entering into such other agreement;

•	InBev or Merger Sub has breached any representation, warranty, covenant or agreement made by them in the Merger Agreement, or any such representation or warranty made by either of them shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date; or

•	all of the conditions to the obligations of InBev and Merger Sub have been satisfied and InBev and/or Merger Sub fails to consummate the Merger within 30 days after satisfaction of such conditions.

•	by InBev, if:

•	our board of directors withholds, withdraws, qualifies or modifies its recommendation that our stockholders adopt the Merger Agreement;

•	following the receipt of an acquisition proposal, our board of directors fails to reaffirm its approval or recommendation of the Merger Agreement as promptly as practicable after a reasonable written request from InBev;

•	following the public announcement of a tender offer or exchange offer for outstanding Anheuser-Busch common stock, our board fails to recommend against such tender offer or exchange offer; or

•	we have breached any representation, warranty, covenant or agreement made by us in the Merger Agreement, or any such representation or warranty made by us shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date.

Termination Fee (Page 70)

We have agreed to pay InBev a termination fee of $1,250,000,000 if:

•	we terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal;

•	InBev exercises its right to terminate the Merger Agreement in certain circumstances involving a withdrawal, qualification or modification of, or failure to reaffirm, our board’s recommendation of the Merger, or an uncured breach of the Merger Agreement; or

•	we or InBev terminate the Merger Agreement because the Merger is not consummated by March 19, 2009, or because our stockholders fail to adopt the Merger Agreement at the special meeting and (x) at the time of such termination, a third party shall have made an acquisition proposal which shall not have been publicly withdrawn within a specified time period prior to such termination and (y) we enter into, approve or consummate, a transaction contemplated by any third party acquisition proposal within 12 months of the termination of the Merger Agreement.

If Anheuser-Busch pays a termination fee to InBev, such termination fee shall be InBev’s and Merger Sub’s sole and exclusive remedy for monetary damages under the Merger Agreement.

Specific Performance (Page 71)

In addition to any other remedy that may be available to a party, each of the parties is specifically authorized to obtain an order of specific performance to enforce performance of any covenant or obligation under the Merger Agreement or injunctive relief to restrain any breach or threatened breach, including, in the case of Anheuser-Busch, to cause InBev to seek to enforce the terms of its financing with its lenders and to cause InBev to consummate the Merger.

Appraisal Rights (Page 78)

Under Delaware law, holders of our common stock who follow certain specified procedures and who do not vote in favor of adopting the Merger Agreement will have the right to seek appraisal of the fair value of their shares of our common stock as determined by the Delaware Court of Chancery if the Merger is completed, but only if they comply with all requirements of Delaware law (including Section 262 of the DGCL, the text of which can be found in Annex D of this proxy statement), which are summarized in this proxy statement. This appraisal amount could be more than, the same as or less than the merger consideration. Any holder of our common stock intending to exercise appraisal rights, among other things, must submit a written demand for an appraisal to us prior to the vote on the adoption of the Merger Agreement and must not vote or otherwise submit a proxy in favor of adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your ability to seek and obtain appraisal rights.

Market Price of Common Stock (Page 75)

The closing sale price of our common stock on the New York Stock Exchange (the “NYSE”) on May 22, 2008, the last trading day before the initial market rumors surrounding a potential proposal by InBev to purchase Anheuser-Busch was $52.58. The closing sale price of our common stock on the NYSE on June 10, 2008, the last trading day before the announcement by InBev of its proposal to purchase Anheuser-Busch was $57.15. The closing sale price of our common stock on the NYSE on July 11, 2008, the last trading day prior to the announcement of the Merger, was $66.50. On October 3, 2008, the last trading day before the date of this proxy statement, our common stock closed at $65.10 per share.

Fees and Expenses (Page 73)

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that (i) InBev will reimburse Anheuser-Busch for charges and expenses incurred by Anheuser-Busch in connection with its cooperation with InBev in InBev’s efforts to obtain financing, and (ii) the party paying a termination fee under the terms of the Merger Agreement will reimburse the other party for charges and expenses incurred in connection with any suit brought to enforce payment of the termination fee.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the Merger, the Merger Agreement and the special meeting. These questions and answers may not address all questions that may be important to you as an Anheuser-Busch stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement, which you should read carefully. See “Where You Can Find More Information” beginning on page 81.

Q.	What am I being asked to vote on?

A.	You are being asked to adopt a Merger Agreement that provides for the acquisition of Anheuser-Busch by InBev. Once the Merger Agreement has been adopted by our stockholders and other closing conditions under the Merger Agreement have been satisfied or waived, Merger Sub, an indirect wholly-owned subsidiary of InBev, will merge with and into Anheuser-Busch. Anheuser-Busch will be the surviving corporation in the Merger and will become an indirect wholly-owned subsidiary of InBev. You are also being asked to vote to adjourn the special meeting to a later date if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. This proxy statement contains important information about the proposed acquisition and the special meeting of stockholders and you should read this proxy statement carefully and in its entirety.

Q.	What will I receive in the Merger?

A.	Upon completion of the Merger, you will be entitled to receive $70.00 in cash, without interest and less any applicable withholding tax, for each share of our common stock that you own at the effective time of the Merger, unless you have perfected your appraisal rights with respect to the Merger. For example, if you own 100 shares of our common stock at the effective time of the Merger, you will receive $7,000 in cash in exchange for your shares of our common stock, less any applicable withholding tax. You will not own any shares in Anheuser-Busch or the surviving corporation following the Merger.

Q.	When and where is the special meeting?

A.	The special meeting of stockholders of Anheuser-Busch will be held on November 12, 2008, at the Crowne Plaza Hotel & Exhibition Center Meadowlands, located at Two Harmon Plaza, Secaucus, NJ, at noon Eastern Standard Time.

Q.	Who is entitled to vote at the special meeting?

A.	Only stockholders of Anheuser-Busch as of the close of business on October 3, 2008, the record date for the special meeting of stockholders, are entitled to receive notice of the special meeting and to vote the shares of Anheuser-Busch common stock that they held at that time at the special meeting, or at any adjournment or postponement of the special meeting.

Q.	Who is entitled to attend the special meeting?

A.	Please note that space limitations make it necessary to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives) holding admission tickets or other evidence of ownership. The admission ticket is detachable from your proxy card. If your shares are held by a bank or broker, please bring to the special meeting your statement evidencing your beneficial ownership of common stock. All stockholders should also bring photo identification.

Q.	What vote is required for Anheuser-Busch’s stockholders to adopt the Merger Agreement?

A.	An affirmative vote of the holders of a majority of the outstanding shares of our common stock is required to adopt the Merger Agreement. As of the close of business on October 3, 2008, the record date for the special meeting, there were 723,069,216 shares of Anheuser-Busch common stock issued and outstanding.

Q.	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies?

A.	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the votes cast that are entitled to vote at the special meeting, assuming a quorum is present.

Q.	How does Anheuser-Busch’s board of directors recommend that I vote?

A.	The board of directors, after careful consideration of a variety of factors described in this proxy statement, unanimously recommends that you vote “FOR” the proposal to adopt the Merger Agreement and “FOR” the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting. You should read “The Merger — Reasons for the Merger; Recommendation of our Board of Directors” beginning on page 25 of this proxy statement for a discussion of the factors that the board of directors considered in deciding to recommend the adoption of the Merger Agreement.

Q.	How will InBev finance the Merger?

A.	InBev has entered into binding senior debt and bridge financing facilities with its lender group prior to the time it entered into the Merger Agreement. The proceeds of such facilities, together with other commitments of InBev and cash on hand of InBev and Anheuser-Busch, will be sufficient for InBev to make all payments contemplated to be paid in connection with the consummation of the Merger and the other transactions contemplated by the Merger Agreement, and to pay all related fees and expenses. The Merger is not conditioned upon the funding by InBev’s lenders of the senior debt and bridge financing facilities or otherwise upon InBev’s ability to obtain financing.

Q.	What happens if the Merger is not consummated?

A.	If the Merger Agreement is not adopted by our stockholders, or if the Merger is not consummated for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Anheuser-Busch will remain an independent public company and our common stock will continue to be listed and traded on the NYSE. Under specified circumstances, Anheuser-Busch may be required to pay InBev the termination fee described under the caption “The Merger Agreement — Termination Fees” beginning on page 70 of this proxy statement.

Q.	What do I need to do now?

A.	We urge you to carefully read this proxy statement, including its annexes, and to consider how the Merger affects you. Even if you plan to attend the special meeting, if you hold your shares in your own name as the stockholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card; using the telephone number printed on your proxy card; or using the Internet voting instructions printed on your proxy card. If you have Internet access, we encourage you to vote via the Internet. You can also attend the special meeting and vote in person. If you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

PLEASE DO NOT SEND YOUR STOCK CERTIFICATES WITH YOUR PROXY CARD. YOU WILL RECEIVE DETAILED INSTRUCTIONS CONCERNING EXCHANGE OF YOUR STOCK CERTIFICATES IF THE MERGER IS CONSUMMATED.

Q.	How do I vote?

A.	You may vote by:

•	signing and dating each proxy card you receive and returning it in the enclosed prepaid envelope;

•	attending the special meeting and voting in person;

•	using the telephone number printed on your proxy card;

•	using the Internet voting instructions printed on your proxy card; or

•	if you hold your shares in “street name,” follow the procedures provided by your broker, bank or other nominee.

If you return your signed and dated proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the proposal to adopt the Merger Agreement and “FOR” the adjournment proposal. If you do not return your signed and dated proxy card, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q:	Is my vote confidential?

A:	Yes. It is the policy of Anheuser-Busch that all proxies, ballots, and vote tabulations that identify the vote of a stockholder will be kept confidential from Anheuser-Busch, its directors, officers, and employees until after the final vote is tabulated and announced, except in limited circumstances including any contested solicitation of proxies, when required to meet a legal requirement, to defend a claim against Anheuser-Busch or to assert a claim by Anheuser-Busch, and when written comments by a stockholder appear on a proxy card or other voting material.

Q.	How can I change or revoke my vote?

A.	You have the right to change or revoke your proxy at any time before the vote is taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Vice President and Secretary, at One Busch Place, St. Louis, Missouri 63118;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Q.	If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A.	Your broker, bank or other nominee will only be permitted to vote your shares if you instruct your broker, bank or other nominee how to vote. You should follow the procedures provided by your broker, bank or other nominee regarding the voting of your shares. If you do not instruct your broker, bank or other nominee to vote your shares, your shares will not be voted and the effect will be the same as a vote “AGAINST” the adoption of the Merger Agreement, but will not have an effect on the proposal to adjourn the special meeting.

Q.	What do I do if I receive more than one proxy or set of voting instructions?

A.	If you also hold shares directly as a record holder, in “street name,” or otherwise through a nominee, you may receive more than one proxy and/or set of voting instructions relating to the special meeting.

These should each be voted and/or returned separately as described elsewhere in this proxy statement in order to ensure that all of your shares are voted.

Q.	How does a participant in any of Anheuser-Busch’s 401(k) plans vote his or her shares of common stock held in such plans?

A.	The trustee of each of Anheuser-Busch’s 401(k) plans (collectively, the “401(k) Plans”) will vote a participant’s shares of common stock according to the participant’s instructions (subject to the trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA). To instruct the trustee on how to vote his or her shares, a participant must follow the written instructions accompanying this proxy statement that provide information on how to vote the participant’s shares of common stock in the 401(k) Plans. If a participant fails to instruct the trustee on how to vote his or her shares of common stock, the applicable 401(k) Plan fiduciary will provide instructions as to how those shares should be voted.

Q.	What is a quorum?

A.	A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given.

Q.	What happens if I sell my shares before the special meeting?

A.	The record date of the special meeting is earlier than the special meeting and the date that the Merger is expected to be completed. If you transfer your shares of common stock after the record date but before the special meeting, you will retain your right to vote at the special meeting, but will have transferred the right to receive $70.00 per share in cash to be received by our stockholders in the Merger. In order to receive the $70.00 per share, you must hold your shares through completion of the Merger.

Q.	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares?

A.	Yes. As a holder of our common stock, you are entitled to appraisal rights under Delaware law in connection with the Merger if you meet certain conditions. In order to perfect appraisal rights, you must follow exactly the procedures specified under Delaware law. See “Dissenters’ Rights of Appraisal” beginning on page 78 and Annex D to this proxy statement.

Q.	Will the Merger be taxable to me?

A.	The receipt of cash in exchange for your shares of common stock pursuant to the Merger will be a taxable transaction to U.S. stockholders for U.S. federal income tax purposes, and may also be a taxable transaction under applicable state, local or foreign income or other tax laws. Generally, for U.S. federal income tax purposes, a U.S. stockholder will recognize gain or loss equal to the difference between the amount of cash received by that stockholder in the Merger and that stockholder’s adjusted tax basis in the shares of common stock exchanged for cash in the Merger. Because individual circumstances may differ, we recommend that you consult your own tax advisor to determine the particular tax effects to you. See “The Merger — Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders” beginning on page 52.

Q.	When is the Merger expected to be completed?

A.	We are working toward completing the Merger as quickly as possible, and we anticipate that it will be completed by the end of 2008, subject to the satisfaction or waiver of all closing conditions. However, the exact timing of the completion of the Merger cannot be predicted. In order to complete the Merger, we must obtain stockholder approval and the other closing conditions under the Merger Agreement must be satisfied or waived. See “The Merger Agreement — Effective Time “ and “The Merger Agreement — Conditions to the Merger” beginning on pages 58 and 68 of this proxy statement, respectively.

Q.	Will a proxy solicitor be used?

A.	Yes. Anheuser-Busch has engaged Morrow & Co., LLC to assist in the solicitation of proxies for the special meeting and Anheuser-Busch estimates it will pay Morrow & Co., LLC a fee of approximately $35,000. Anheuser-Busch has also agreed to reimburse Morrow & Co., LLC for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Morrow & Co., LLC against certain losses, costs and expenses.

Q.	Who can help answer any other questions that I have?

A.	If you have additional questions about the Merger, need assistance in submitting your proxy or voting your shares of our common stock, or need additional copies of the proxy statement or the enclosed proxy card, please call Morrow & Co., LLC, our proxy solicitor, toll-free at (800) 449-0910.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement, and the documents to which we refer you in this proxy statement, include forward-looking statements (as that term is defined under Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995) based on estimates and assumptions. There are forward-looking statements throughout this proxy statement, including, without limitation, under the headings “Summary Term Sheet,” “Questions and Answers about the Special Meeting and the Merger,” “The Merger,” “Reasons for the Merger; Recommendation of Our Board of Directors,” “Opinion of Goldman, Sachs & Co.,” “Opinion of Citigroup Global Markets Inc.,” “Projected Financial Information,” “Regulatory Approvals,” and “Litigation Related to the Merger,” and in statements containing words such as “believes,” “estimates,” “anticipates,” “continues,” “contemplates,” “expects,” “may,” “will,” “could,” “should” or “would” or other similar words or phrases. These statements, which are based on information currently available to us, are not guarantees of future performance and may involve risks and uncertainties that could cause our actual growth, results of operations, performance and business prospects, and opportunities to materially differ from those expressed in, or implied by, these statements. These forward-looking statements speak only as of the date on which the statements were made and we expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statement included in this proxy statement or elsewhere, except as required by applicable securities laws. In addition to other factors and matters contained or incorporated in this document, these statements are subject to risks, uncertainties, and other factors, including, among others:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•	the effect of the announcement of the Merger on our business relationships (including with employees and distributors), operating results and business generally;

•	the outcome of any legal proceedings that have been or may be instituted against Anheuser-Busch and others relating to the Merger Agreement;

•	the failure of shareholders of InBev or stockholders of Anheuser-Busch to approve the Merger;

•	the timing (including possible delays) and receipt of regulatory approvals from various governmental authorities (including any conditions, limitations or restrictions placed on these approvals) and the risk that one or more governmental authorities may deny approvals of the Merger;

•	the failure of InBev to obtain the necessary debt financing in connection with the Merger;

•	the failure of the Merger to close for any other reason;

•	the outcome of pending or future litigation and governmental proceedings;

•	the amount of the costs, fees, expenses and charges related to the Merger;

•	adverse developments in general business, economic and political conditions or any outbreak or escalation of hostilities on a national, regional or international basis;

•	our failure to comply with regulations and any changes in regulations;

•	the loss of any of our senior management;

•	increased competitive pressures that may reduce revenues or increase costs;

•	changes in consumer tastes and preferences that could reduce demand for the Anheuser-Busch products;

•	increases in raw material and commodity prices could increase operating costs;

•	an inability to reduce costs could affect profitability;

•	an increase in beer excise taxes or other taxes;

•	the consolidation of retailers;

•	the loss of an important supplier;

•	natural disasters, such as hurricanes, which may result in shortages of raw materials and commodities and reduction in tourism and attendance at the Anheuser-Busch theme parks; and

•	unusual weather conditions which could affect domestic beer consumption, attendance at the Anheuser-Busch theme parks, raw material availability, or natural gas prices.

THE PARTIES TO THE MERGER

Anheuser-Busch
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118
(800) 342-5283

Anheuser-Busch Companies, Inc. is a Delaware corporation that was organized in 1979 as the holding company of Anheuser-Busch, Incorporated (“ABI”), a Missouri corporation whose origins date back to 1875. ABI is the nation’s largest brewer of beer and other malt beverages and produces and distributes beer under many brand names, including Budweiser and Bud Light. Anheuser-Busch holds a direct and indirect 50.2% interest in Diblo S.A. de C.V. (the operating subsidiary of Grupo Modelo, S.A.B. de C.V., Mexico’s leading brewer of beer, whose brand names include Corona and Negra Modelo). Anheuser-Busch is also the parent corporation of a number of subsidiaries that conduct various other business operations, including one of the largest theme park operators in the United States, a major manufacturer of aluminum cans and the largest recycler of aluminum beverage containers in the United States. Our common stock is listed on the New York Stock Exchange under the symbol “BUD.”

InBev
InBev N.V./S.A.
Brouwerijplein, 1
3000 Leuven
Belgium
+32 16 27 61 11

InBev N.V./S.A. (“InBev”) is a public company organized under the laws of Belgium with its principal executive offices located at Brouwerijplein 1, 3000 Leuven, Belgium. InBev manages a segmented portfolio of more than 200 brands. This includes beers with global reach like Stella Artois® and Beck’s®, fast growing multicountry brands like Leffe® and Hoegaarden®, and many consumer-loved “local champions” like Skol®, Quilmes®, Sibirskaya Korona®, Chernigivske®, Sedrin®, Cass® and Jupiler®. InBev employs close to 89,000 people, running operations in over 30 countries across the Americas, Europe and Asia Pacific. In 2007, InBev realized 14.4 billion euro of revenue.

Merger Sub
Pestalozzi Acquisition Corp.
Brouwerijplein, 1
3000 Leuven
Belgium
+32 16 27 61 11

Pestalozzi Acquisition Corp., a Delaware corporation, is an indirect wholly owned subsidiary of InBev. Merger Sub was formed exclusively for the purpose of effecting the Merger.

THE SPECIAL MEETING

Date, Time, Place and Purpose of the Special Meeting

This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on November 12, 2008, at the Crowne Plaza Hotel & Exhibition Center Meadowlands, located at Two Harmon Plaza, Secaucus, NJ starting at noon Eastern Standard Time or at any postponement or adjournment thereof. The purpose of the special meeting is for our stockholders to consider and vote upon adoption of the Merger Agreement (and to approve the adjournment of the special meeting, if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting). Our stockholders must adopt the Merger Agreement in order for the Merger to occur. If our stockholders fail to adopt the Merger Agreement, the Merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about October 10, 2008.

Record Date and Quorum

We have fixed the close of business on October 3, 2008 as the record date for the special meeting, and only holders of record of our common stock on the record date are entitled to vote at the special meeting. On the record date, there were 723,069,216 shares of our common stock outstanding and entitled to vote. Each share of our common stock entitles its holder to one vote on all matters properly coming before the special meeting.

A quorum of the holders of the outstanding shares of our common stock must be present for the special meeting to be held. A quorum is present if the holders of a majority of the outstanding shares of our common stock entitled to vote are present at the meeting, either in person or represented by proxy. Abstentions and broker non-votes are counted as present for the purpose of determining whether a quorum is present. A broker non-vote occurs on an item when a broker is not permitted to vote on that item without instructions from the beneficial owner of the shares and no instructions are given. In the event that a quorum is not present at the special meeting, it is expected that the meeting will be adjourned or postponed to solicit additional proxies.

Vote Required for Approval

Adoption of the Merger Agreement requires the affirmative vote of a majority of the shares of our common stock outstanding and entitled to vote as of the record date. For the proposal to adopt the Merger Agreement, you may vote FOR, AGAINST or ABSTAIN. Abstentions are counted as present for the purpose of determining whether a quorum is present, but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

Approval of any proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to approve the Merger Agreement at the time of the special meeting requires the affirmative vote of the votes cast that are entitled to vote at the special meeting, assuming a quorum is present.

Under the rules of the NYSE, brokers who hold shares in street name for customers have the authority to vote on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approving non-routine matters such as the adoption of the Merger Agreement and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as “broker non-votes.” These “broker non-votes,” if any, will be counted for purposes of determining a quorum, but will have the same effect as a vote “AGAINST” the adoption of the Merger Agreement.

As of August 31, 2008, the directors and executive officers of Anheuser-Busch held and were entitled to vote, in the aggregate, 31,552,284 shares of our common stock, representing approximately 4.22% of the outstanding common stock. Anheuser-Busch expects that its directors and executive officers will vote all of their shares of common stock “FOR” the adoption of the Merger Agreement.

Proxies and Revocation

If you submit a proxy by telephone or the Internet or by returning a signed proxy card by mail, your shares will be voted at the special meeting as you indicate. If you sign your proxy card without indicating your vote, your shares will be voted “FOR” the adoption of the Merger Agreement and “FOR” the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies, and in accordance with the best judgment of the individuals named in the enclosed proxy card on any other matters properly brought before the special meeting for a vote.

If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. If you do not instruct your broker to vote your shares, it has the same effect as a vote against adoption of the Merger Agreement.

The trustee of each of the 401(k) Plans will vote a participant’s shares of common stock according to the participant’s instructions (subject to the trustee’s fiduciary responsibilities under Section 404 of the Employee Retirement Income Security Act of 1974, as amended, or ERISA). To instruct the trustee on how to vote his or her shares, a participant must follow the written instructions accompanying this proxy statement that provide information on how to vote the participant’s shares of common stock in the 401(k) Plans. If a participant fails to instruct the trustee on how to vote his or her shares of common stock, the applicable 401(k) Plan fiduciary will provide instructions as to how those shares should be voted.

Proxies received at any time before the special meeting, and not revoked or superseded before being voted, will be voted at the special meeting. You have the right to change or revoke your proxy at any time before the vote taken at the special meeting:

•	if you hold your shares in your name as a stockholder of record, by written notice to our Vice President and Secretary, at One Busch Place, St. Louis, Missouri 63118;

•	by attending the special meeting and voting in person (your attendance at the meeting will not, by itself, revoke your proxy; you must vote in person at the meeting);

•	by submitting a later-dated proxy card;

•	if you voted by telephone or the Internet, by voting again by telephone or Internet; or

•	if you have instructed a broker, bank or other nominee to vote your shares, by following the directions received from your broker, bank or other nominee to change those instructions.

Adjournments and Postponements

Although it is not currently expected, the special meeting may be adjourned or postponed to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the Merger Agreement at the time of such adjournment. Our amended and restated bylaws provide that any adjournment may be made without prior notice if announced at the meeting at which the adjournment is taken and if the adjournment is to a date that is not greater than 30 days after the original date fixed for the special meeting and no new record date is fixed for the adjourned meeting. Any signed proxies received by us prior to noon, Eastern Standard Time, on the date of the special meeting in which no voting instructions are provided on such matter will be voted “FOR” an adjournment of the special meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes to adopt the Merger Agreement at the time of such adjournment. Whether or not a quorum exists, holders of a majority of our shares of common stock present in person or represented by proxy and entitled to vote at the special meeting may adjourn the special meeting. Because a majority of the votes represented at the special meeting, whether or not a quorum exists, is required to approve the proposal to adjourn the meeting, abstentions will have the same effect on such proposal as a vote “AGAINST” the proposal. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.

Rights of Stockholders Who Object to the Merger

Stockholders are entitled to statutory appraisal rights under Delaware law in connection with the Merger. This means that you are entitled to have the value of your shares determined by the Delaware Court of Chancery and to receive payment based on that valuation. The ultimate amount you receive as a dissenting stockholder in an appraisal proceeding may be more than, the same as or less than the amount you would have received under the Merger Agreement.

To exercise your appraisal rights, you must submit a written demand for appraisal to Anheuser-Busch before the vote is taken on the Merger Agreement and you must not vote in favor of the adoption of the Merger Agreement. Your failure to follow exactly the procedures specified under Delaware law will result in the loss of your appraisal rights. See “Dissenters’ Rights of Appraisal” beginning on page 78 of this proxy statement and the text of the Delaware appraisal rights statute reproduced in its entirety as Annex D.

Solicitation of Proxies

This proxy solicitation is being made and paid for by Anheuser-Busch on behalf of its board of directors. In addition, we have retained Morrow & Co., LLC to assist in the solicitation. We will pay Morrow & Co., LLC approximately $35,000 plus a fee per phone call and reasonable out-of-pocket expenses for its assistance. Our directors, officers and employees may also solicit proxies by personal interview, mail, e-mail, telephone, facsimile or other means of communication. These persons will not be paid additional remuneration for their efforts. We will also request brokers and other fiduciaries to forward proxy solicitation material to the beneficial owners of shares of our common stock that the brokers and fiduciaries hold of record. Upon request, we will reimburse them for their reasonable out-of-pocket expenses. In addition, we will indemnify Morrow & Co., LLC against any losses arising out of that firm’s proxy soliciting services on our behalf.

Questions and Additional Information

If you have more questions about the Merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card or voting instructions, please call Morrow & Co., LLC, our proxy solicitor, toll-free at (800) 449-0910.

THE MERGER

Background of the Merger

In pursuing its objective of enhancing stockholder value, the Anheuser-Busch board of directors has from time to time considered opportunities for a variety of transactions, including potential business combinations and other strategic alliances.

In November 2006, Anheuser-Busch and InBev entered into an agreement pursuant to which Anheuser-Busch became the exclusive U.S. importer of a number of InBev’s European import brands.

From time to time in 2007 and early 2008, there was market speculation regarding a potential transaction between InBev and Anheuser-Busch. During this time, no acquisition proposals were made by InBev.

On May 23, 2008, a story appeared on the Financial Times “Alphaville” website stating that InBev was planning to make a proposal to acquire Anheuser-Busch for $65.00 per share in cash. Anheuser-Busch first learned of rumors that InBev planned to make a proposal as a result of this story.

In May 2008, Goldman Sachs began working with Anheuser-Busch as financial advisor in connection with the rumored InBev proposal.

On May 29, 2008, a meeting of the Anheuser-Busch board of directors was convened to discuss the market rumors regarding a potential proposal by InBev to acquire Anheuser-Busch. At this meeting, representatives of Goldman Sachs discussed with the board Goldman Sachs’ preliminary observations on InBev’s ability to finance a possible acquisition of Anheuser-Busch and the financial aspects of InBev’s rumored proposal, and representatives of Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden, Arps”), legal counsel to Anheuser-Busch, made a presentation to the board regarding the directors’ fiduciary duties in reviewing a possible proposal by InBev. During the meeting, Anheuser-Busch’s management reported to the board that it was in the process of undertaking its annual update of Anheuser-Busch’s five-year strategic plan, including cost reduction projections, and indicated that this process was proceeding on a time frame consistent with the prior year’s update schedule. The board discussed, among other things, the possibility of a meeting between representatives of Anheuser-Busch and InBev and recent discussions with a party (referred to in the “Background of the Merger” as the “third party”) in which Anheuser-Busch had a long-time strategic interest regarding a possible transaction between Anheuser-Busch and the third party.

On June 2, 2008, following an earlier inquiry by representatives of Anheuser-Busch to representatives of InBev regarding the market rumors about InBev making a proposal to acquire Anheuser-Busch, representatives of Anheuser-Busch and InBev met in Tampa, Florida. At this meeting, representatives of InBev indicated to representatives of Anheuser-Busch that InBev was interested in exploring a transaction with Anheuser-Busch, but did not make any proposal to Anheuser-Busch.

In June 2008, Citi began working with Anheuser-Busch as financial advisor in connection with the rumored InBev proposal.

On June 11, 2008, the board received a letter from InBev which set forth the terms of InBev’s non-binding proposal to acquire Anheuser-Busch for $65.00 per share in cash. The letter stated that InBev’s proposal was conditioned on InBev’s completion of due diligence and the negotiation of definitive transaction agreements. No financing commitments were provided with the letter. Following receipt of InBev’s proposal, Anheuser-Busch issued a press release acknowledging receipt of InBev’s proposal and informing Anheuser-Busch’s stockholders of its intent to review carefully the proposal in the context of all relevant factors, including its long-term strategic plan, and to make a determination in due course. InBev also issued a press release setting forth the terms of its proposal.

Beginning on June 12, 2008, representatives of Anheuser-Busch conducted discussions with the third party regarding a potential strategic transaction. These discussions continued between Anheuser-Busch, the third party and their respective representatives through July 13, 2008, the date of the announcement of the Merger.

On June 13, 2008, a meeting of the board was convened in order to update the board on InBev’s proposal. Representatives of Skadden, Arps reviewed with the directors their fiduciary duties in analyzing InBev’s proposal and other strategic alternatives that Anheuser-Busch might have, including a potential strategic transaction with the third party.

On June 15, 2008, InBev sent a letter to the Anheuser-Busch board with the stated purpose of clarifying InBev’s proposal set forth in InBev’s June 11th letter. The letter indicated that InBev’s proposal was based on the current assets, business and capital structure of Anheuser-Busch and stated that Anheuser-Busch should consider what InBev described to be the “potential adverse consequences” that any alternative to InBev’s proposal could have on the ability of Anheuser-Busch’s stockholders to receive the consideration contemplated by InBev’s proposal.

On June 16, 2008, Anheuser-Busch issued a press release and sent a response to InBev stating that the board: (i) was evaluating InBev’s proposal carefully and in the context of all relevant factors, including Anheuser-Busch’s long-term strategic plan; (ii) would pursue the course of action that was in the best interests of Anheuser-Busch’s stockholders; and (iii) expected to make its determination in due course.

On June 19, 2008, Mr. Carlos Fernandez, a director of Anheuser-Busch and the chairman and chief executive officer of Grupo Modelo, resigned from the Anheuser-Busch board of directors. Mr. Fernandez’s resignation did not impact the board’s consideration of strategic alternatives, including its consideration of InBev’s proposal and a possible strategic transaction with the third party.

On June 20, 2008, Anheuser-Busch’s board met to consider and discuss InBev’s proposal and Anheuser-Busch’s strategic alternatives. At this meeting, Anheuser-Busch’s management made a presentation to the board regarding Anheuser-Busch’s updated five-year strategic plan, which included anticipated pricing increases and plans to accelerate Anheuser-Busch’s “Blue Ocean” cost savings program, which management estimated would achieve cumulative annual cost savings of approximately $1 billion by 2010. Anheuser-Busch’s management also discussed with the board the potential benefits and risks associated with the new plan as well as Anheuser-Busch’s strategic alternatives. Additionally, representatives of each of Anheuser-Busch’s principal financial advisors, Goldman Sachs and Citi, reviewed with the board financial considerations relating to InBev’s proposal (including InBev’s ability to obtain financing) and Anheuser-Busch’s strategic alternatives, including Anheuser-Busch’s standalone plan and a potential strategic transaction with the third party. Representatives of Skadden, Arps reviewed with the directors their fiduciary duties. At this meeting, Anheuser-Busch’s non-management directors and outside directors also engaged in further discussions in executive session, without the other directors or management present, regarding the matters that had been discussed by the entire board.

On June 25, 2008, InBev sent a letter to Anheuser-Busch’s board and issued a press release stating that InBev had obtained financing commitments for the transaction contemplated by InBev’s proposal and that it had paid $50 million in commitment fees to its lenders in respect of such commitments. No financing commitments were provided with the letter. The letter stated that InBev’s proposal was a “firm proposal” subject to negotiation of definitive documentation and InBev’s completion of due diligence.

Also on June 25, 2008, Anheuser-Busch’s board met to continue its consideration of InBev’s proposal. At this meeting, Anheuser-Busch’s management made presentations to the board regarding InBev’s proposal and Anheuser-Busch’s strategic alternatives, including Anheuser-Busch’s standalone plan and its ongoing discussions with the third party. Additionally, representatives of Goldman Sachs and Citi discussed with the board the financial aspects of InBev’s $65.00 per share proposal, including as to inadequacy, from a financial point of view, of the $65.00 per share proposal, were such proposal to become a definitive offer containing all material terms and conditions. Representatives of Skadden, Arps reviewed the terms of InBev’s proposal with the board and made a presentation to the directors describing their fiduciary duties in considering InBev’s proposal and other possible Anheuser-Busch strategic alternatives. At the end of this meeting, Anheuser-Busch’s non-management directors and outside directors each engaged in further discussions in executive session, without the other directors or management present, regarding the matters that had been discussed by the entire board. At this meeting, the board also considered an amendment to Anheuser-Busch’s bylaws regarding the determination of a record date for any stockholder action by written consent. Following the board meeting on June 25, 2008, the outside directors of the board engaged Simpson Thacher & Bartlett LLP (“Simpson Thacher”) as legal counsel to the outside directors.

On June 26, 2008, InBev filed suit in the Delaware Court of Chancery seeking a declaratory judgment that the removal of all Anheuser-Busch directors without cause by written consent is valid pursuant to Anheuser-Busch’s Restated Certificate of Incorporation and Delaware law.

Also on June 26, 2008, Anheuser-Busch’s board met to further consider InBev’s $65.00 per share proposal and to discuss the status of Anheuser-Busch’s ongoing discussions with the third party. At this meeting, representatives of Goldman Sachs and Citi again reviewed with the board the financial aspects of InBev’s $65.00 per share proposal, including as to inadequacy, from a financial point of view, of the $65.00 per share proposal, were such proposal to become a definitive offer containing all material terms and conditions. The board also received a report from Mr. Warner regarding the views of the independent members of the board, including that the independent members of the board had determined to recommend that the board (i) reject InBev’s proposal as inadequate and not in the best interests of Anheuser-Busch’s stockholders and (ii) adopt the proposed amendment to Anheuser-Busch’s bylaws that had been discussed by the board on June 25th. Representatives of Skadden, Arps reviewed their presentation to the directors regarding their fiduciary duties made at the previous day’s board meeting. The representatives of Skadden, Arps also reviewed with the directors the litigation filed by InBev. Following these presentations and discussions, the board unanimously concluded that InBev’s proposal was inadequate and not in the best interests of Anheuser-Busch’s stockholders. The board also approved a bylaw amendment that clarified the procedure for setting a record date for consent solicitations.

On June 26, 2008, Anheuser-Busch issued a press release and sent a letter to InBev setting forth the board’s determination and stating, among other things, that Anheuser-Busch would continue to consider any strategic alternative that would be in the best interests of Anheuser-Busch stockholders. The letter to InBev also indicated that the board would be open to considering any proposal that would provide full and certain value to Anheuser-Busch’s stockholders.

On June 27, 2008, Anheuser-Busch held an investor teleconference during which it described its anticipated product price increases and revised “Blue Ocean” plan.

On July 1, 2008, InBev issued a press release stating its belief that its $65.00 per share proposal reflected the full and fair value of Anheuser-Busch and was backed by fully committed financing. The press release also stated InBev’s belief that its proposal provided immediate certainty to Anheuser-Busch’s stockholders.

Also on July 1, 2008, the board met to further consider Anheuser-Busch’s strategic alternatives, including its ongoing discussions with the third party. At this meeting, Anheuser-Busch management made a presentation to the board regarding its ongoing discussions with the third party. Representatives of Goldman Sachs and Citi discussed, on a preliminary basis, certain financial considerations regarding a potential strategic transaction with the third party, as well as the potential financial impact of a potential strategic transaction on InBev’s proposal. Representatives of Skadden, Arps also made a presentation to the directors regarding their fiduciary duties in considering a potential strategic transaction with the third party and InBev’s proposal. Following discussions among the entire board, Anheuser-Busch’s non-management directors and outside directors each engaged in further discussions in executive session, without the other directors or management present, and with representatives of Skadden, Arps and Simpson Thacher. The representatives of Skadden, Arps and Simpson Thacher responded to questions from the outside directors regarding the matters that had been discussed by the full board during its meeting.

On July 7, 2008, InBev filed a preliminary consent solicitation statement with the SEC in connection with a solicitation of Anheuser-Busch stockholder consent seeking to (1) repeal any provision of Anheuser-Busch’s bylaws in effect at the time the consent solicitation becomes effective that were not included in the amended and restated bylaws filed with the SEC on June 26, 2008, (2) remove each member of the Anheuser-Busch board at the time the consent solicitation becomes effective and (3) elect certain individuals to serve as directors of Anheuser-Busch.

Also on July 7, 2008, the board met to discuss further Anheuser-Busch’s strategic alternatives, including its ongoing discussions with the third party. At the meeting, Anheuser-Busch’s management made a presentation with respect to a potential transaction with the third party and the strategic and financial implications of such a transaction. Representatives of Skadden, Arps also made presentations to the board regarding the status of Anheuser-Busch’s ongoing negotiations with the third party, the terms of a potential strategic transaction and related legal issues. Representatives of Skadden, Arps also discussed with the directors the preliminary consent solicitation statement filed by InBev. Following these presentations and discussions, representatives of Goldman Sachs and Citi reviewed with the board their observations concerning the financial aspects of a potential strategic transaction with the third party, including regarding the financial aspects of a potential strategic transaction on any transaction with InBev. Representatives of Skadden, Arps and Simpson Thacher then made presentations to the directors regarding, and discussed with the directors, the directors’ fiduciary duties under Delaware law in connection with a potential strategic transaction with the third party and a potential transaction with InBev. Following discussions among the entire board, Anheuser-Busch’s non-management directors and outside directors each engaged in further discussions in executive session, without the other directors or management. These discussions included the risks and benefits of a potential transaction with the third party as compared to a sale of Anheuser-Busch to InBev. The board also recognized that the passage of time could jeopardize the negotiations relating to the potential strategic transaction with the third party. After the entire board reconvened, the board authorized Mr. Busch IV, and two outside directors, Messrs. Warner and Whitacre, to advise InBev that the board was close to making a decision regarding other strategic alternatives and that InBev should at that time make its best proposal to acquire Anheuser-Busch. The board also authorized Goldman Sachs to contact InBev’s financial advisors to discuss such a proposal.

On July 8, 2008, Messrs. Busch IV, Warner and Whitacre contacted representatives of InBev and reported to InBev that, as previously indicated, Anheuser-Busch’s board remained open to considering any proposal that offered full and certain value to Anheuser-Busch’s stockholders. The Anheuser-Busch representatives advised InBev that the board was close to making a decision regarding other strategic alternatives and that if InBev was interested in pursuing a transaction with Anheuser-Busch, InBev should, prior to the board’s scheduled meeting on July 9, 2008, submit its best proposal for an acquisition of Anheuser-Busch. Following this discussion, representatives of Goldman Sachs and representatives of Lazard Freres and J.P. Morgan Securities Inc., InBev’s financial advisors, met to further discuss a possible transaction. At this meeting, representatives of Goldman Sachs stated that InBev’s revised proposal should be its best and final proposal. Each of Messrs. Busch IV, Warner and Whitacre and the representatives of Goldman Sachs stressed that any proposal made by InBev would need to provide Anheuser-Busch with a high degree of certainty as to closing.

Also on July 8, 2008, InBev sent (1) a letter to Anheuser-Busch requesting that the board set a record date for InBev’s consent solicitation pursuant to the terms of Anheuser-Busch’s bylaws and (2) a letter to Anheuser-Busch seeking a list of Anheuser-Busch’s stockholders and other materials.

On July 9, 2008, Anheuser-Busch filed a preliminary consent revocation statement in response to InBev’s consent solicitation statement.

Also on July 9, 2008, representatives of InBev reported to Messrs. Busch IV and Warner and representatives from Goldman Sachs that InBev was prepared to propose an acquisition of Anheuser-Busch at a price of $70.00 in cash for each share of Anheuser-Busch common stock, that such a proposal would be subject to limited conditions to consummating a transaction (and would not include a financing condition), and that such price represented, as requested by the Anheuser-Busch representatives, InBev’s best and final proposal. InBev’s representatives also indicated that InBev could complete its confirmatory due diligence very quickly, and that it was close to finalizing definitive loan agreements with its lenders.

Later on July 9, 2008, the Anheuser-Busch board met to be updated on the discussions between Messrs. Busch IV, Warner and Whitacre and representatives of Goldman Sachs, on the one hand, and various representatives of InBev, on the other hand. At the meeting, Messrs. Warner and Busch IV reported to the board that InBev had proposed a price of $70.00 in cash per share of Anheuser-Busch common stock, with limited conditions to closing and that the InBev representatives had described the proposed price as its best and final proposal. Representatives of Goldman Sachs and Citi reviewed the financial aspects of the $70.00 cash per share proposal. Representatives of Skadden, Arps discussed with the board significant issues that would need to be negotiated with InBev. Following discussion regarding InBev’s revised proposal, including the proposed price and other terms, the board authorized Anheuser-Busch’s management, Goldman Sachs and Skadden, Arps to continue to explore whether a mutually acceptable transaction could be reached on the terms proposed by InBev. The board discussed the possibility of making a counter-proposal to InBev, but determined that doing so at that time could jeopardize the potential basis on which to move forward on discussions with InBev. The board noted that any potential negotiated transaction would need to have a high degree of certainty of closing and provide that its consummation was not conditioned on InBev’s financing.

On July 10, 2008, Anheuser-Busch and InBev entered into a confidentiality agreement and thereafter, until July 13, 2008, InBev’s representatives conducted a confirmatory due diligence review of Anheuser-Busch’s business. Additionally, during an initial meeting between representatives of Anheuser-Busch and InBev on July 10, 2008, InBev’s representatives reported that InBev intended to enter into definitive loan agreements to borrow $51.6 billion in the near future, and prior to entering into a merger agreement with Anheuser-Busch.

Also on July 10, 2008, Sullivan & Cromwell LLP, legal counsel to InBev (“Sullivan & Cromwell”), delivered a draft merger agreement and financing commitment letters to Skadden, Arps. The draft merger agreement contained a proposed termination fee equal to 3.5% of the transaction value plus the reimbursement of up to $50 million of InBev’s out-of-pocket expenses and full reimbursement of InBev’s financing expenses. Representatives of Skadden, Arps also requested on behalf of Anheuser-Busch that InBev seek to obtain a voting agreement from InBev’s controlling shareholder, Stichting InBev AK (which holds voting power, or has the right to direct the voting of certain affiliated parties acting in concert, of approximately 63.47% of InBev’s outstanding common stock) to vote at an extraordinary shareholders’ meeting of InBev in favor of, among other things, InBev’s acquisition of Anheuser-Busch.

On July 11, 2008, Skadden, Arps delivered a revised draft merger agreement to Sullivan & Cromwell and InBev delivered a draft voting agreement that had been proposed by counsel to Stichting InBev AK. The revised draft merger agreement proposed that the termination fee be equal to 1% of transaction equity value, with no separate reimbursement of expenses. Thereafter, on July 11, 12 and 13, 2008, Anheuser-Busch, InBev and their respective representatives engaged in negotiations of the terms of the Merger Agreement and voting agreement. During these negotiations, representatives of InBev indicated that InBev was prepared to commence a tender offer to acquire Anheuser-Busch at a price of less than $70.00 per share if the parties could not reach an agreement. Throughout these negotiations, Anheuser-Busch continued to emphasize the primary importance of certainty of closing if an agreement were reached. Anheuser-Busch was also able to negotiate an increase in its quarterly cash dividend from $0.33 to $0.37 per share payable prior to the closing of the Merger. The parties also engaged in further negotiations regarding the termination fee, and following a counterproposal by InBev that the termination fee be equal to 3% of transaction equity value, the parties agreed to a termination fee of $1.25 billion, with no separate reimbursement of expenses. In addition, InBev and Anheuser-Busch also discussed and agreed on various employee retention and community focused issues that both InBev and Anheuser-Busch considered to be important to a successful transition of ownership of Anheuser-Busch to InBev. During this period, Mr. Busch IV and InBev began discussions regarding a potential consulting agreement between Mr. Busch IV and InBev to be effective in the event that an acquisition of Anheuser-Busch by InBev were consummated.

On July 12, 2008, InBev executed definitive loan agreements with respect to debt and bridge financing to fund the transactions being negotiated.

On the afternoon of July 13, 2008, the board of directors of Anheuser-Busch met and reviewed the terms and conditions of the proposed Merger. At the meeting, representatives from Skadden, Arps reviewed with the board of directors the proposed terms of the Merger Agreement and voting agreement, and the fiduciary duties of the board. Representatives of Goldman Sachs and Citi made presentations with respect to the financial aspects of the $70.00 per share price proposal by InBev. Anheuser-Busch management discussed with the directors its plans to implement Anheuser-Busch’s “Blue Ocean” plan, its pricing initiatives and the financial community’s reaction to the updated strategic plan. The directors discussed with Anheuser-Busch’s management, financial advisors and outside legal counsel the InBev proposal, potential execution risks associated with the potential strategic transaction with the third party, the effects of the economy on Anheuser-Busch, the effects of Anheuser-Busch’s pricing initiatives on its projected volume growth and other potential risks associated with the updated strategic plan. Following further discussions among the entire board, Anheuser-Busch’s non-management directors and outside directors each engaged in further discussions in executive session, without the other directors or management present, and directed questions to representatives of Skadden, Arps and Simpson Thacher, as well as to Anheuser-Busch’s financial advisors, Goldman Sachs and Citi.

During these discussions, representatives of Goldman Sachs and Citi rendered to the entire Anheuser-Busch board their respective oral opinions, which were subsequently confirmed by delivery of written opinions, each dated July 13, 2008, to the effect that, as of that date, and based on and subject to the various assumptions made, matters considered and limitations described in each of the opinions, the merger consideration to be paid to holders (in the case of Goldman Sachs’ opinion, other than InBev and its direct and indirect wholly owned subsidiaries) of Anheuser-Busch common stock in the Merger was fair, from a financial point of view, to such holders. Such opinions are attached to this proxy statement as Annex B and Annex C, respectively.

The board again discussed the possibility of making a counter-proposal to InBev, but determined that the $70.00 per share was likely the best price available in light of (i) Anheuser-Busch’s previous request for InBev’s best and final proposal, (ii) statements from senior representatives of InBev, including representatives of InBev’s controlling shareholders, that the $70.00 per share was InBev’s best and final proposal and (iii) the board’s view that $70.00 per share was a fair price for Anheuser-Busch. The board also considered that requesting a higher offer from InBev could jeopardize progress that had been made in the negotiations and Anheuser-Busch’s negotiating position if the request was rejected, result in the withdrawal of InBev’s proposal at a price of $70.00 per share and/or result in adverse changes to other terms of the proposed transaction, including an increase in the conditionality of, and reduction in the likelihood of consummating, the contemplated transaction with InBev.

Following careful consideration of the proposed Merger Agreement and the Merger, and including the facts and circumstances regarding the alternatives available to Anheuser-Busch, the board of directors unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are advisable and fair to, and in the best interests of, Anheuser-Busch and its stockholders, approved the Merger Agreement and the Merger and resolved to recommend that Anheuser-Busch stockholders vote in favor of the adoption of the Merger Agreement.

Also on July 13, 2008, the InBev board of directors approved the Merger Agreement and the transactions contemplated thereby, including the Merger.

Over the course of the afternoon and evening of July 13, 2008, representatives of Skadden, Arps and Sullivan & Cromwell finalized the Merger Agreement and other related documents, including the voting agreement with Stichting InBev AK.

The parties executed the Merger Agreement and voting agreement on July 13, 2008 and issued a joint press release announcing the transaction.

Reasons for the Merger; Recommendation of Our Board of Directors

Our board of directors, acting with the advice and assistance of its financial advisors and outside legal counsel and Anheuser-Busch’s management, carefully evaluated the Merger Agreement and the transactions contemplated thereby. Our board of directors determined that the Merger Agreement and the transactions contemplated thereby, including the proposed Merger, are advisable and fair to, and in the best interests of Anheuser-Busch and its stockholders. At a meeting of our board of directors held on July 13, 2008, our board of directors unanimously resolved to approve the Merger Agreement and the transactions contemplated thereby, including the proposed Merger, and to recommend to the stockholders of Anheuser-Busch that they vote for the adoption of the Merger Agreement.

In the course of reaching its recommendation, our board of directors consulted with Anheuser-Busch’s management and its financial advisors and outside legal counsel and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the Merger. Our board of directors believed that, taken as a whole, the following factors supported its decision to approve the proposed Merger:

•	Consideration; Historical Market Prices. Our board of directors considered the historical market prices of Anheuser-Busch’s common stock and noted that the proposed Merger consideration of $70.00 per share of common stock exceeded, by approximately 27%, the previous all time high closing price of Anheuser-Busch’s common stock of $54.97 on October 21, 2002. Our board of directors also noted the fact that the Merger consideration was all cash, which provides certainty of value to Anheuser-Busch’s stockholders, and represented a premium of (i) approximately 33% over the closing price of Anheuser-Busch’s common stock on May 22, 2008 (the date prior to widespread market speculation about InBev’s initial $65.00 per share proposal), (ii) approximately 39% over the one-month average closing price of Anheuser-Busch’s common stock prior to May 22, 2008 and (iii) approximately 29% over the 52-week high price prior to May 22, 2008. Our board of directors also noted that the $70.00 per share merger consideration represented an increase of 7.7% over InBev’s June 11, 2008 proposal of $65.00 per share. Our board of directors also recognized that in view of the recent declines in the prices of equity securities in the stock markets, including broad market indices, the $70.00 price proposed by InBev might represent an even greater premium to a current unaffected share price for Anheuser-Busch.

•	Financial Advisors’ Opinions. Our board of directors considered the financial presentations of Goldman Sachs and Citi and their oral opinions delivered to our board of directors (which opinions were subsequently confirmed in writing) to the effect that, as of the date of the opinions and based upon and subject to the various assumptions made, matters considered and limitations described in each of the opinions, the merger consideration of $70.00 per share of common stock in cash was fair, from a financial point of view, to Anheuser-Busch’s common stockholders (in the case of Goldman Sachs’ opinion, other than InBev and its direct and indirectly owned subsidiaries), as more fully described under “Opinion of Goldman, Sachs & Co.” beginning on page 30 and “Opinion of Citigroup Global Markets Inc.” beginning on page 37. The full text of each written opinion, dated July 13, 2008, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with such opinion by Goldman Sachs and Citi, respectively, is attached as Annex B and C, respectively, to this proxy statement and each is incorporated herein by reference. You are urged to, and should, read each of the fairness opinions carefully.

•	Strategic Alternatives and Uncertainty of Future Common Stock Market Price. Our board of directors considered their familiarity with Anheuser-Busch’s business, financial condition, results of operations, intellectual property, marketing prowess, management and competitive position and prospects of Anheuser-Busch, as well as current industry, economic and stock and credit market conditions. Our board of directors also considered certain strategic alternatives to the Merger, as well as the possibility of remaining as a standalone public company. In that regard, our board of directors considered Anheuser-Busch’s updated strategic plan and initiatives, including the enhanced “Blue Ocean” plan and the potential execution risks associated with such plan, the effects of the economy on Anheuser-Busch and the effects of Anheuser-Busch’s pricing initiatives on its projected volume growth. Our board of directors also considered the benefits and potential risks, including execution risks, of pursuing possible strategic alternatives, including a potential strategic transaction with a third party. In connection with these considerations, our board of directors considered the attendant risk that, if Anheuser-Busch did not enter into the Merger Agreement with InBev, the price that might be received by Anheuser-Busch’s stockholders selling shares of Anheuser-Busch common stock in the open market could be less than the $70.00 per share cash price proposed to be paid in the Merger, especially in light of recent negative trends in the stock market.

•	Ability to Consider Alternative Transactions and to Terminate the Merger Agreement. Our board of directors noted that, although the Merger Agreement contains customary provisions prohibiting Anheuser-Busch from soliciting an alternate takeover proposal from a third party or entering into negotiations or discussions regarding an “acquisition proposal,” if our board of directors determines in good faith (after consultation with its financial advisors and outside legal counsel) that such acquisition proposal would involve a transaction more favorable for Anheuser-Busch’s stockholders from a financial point of view, our board of directors is entitled to cause payment of the termination fee discussed below, terminate the Merger Agreement and accept the superior acquisition proposal.

•	Ability to Change Recommendation to Stockholders. Our board of directors noted that the Merger Agreement retains our board’s ability to change, qualify, withhold, withdraw or modify its recommendation to Anheuser-Busch’s stockholders if, upon the advice of Anheuser-Busch’s financial advisors and outside legal counsel, it determines that a failure to do so would be inconsistent with our board’s fiduciary duties to Anheuser-Busch’s stockholders. Our board also noted that the exercise of this right would give InBev the right to terminate the Merger Agreement and require Anheuser-Busch to pay a termination fee to InBev.

•	Absence of Competing Offers; Fiduciary Out. Our board of directors considered the fact that Anheuser-Busch engaged in negotiations with InBev without seeking offers from other potential strategic or financial purchasers prior to entering into the Merger Agreement. In that regard, our board noted that the speculation concerning InBev’s initial $65.00 per share proposal had been public since May 23, 2008 and the delivery of its $65.00 per share proposal had been public since June 11, 2008, that no third party had made any inquiry about acquiring Anheuser-Busch since those dates, and that, in the board’s judgment, it was unlikely that any strategic purchaser would make a higher offer for Anheuser-Busch. In addition, our board of directors noted that in view of the difficult credit environment and the size of the transaction, it was unlikely that a non-strategic buyer would be in a position to propose a transaction with more attractive terms (both in terms of value and certainty of closing) than the proposed Merger. Our board of directors noted that, in the event that any third party were to seek to make such a proposal, our board retained the ability to consider unsolicited proposals after the execution of the Merger Agreement and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the Merger Agreement and paying a termination fee to InBev).

•	Negotiations Regarding the Merger Consideration. Our board of directors noted that the substantive price negotiations with InBev were led by two of Anheuser-Busch’s outside directors, Messrs. Warner and Whitacre, along with Anheuser-Busch’s President and Chief Executive Officer, Mr. Busch IV. The board authorized Mr. Warner and Mr. Whitacre to participate in negotiations with InBev in light of their positions as outside directors and their experience negotiating similar transactions. The board determined that, given Mr. Busch IV’s in-depth understanding of Anheuser-Busch and prior contact with the InBev representatives, and his leadership position as CEO of Anheuser-Busch, it would be advantageous for him to participate in the negotiations.

•	Termination Fee. Our board of directors considered the $1.25 billion termination fee, which represents approximately 2.4% of the aggregate merger consideration, to be paid to InBev if the Merger Agreement is terminated under certain circumstances specified in the Merger Agreement. Our board of directors was apprised by its financial advisors and outside legal counsel of the customary nature of the existence and size of a termination fee in transactions similar to the Merger. Accordingly, our board of directors believed that a termination fee of this size for the transactions contemplated by the Merger Agreement should not unduly deter a third party from making, or inhibit our board of directors in evaluating, negotiating, and, if appropriate, terminating the Merger Agreement to enter into a transaction that is, a superior proposal.

•	Terms of the Merger Agreement. Our board of directors considered the terms and conditions of the Merger Agreement, including the fact that the completion of the proposed Merger is not subject to any financing condition and that there are relatively few closing conditions to the Merger. Our board of directors noted that, to the extent required or requested to do so in order to obtain clearance of the Merger from a governmental entity, InBev will be required, under the terms of the Merger Agreement, to divest or hold separate or agree to restrictions on certain of its assets or businesses, provided such divestitures or other arrangements would not, individually or in the aggregate, result in a net reduction of assets, categories of assets, businesses or investments that generated in the aggregate more than 5% of the sum of the 2007 gross sales and investment income of InBev and Anheuser-Busch, including their respective subsidiaries, on a combined basis. Additionally, our board of directors considered that the Merger Agreement permitted Anheuser-Busch to pay its stockholders quarterly dividends during the period between signing and closing at an increased rate of up to $0.37 per share (compared to the prior quarterly rate of $0.33 per share).

•	Likelihood of Consummation. Our board of directors considered the likelihood that the Merger will be completed, including its belief that there would not be significant antitrust or other regulatory impediments to the transaction. Our board of directors noted that the receipt of third party consents (including any consent or approval of Grupo Modelo S.A.B. de C.V. under any of our (or our subsidiaries) agreements with Grupo Modelo S.A.B. de C.V. or its subsidiaries (“Grupo Modelo”)) was not a condition to the completion of the Merger. Our board of directors also considered the fact that InBev needed to obtain shareholder approval for the transaction and that the controlling shareholder of InBev (holding voting power of, or having the right to direct the voting by certain affiliated parties or parties acting in concert of, in the aggregate, voting power of approximately 63.47% of InBev’s outstanding common stock) was providing Anheuser-Busch with a voting agreement pursuant to which such stockholder has agreed, among other things, to vote at an extraordinary shareholders’ meeting of InBev in favor of, among other things, InBev’s acquisition of Anheuser-Busch and that, given such voting agreement and InBev’s historical voting patterns, such approval was highly likely to be obtained. In addition, InBev agreed to pay Anheuser-Busch a $1.25 billion termination fee if a favorable vote of its shareholders was not obtained.

•	Financing by InBev. Our board of directors also noted that InBev had entered into definitive financing agreements from a syndicate of banks and that the Merger Agreement provided that the failure of InBev to have sufficient financing would be a breach of the Merger Agreement by InBev. Our board of directors also noted that the Merger Agreement provided that in the event of a breach by InBev Anheuser-Busch would be entitled to specific performance of the Merger Agreement or monetary damages, including damages on behalf of Anheuser-Busch’s stockholders for their economic loss.

•	Consent Solicitation. Our board of directors was aware of the consent solicitation process which was being undertaken by InBev to seek to remove all of the existing members of Anheuser-Busch’s board of directors and replace them with a slate of nominees selected by InBev. Our board of directors noted that if InBev’s slate of directors were elected to our board of directors, such nominees might not take action to create or maximize value for Anheuser-Busch’s stockholders, including conducting vigorous negotiations with InBev or diligently pursuing other attractive strategic alternatives. Our board of directors also noted the status of the pending litigation between InBev and Anheuser-Busch relating to InBev’s ability to remove without cause all of Anheuser-Busch’s directors. Our board of directors also considered the possible detrimental effects on Anheuser-Busch and its relationships with various constituencies in the event of a protracted, contentious and highly public consent solicitation. Our board of directors also was aware that, following the market speculation about an acquisition proposal by InBev in late May 2008, a relatively large percentage of Anheuser-Busch shares had been traded in the market and that Anheuser-Busch’s proxy solicitor believed that arbitrageurs and other short-term or event-driven investors now owned a meaningful percentage of Anheuser-Busch’s shares.

•	Possible Unsolicited Tender Offer. Our board of directors also noted the possibility that InBev, upon entering into definitive financing agreements, could commence within a short period of time an unsolicited tender offer without a financing condition, and that it was possible that such tender offer would be at a price of less than $70.00 per share.

•	Stockholder Vote. Our board of directors considered the fact that the consummation of the proposed Merger would require the affirmative vote of the holders of a majority of the outstanding shares of Anheuser-Busch’s common stock entitled to vote. Our board of directors noted that shares owned by members of the Busch family and other members of management represented a relatively small percentage of the outstanding shares and that, accordingly, the Merger Agreement would, in effect, need to be approved by a majority of the shares held by Anheuser-Busch’s public stockholders.

•	Identity of the Buyer. Our board of directors considered the fact that InBev is a well known, large international brewing company with experience in acquiring and running companies in the beer industry. In addition, Anheuser-Busch is familiar with InBev as the two companies have had an ongoing commercial relationship based on several successful arrangements in the U.S., Canada and South Korea.

•	Availability of Dissenters’ Rights. Our board of directors considered the fact that dissenters’ rights of appraisal would be available to Anheuser-Busch’s stockholders under Delaware law and that there was no condition in the Merger Agreement relating to the number of shares of common stock that could dissent from the Merger.

Our board of directors also considered potential risks or negative factors relating to the Merger, including the following:

•	Future Growth. Our board of directors considered the fact that if the proposed Merger is approved and adopted, Anheuser-Busch will no longer exist as an independent public company, and Anheuser-Busch’s stockholders will no longer participate in the future growth of Anheuser-Busch. Our board of directors concluded that providing Anheuser-Busch’s stockholders the opportunity to receive the proposed $70.00 per share merger consideration would be more favorable to Anheuser-Busch’s stockholders than remaining as stockholders in an independent public company with the potential for future gain, since these gains would be subject to risks related to Anheuser-Busch’s future performance, including potential execution risk associated with Anheuser-Busch’s “Blue Ocean” plan, the effects of the economy on Anheuser-Busch, the effects of Anheuser-Busch’s pricing initiatives on its projected volume growth and other potential risks associated with the updated strategic plans and initiatives, including a potential strategic transaction with a third party that had been carefully considered by the board.

•	Risk of Non-Completion. Our board of directors considered the risk that the proposed Merger might not be completed and the effect of the resulting public announcement of termination of the Merger Agreement on:

•	The market price of Anheuser-Busch’s common stock. In that regard, the market price could be affected by many factors, including (1) the reason or reasons for which the Merger Agreement was terminated and whether such termination resulted from factors adversely affecting Anheuser-Busch; (2) the possibility that, as a result of the termination of the Merger Agreement, the marketplace would consider Anheuser-Busch to be an unattractive acquisition candidate; (3) the possible sale of shares of Anheuser-Busch’s common stock by short-term investors following an announcement of termination of the Merger Agreement; and (4) the ability of Anheuser-Busch to execute on its “Blue Ocean” plan, its pricing initiatives and its other strategic plans and initiatives; and

•	Anheuser-Busch’s ability to attract and retain key personnel.

•	Possible Disruption of the Business. Our board of directors considered the possible disruption to Anheuser-Busch’s business that may result from the announcement of the transaction and the resulting distraction of the attention of Anheuser-Busch’s management and employees and the impact of the transaction on Anheuser-Busch’s wholesalers, distributors, joint venture partners and other constituencies. Our board of directors also considered the fact that the Merger Agreement contains certain limitations regarding the operation of Anheuser-Busch during the period between the signing of the Merger Agreement and the completion of the proposed Merger. See “The Merger Agreement — Covenants; Conduct of the Business Prior to Closing” beginning on page 62. Our board of directors believed such limitations were customary for merger transactions involving public companies, and appropriately tailored to the specific requirements of the operation of Anheuser-Busch’s business.

•	Merger Consideration Taxable. Our board of directors considered that the cash consideration to be received by Anheuser-Busch’s stockholders would be taxable to the stockholders. In that regard, our board of directors also noted that capital gains rates are at recent historical low levels and such rates could be raised in the future.

Our board of directors concluded that the potentially negative factors associated with the proposed Merger were outweighed by the opportunity for Anheuser-Busch’s stockholders to realize a significant premium on the value of their common stock and monetize their investment in Anheuser-Busch for the $70.00 per share cash merger consideration. Our board of directors believed that the proposed Merger would maximize the immediate value of the stockholders’ shares and eliminate the unavoidable risks and uncertainty affecting the future prospects of Anheuser-Busch, including the potential execution risks associated with Anheuser-Busch’s “Blue Ocean” plan, its pricing initiatives and its other strategic plans and initiatives, including a potential strategic transaction between Anheuser-Busch and a third party that had been carefully considered by the board. Accordingly, our board of directors concluded that the proposed Merger was in the best interest of stockholders.

In addition, our board of directors was aware of and considered the interests that our directors and executive officers may have with respect to the Merger that differ from, or are in addition to, their interests as stockholders of Anheuser-Busch generally, as described in “The Merger — Interests of Anheuser-Busch’s Directors and Executive Officers in the Merger” beginning on page 44 of this proxy statement, which our board of directors considered as being neutral in its evaluation of the Merger.

The foregoing discussion summarizes the material information and factors considered by our board of directors in its consideration of the proposed Merger. Our board of directors collectively reached the unanimous decision to approve the Merger Agreement and related transactions in light of the factors described above and other factors that each member of our board of directors felt were appropriate. In view of the variety of factors and the quality and amount of information considered, our board of directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. Individual members of our board of directors may have given different weight to different factors.

Our board of directors recommends that you vote “FOR” the adoption of the Merger Agreement and “FOR” the adjournment or postponement of the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes to adopt the Merger Agreement at the time of the special meeting.

Opinion of Goldman, Sachs & Co.

Goldman Sachs rendered its opinion to Anheuser-Busch’s board of directors that, as of July 13, 2008 and based upon and subject to the factors and assumptions set forth therein, the merger consideration of $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders (other than InBev and its direct and indirectly owned subsidiaries) of shares of our common stock pursuant to the Merger Agreement was fair from a financial point of view to such holders.

The full text of the written opinion of Goldman Sachs, dated July 13, 2008, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. Goldman Sachs provided its advisory services and its opinion for the information and assistance of Anheuser-Busch’s board of directors in connection with its consideration of the Merger. The Goldman Sachs opinion is not a recommendation as to how any holder of shares of Anheuser-Busch common stock should vote with respect to the Merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the Merger Agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of Anheuser-Busch for the three fiscal years ended December 31, 2007;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of Anheuser-Busch;

•	certain other communications from Anheuser-Busch and InBev to the stockholders of Anheuser-Busch;

•	certain publicly available research analyst reports for Anheuser-Busch; and

•	certain internal financial analyses and forecasts for Anheuser-Busch prepared by its management and approved for Goldman Sachs’ use by Anheuser-Busch (described in this section as the “Forecasts”).

Goldman Sachs also held discussions with senior management and the board of directors of Anheuser-Busch regarding their assessment of the past and current business operations, financial condition and future prospects of Anheuser-Busch, including their views on the risks and uncertainties associated with achieving the Forecasts. In addition, Goldman Sachs reviewed the reported price and trading activity for the shares of Anheuser-Busch common stock, compared certain financial and stock market information for Anheuser-Busch with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the beverage industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as it considered appropriate.

For purposes of rendering the opinion described above, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In addition, Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of Anheuser-Busch or any of its subsidiaries, nor was Goldman Sachs furnished with any such evaluation or appraisal. Goldman Sachs’ opinion does not address any legal, regulatory, tax or accounting matters nor does it address the underlying business decision of Anheuser-Busch to engage in the Merger, or the relative merits of the Merger as compared to any strategic alternatives that may be available to Anheuser-Busch. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of the date of the opinion, of the $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders (other than InBev and its direct and indirectly owned subsidiaries) of shares of Anheuser-Busch common stock pursuant to the Merger Agreement. Goldman Sachs did not express any view on, and its opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of Anheuser-Busch or InBev; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Anheuser-Busch or InBev, or class of such persons in connection with the Merger, whether relative to the $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders (other than InBev and its direct and indirectly owned subsidiaries) of shares of Anheuser-Busch common stock pursuant to the Merger Agreement or otherwise. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions, as in effect on, and the information made available to it as of, the date of the opinion. Goldman Sachs assumed no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after the date of its opinion. Goldman Sachs’ opinion was approved by a fairness committee of Goldman Sachs.

The following is a summary of the material financial analyses delivered by Goldman Sachs to the Board of Directors of Anheuser-Busch in connection with rendering the opinion described above. The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before the date of its opinion and is not necessarily indicative of current market conditions.

Historical Stock Trading Analysis.

Goldman Sachs reviewed the historical trading prices and volumes for the shares of Anheuser-Busch common stock for the fourteen-month period ended July 11, 2008. In addition, Goldman Sachs calculated the premium represented by the $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders of Anheuser-Busch common stock pursuant to the Merger Agreement in relation to: (a) the average closing prices of the shares of Anheuser-Busch common stock on the New York Stock Exchange for (i) the 52 week period preceding the date of the written proposal made by InBev on June 11, 2008 to acquire

Anheuser-Busch (which we call the “Proposal Date”) and (ii) the 30 day period preceding the Proposal Date; and (b) the closing prices of the shares of Anheuser-Busch common stock on the New York Stock Exchange (i) on May 14, 2008, four weeks preceding the Proposal Date; (ii) on May 22, 2008, the day prior to the first published report of a rumor that InBev intended to acquire Anheuser-Busch (which we call the “Rumor Date”) and (iii) on the day preceding the Proposal Date. The results of these calculations are summarized as follows:

		Implied Premium of
		$70.00 per share of
		Anheuser-Busch
		common stock
	Price per share of	to be received
	Anheuser-Busch	by Anheuser-Busch’s
Implied Premium to:	common stock	stockholders

52 Week Period Preceding the Proposal Date	$50.32	39.1%
30 day Period Preceding the Proposal Date	$54.70	28.0%
May 14, 2008 (4 Weeks Preceding the Proposal Date)	$51.43	36.1%
May 22, 2008 (Day Prior to the Rumor Date)	$52.58	33.1%
June 10, 2008 (Day Prior to the Proposal Date)	$57.15	22.5%

Selected Transactions Analysis.

Goldman Sachs compared the premium to be paid for the shares of Anheuser-Busch common stock (based on the $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders compared to the closing price of the shares of Anheuser-Busch common stock on the New York Stock Exchange on May 22, 2008, the day prior to the Rumor Date, of $52.58 per share of Anheuser-Busch common stock) with the premia paid for all global cash acquisitions above $5 billion since 2004 (based on the price per share payable pursuant to the relevant transaction compared to the closing share price four weeks prior to the announcement of the relevant transaction). The yearly average premia for all such global cash acquisitions ranged from 28% to 38%, with a median of 32.4%, compared to a 33.1% premium to be paid for the shares of Anheuser-Busch common stock.

Goldman Sachs also analyzed certain information relating to the following announced transactions above $5 billion in the beer industry since May 2002:

•	Acquisition of Scottish & Newcastle plc by The Carlsberg Group and Heineken International (January 2008).

•	Acquisition of Bavaria S.A. by SABMiller plc (July 2005).

•	Acquisition of Companhia De Bebidas Das Americas by Interbrew (March 2004).

•	Acquisition of Miller Brewing Company by South African Breweries (May 2002).

While none of the acquired companies that participated in the selected transactions are directly comparable to Anheuser-Busch, the acquired companies that participated in the selected transactions are companies with operations that, for the purposes of analysis, may be considered similar to certain of Anheuser-Busch’s results, market size and product profile. For each of the selected transactions, Goldman Sachs calculated the total enterprise value of the acquired company (which is defined as the fully-diluted equity capitalization of the acquired company, based on the consideration received by its shareholders, plus debt less cash and adjusted for minorities and equity interests as appropriate) as a multiple of the acquired company’s publicly reported earnings before interest, taxes, depreciation and amortization, adjusted for minorities and equity interests as appropriate (which is referred to in this section as “EBITDA”), for the last reported twelve months prior to the announcement of the respective transactions (which is referred to in this section as “LTM EBITDA”). The results of these computations resulted in enterprise value multiples of LTM EBITDA for the acquired companies ranging from 10.1x to 13.9x.

Goldman Sachs calculated the Anheuser-Busch enterprise value/EBITDA multiples on two bases intended to take into account the significant implications of Anheuser-Busch’s meaningful equity investments in Modelo and Tsingtao and other enterprises, which are not accounted for in Anheuser-Busch’s reported operating income, as described below.

In the first alternative, Goldman Sachs subtracted from Anheuser-Busch’s enterprise value (based on the $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders of shares of Anheuser-Busch common stock pursuant to the Merger Agreement) Anheuser-Busch’s implied economic ownership percentage of the fully diluted market capitalizations of Modelo and Tsingtao and the book value of Anheuser-Busch’s other equity investments, resulting in an adjusted enterprise value of $49,203 million. Goldman Sachs then calculated adjusted enterprise value/EBITDA multiples based on the $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders of Anheuser-Busch common stock pursuant to the Merger Agreement.

EBITDA	Enterprise Value Multiple of EBITDA

March 31, 2008 LTM EBITDA ($3,916 million)	12.6	x
2007A EBITDA ($3,864 million)	12.7	x
2008E EBITDA (A-B Plan, which includes addback from restructuring related costs) ($4,156 million)	11.8	x
2009E EBITDA (A-B Plan) ($4,810 million)	10.2	x

In the second alternative, Goldman Sachs adjusted Anheuser-Busch’s enterprise value by adding a proportionate amount (representing Anheuser-Busch’s implied economic ownership percentage) of the debt and subtracting a proportionate amount (representing Anheuser-Busch’s implied economic ownership percentage) of the cash of Modelo and Tsingtao and by subtracting the book value of Anheuser-Busch’s other equity investments, resulting in an adjusted enterprise value of $59,980 million. It also adjusted Anheuser-Busch’s EBITDA by adding to it Anheuser-Busch’s proportionate share of Modelo’s and Tsingtao’s EBITDA for the period in question.

EBITDA	Enterprise Value Multiple of EBITDA

March 31, 2008 LTM EBITDA ($4,911 million)	12.2	x
2007A EBITDA ($4,866 million)	12.3	x
2008E EBITDA (A-B Plan and IBES estimates, which includes addback from restructuring related costs) ($5,216 million)	11.5	x
2009E EBITDA (A-B Plan and IBES estimates) ($5,990 million)	10.0	x

Performing the enterprise value and EBITDA calculations using the two methods described above resulted in enterprise value multiples of LTM EBITDA for Anheuser-Busch of 12.2x or 12.6x, compared to enterprise value multiples of LTM EBITDA ranging from 10.1x to 13.9x for the selected announced transactions above $5 billion in the beer industry since May 2002.

For illustrative purposes only, Goldman Sachs also calculated the $60,723 million enterprise value of Anheuser-Busch (based on the $70.00 per share of Anheuser-Busch common stock in cash to be received by the holders of shares of Anheuser-Busch common stock pursuant to the Merger Agreement) as a multiple of Anheuser-Busch’s EBITDA, which resulted in the enterprise value/EBITDA multiples set forth below:

EBITDA	Enterprise Value Multiple of EBITDA

March 31, 2008 LTM EBITDA ($3,916 million)	15.5	x
2007A EBITDA ($3,864 million)	15.7	x
2008E EBITDA (A-B Plan, which includes addback from restructuring related costs) ($4,156 million)	14.6	x
2009E EBITDA (A-B Plan) ($4,810 million)	12.6	x

These calculations were used to illustrate the enterprise value/EBITDA multiple when Anheuser-Busch’s economic interest in its non-consolidated equity investments is not taken into account.

Trading Range Analysis

Goldman Sachs looked at the trading performance of SABMiller plc, The Carlsberg Group, Molson Coors Brewing Company and Heineken International (which companies are referred to herein as the “Brewers”) over various periods of time. Although none of the Brewers is directly comparable to Anheuser-Busch, they were chosen because they are publicly traded companies with operations that for purposes of analysis may be considered similar to certain operations of Anheuser-Busch.

Among other things, Goldman Sachs observed that, between May 22, 2008, the day prior to the Rumor Date and July 11, 2008, the S&P 500 Index declined 11% (the “S&P Decline”) and the median share price change of the Brewers was a decline of 16% (the “Median Brewer Share Price Decline”). For illustrative purposes, Goldman Sachs calculated how much the price of the shares of Anheuser-Busch common stock would have declined over the same period from the closing price of $52.58 on May 22, 2008 if the price of the shares of Anheuser-Busch common stock had matched the S&P Decline and the Median Brewer Share Price Decline. The results of these computations are summarized as follows:

		Median Brewer Share
	S&P 500 Index	Price Change

Hypothetical Share Price Decline from $52.58 as of May 22, 2008	$47	$44

Present Value of Future Share Price Analysis

Goldman Sachs performed an illustrative analysis of the implied present value of the future price per share of Anheuser-Busch’s common stock, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future earnings and its assumed price to future earnings per share multiple (referred to herein as a “P/E multiple”). For this analysis, Goldman Sachs calculated the implied present value of the future price per share of Anheuser-Busch common stock (including estimated dividends) over the four year period of 2009-2012, based on (a) Anheuser-Busch’s projected earnings per share of Anheuser-Busch common stock set forth in Anheuser-Busch’s updated five-year strategic plan as reviewed by the board during its meetings in June 2008 (which included anticipated pricing increases and plans to accelerate Anheuser-Busch’s “Blue Ocean” cost savings program) as more fully described under “Background of the Merger” beginning on page 20 and “Projected Financial Information” beginning on page 42 (which we call the “A-B Plan”), and a P/E multiple of 18.0x implied by historical averages, (b) projected earnings per share of Anheuser-Busch common stock derived from Wall Street Research and a P/E multiple of 18.0x implied by historical averages, (c) historical compound average stock price growth since 2002 of 1.8% applied to a base price of $52.58 (the market price per share of Anheuser-Busch common stock the day prior to the Rumor Date), and (d) adjusted projected earnings per share of Anheuser-Busch common stock, assuming that Anheuser-Busch was able to achieve only 50% of the additional estimated cost savings projected in the accelerated “Blue Ocean” cost savings program included in the A-B Plan and lower price increases than projected in the A-B Plan (which is referred to herein as the “Business Sensitivity Case”), and a 18.0x P/E multiple implied by historical averages. The resulting illustrative future prices per share of Anheuser-Busch common stock and dividends were discounted at 8%, the illustrative cost of equity for Anheuser-Busch. The illustrative cost of equity (the component of weighted average cost of capital applicable to common stock and dividends) was derived by utilizing a cost of equity analysis based on Goldman Sachs’ professional judgment and on certain financial metrics, including betas, for Anheuser-Busch and selected companies which exhibited similar business characteristics to Anheuser-Busch. The results of these computations resulted in a range of implied present values of $48 to $77 per share of Anheuser-Busch common stock. Calculating implied present value using only the projected earnings set forth in the A-B Plan and derived from Wall Street Research, in each case with a P/E multiple of 18.0x, resulted in a narrower range of $66 to $77 per share of Anheuser-Busch common stock.

Illustrative Discounted Cash Flow Analysis.

Goldman Sachs performed an illustrative discounted cash flow analysis on Anheuser-Busch (a) using Anheuser-Busch’s management projections in the A-B Plan and valuing Anheuser-Busch’s stakes in Modelo and Tsingtao at implied market values of such stakes as of the date of analysis of $11 billion and $780 million, respectively, (b) using the Business Sensitivity Case and valuing Anheuser-Busch’s stakes in Modelo and Tsingtao at implied market values of such stakes as of the date of analysis of $11 billion and $780 million, respectively, and (c) using Anheuser-Busch’s management projections in the A-B Plan, as adjusted by including a percentage of the implied discounted free cash flow value of Modelo equal to Anheuser-Busch’s percentage equity stake (despite that Anheuser-Busch only receives dividends from Modelo), and valuing Tsingtao at the implied market value of Anheuser-Busch’s stake as of the date of analysis of $780 million. Goldman Sachs calculated indications of net present value of free cash flows for Anheuser-Busch for the years 2008 through 2012, discounted to the end of June 2008, on each of the three bases described above using discount rates ranging from 6.5% to 7.5% (referred to herein as the “Anheuser-Busch illustrative discount rates”). The Anheuser-Busch illustrative discount rates were derived by utilizing a weighted average cost of capital analysis based on Goldman Sachs’ professional judgment and on certain financial metrics, including betas, for Anheuser-Busch and selected companies which exhibited similar business characteristics to Anheuser-Busch. Goldman Sachs calculated implied prices per share of Anheuser-Busch common stock on each of the three bases described above using illustrative terminal values in the year 2012 based on perpetuity growth rates ranging from 1.25% to 2.25%. These illustrative terminal values were then discounted using the Anheuser-Busch illustrative discount rates and added to the net present value of the free cash flows for Anheuser-Busch for the years 2008 through 2012 to calculate implied indications of present values (except in the case of (c) above, to which the net present value of a percentage of the implied discounted free cash flow value of Modelo equal to Anheuser-Busch’s percentage equity stake was also added). The implied discounted free cash flow value of Modelo was calculated using the methodologies used to calculate Anheuser-Busch’s indications of net present value of free cash flows, implied prices per share and implied indications of present values, each as described above, except that Goldman Sachs based its terminal value indications in the year 2012 on exit multiples ranging from 10.0x EBITDA to 12.0x EBITDA and utilized discount rates ranging from 7.5% to 9.5% (referred to herein as the “Modelo illustrative discount rates”). The Modelo illustrative discount rates were derived by utilizing a weighted average cost of capital analysis of Modelo based on Goldman Sachs’ professional judgment and on certain financial metrics, including betas, for Modelo and selected companies which exhibited similar business characteristics to Modelo. These rates differed from the Anheuser-Busch illustrative discount rates because of the different financial metrics and characteristics of Modelo and Anheuser-Busch. The following table presents the results of this analysis:

Illustrative Per Share Value Indications

Anheuser-Busch Plan (with Modelo & Tsingtao at Market)	$64-$88
Business Sensitivity Case (with Modelo & Tsingtao at Market)	$57-$78
Anheuser-Busch Plan (with Tsingtao at Market and including Modelo discounted free cash flow)	$69-$97

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to Anheuser-Busch or the contemplated Merger.

Goldman Sachs prepared these analyses for purposes of Goldman Sachs’ providing its opinion to Anheuser-Busch’s board of directors as to the fairness, from a financial point of view, to the holders (other than InBev and its direct and indirectly owned subsidiaries) of shares of Anheuser-Busch common stock of the $70.00 per share of Anheuser-Busch common stock in cash to be received by such holders pursuant to the Merger Agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Anheuser-Busch, InBev, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arms’-length negotiations between Anheuser-Busch and InBev and was approved by Anheuser-Busch’s board of directors. Goldman Sachs provided advice to Anheuser-Busch during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to Anheuser-Busch or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the Merger.

As described above, Goldman Sachs’ opinion to Anheuser-Busch’s board of directors was one of many factors taken into consideration by the Anheuser-Busch board of directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Anheuser-Busch, InBev and any of their respective affiliates or any currency or commodity that may be involved in the Merger for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to Anheuser-Busch in connection with, and participated in certain of the negotiations leading to, the Merger and acted as financial advisor to Anheuser-Busch with regard to possible strategic alternatives to the Merger. In addition, Goldman Sachs has provided certain investment banking and other financial services to Anheuser-Busch and its affiliates from time to time, including having acted as co-manager with respect to a public offering of Anheuser-Busch’s $300,000,000 5.60% Notes due 2017 in February 2007; as co-manager with respect to a public offering of Anheuser-Busch’s $500,000,000 6.450% Debentures due 2037 in August 2007; and as joint bookrunning manager with respect to $500,000,000 5.50% Notes due 2018 in November 2007. During the past two years, Goldman Sachs has received aggregate fees from Anheuser-Busch for investment banking and other financial advisory services unrelated to the Merger of approximately $3.4 million. Goldman Sachs also has provided certain investment banking and other financial services to InBev and its affiliates from time to time, including having acted as an arranger in the lending syndicate in connection with InBev’s €2,500,000,000 bank loan in December 2005; and as one of the counterparties to a currency swap and an interest rate swap entered into by InBev in 2007 and 2008, respectively. Goldman Sachs also may provide investment banking and other financial services to Anheuser-Busch, InBev and their respective affiliates in the future. In connection with the above-described services Goldman Sachs has received, and may receive in the future, compensation.

In early September 2008, InBev offered an affiliate of Goldman Sachs the opportunity to participate in the debt financing to be provided in connection with the transaction for customary fees. Such affiliate has not made any determination whether it intends to participate.

The board of directors of Anheuser-Busch selected Goldman Sachs as its financial advisor because it is an internationally recognized investment banking firm that has substantial experience in transactions similar to the Merger. Pursuant to a letter agreement dated May 27, 2008, Anheuser-Busch engaged Goldman Sachs to act as its financial advisor in connection with, among other things, its analysis and consideration of unsolicited proposals with respect to the possible purchase of all or a significant portion of the stock or assets of Anheuser-Busch. Pursuant to a second letter agreement dated July 7, 2008, Goldman Sachs’ engagement was made specific to the InBev proposal as well as to a sale of Anheuser-Busch to any third party. Pursuant to the terms of these engagement letters, Anheuser-Busch agreed to pay to Goldman Sachs $40,000,000 if the Merger is consummated, $10,000,000 of which was paid after the execution of the Merger Agreement. If the Merger

Agreement had not been signed and InBev had instead withdrawn its proposal to purchase Anheuser-Busch, Anheuser-Busch would have been required to pay to Goldman Sachs a fee of as much as $30,000,000, depending on the date on which InBev had withdrawn its proposal. In addition, Anheuser-Busch has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against various liabilities, including certain liabilities under the federal securities laws.

Opinion of Citigroup Global Markets Inc.

We entered into an engagement letter with Citi dated June 12, 2008, pursuant to which Citi agreed to act as financial advisor to Anheuser-Busch in connection with, among other things, preparing for any unsolicited proposal for a change of control of Anheuser-Busch, any potential proxy contest or shareholder consent solicitation, or a sale of all or a majority of Anheuser-Busch’s business, assets or securities, or a merger or similar combination of Anheuser-Busch with another entity. In connection with this engagement, we requested that Citi evaluate the fairness, from a financial point of view, of the consideration to be received in the Merger by holders of our common stock. On July 13, 2008, at a meeting of our board of directors held to evaluate the Merger, Citi rendered to our board of directors an oral opinion, which was confirmed by delivery of a written opinion dated July 13, 2008, to the effect that, as of that date and based on and subject to the matters described in its opinion, the $70.00 cash per share merger consideration was fair, from a financial point of view, to the holders of our common stock.

The full text of Citi’s written opinion, dated July 13, 2008, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this proxy statement as Annex C and is incorporated into this proxy statement by reference. Citi’s opinion was provided to Anheuser-Busch’s board of directors in connection with its evaluation of the merger consideration from a financial point of view. Citi’s opinion does not address any other aspects or implications of the Merger and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

In arriving at its opinion, Citi:

•	reviewed the proposed Merger Agreement;

•	held discussions with certain of Anheuser-Busch’s senior officers, directors and other representatives and advisors concerning Anheuser-Busch’s business, operations and prospects;

•	examined certain publicly available business and financial information relating to Anheuser-Busch;

•	examined certain financial forecasts and other information and data relating to Anheuser-Busch which were provided to or otherwise discussed with Citi by Anheuser-Busch’s management;

•	reviewed the financial terms of the Merger as set forth in the proposed Merger Agreement in relation to, among other things, current and historical market prices and trading volumes of Anheuser-Busch’s common stock, Anheuser-Busch’s historical and projected earnings and other operating data and Anheuser-Busch’s capitalization and financial condition;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Anheuser-Busch; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of Anheuser-Busch’s management that it was not aware of any relevant information that was omitted or remained undisclosed to Citi. With respect to financial forecasts and other information and data relating to Anheuser-Busch provided to or otherwise reviewed by or discussed with Citi, Citi was advised by Anheuser-Busch’s management that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of Anheuser-Busch’s management as to Anheuser-Busch’s future financial performance. Citi assumed, with Anheuser-Busch’s consent, that the Merger would be consummated in accordance with the terms of the Merger Agreement, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no delay, limitation, restriction or condition would be imposed that would have a material adverse effect on the Merger, or the parties’ ability to effect the Merger.

Citi did not make, and it was not provided with, an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Anheuser-Busch, and Citi did not make any physical inspection of the properties or assets of Anheuser-Busch. Citi’s opinion does not address Anheuser-Busch’s underlying business decision to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Anheuser-Busch or the effect of any other transaction in which Anheuser-Busch might engage. Citi expressed no view as to, and its opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the merger consideration. Citi’s opinion was necessarily based on information available to Citi, and financial, stock market and other conditions and circumstances existing, as of the date of its opinion.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of these analyses is not a complete description of the analyses underlying Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion. Accordingly, Citi believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular or summary/graphical format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Anheuser-Busch. No company, business or transaction used in those analyses as a comparison is identical or directly comparable to Anheuser-Busch or the Merger, and an evaluation of those analyses is not entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, business segments or transactions analyzed.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by its analyses. In addition, analyses relating to the value of businesses or securities do not necessarily purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

The type and amount of consideration payable in the Merger was determined through negotiations between Anheuser-Busch and InBev and the decision to enter into the Merger was solely that of Anheuser-Busch’s board of directors. Citi’s opinion was only one of many factors considered by Anheuser-Busch’s board of directors in its evaluation of the Merger and should not be viewed as determinative of the views of Anheuser-Busch’s board of directors or management with respect to the Merger or the merger consideration.

The following is a summary of the material financial analyses presented to Anheuser-Busch’s board of directors in connection with Citi’s opinion. The financial analyses summarized below include information presented in tabular format. In order to fully understand Citi’s financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Citi’s financial analyses.

Stock Trading History and Implied Premiums

Citi considered the merger consideration of $70.00 per share offered to holders of Anheuser-Busch’s common stock in the Merger and calculated the implied premiums represented relative to the closing price of Anheuser-Busch’s common stock on or during (i) the one-month period ended on May 22, 2008, the last day of trading prior to rumors regarding a potential proposal from InBev, (ii) July 10, 2008, the last trading day prior to rumors regarding InBev’s $70.00 per share proposal to acquire Anheuser-Busch, (iii) the 52-week high ended on May 22, 2008 and (iv) the all time high on October 21, 2002. The results of this analysis are set forth below:

Implied Premium at
$70 Offer
Date	(%)

One-Month Average ended on May 22, 2008	39
July 10, 2008	14
52 Week High ended on May 22, 2008	29
All time high (October 21, 2002)	27

Citi also calculated the implied premiums paid in all-cash transactions valued above $10 billion since January 1, 2003, based on the target company’s closing share price one day prior to the announcement of the transaction (or, in the event that there were public reports prior to announcement of the transaction, the unaffected share price). This analysis resulted in a range of implied premiums of 25% to 35%, as compared to the premium to Anheuser-Busch’s closing share price on May 22, 2008 of 33% implied by the Merger consideration of $70.00 per share.

Selected Precedent Transactions Analysis

Using publicly available information, Citi reviewed transaction values in the following seven transactions:

Announcement Date	Acquiror	Target

January 2008	Heineken N.V.- Carlsberg A/S(*)	Scottish & Newcastle plc.
January 2008	Carlsberg A/S(*)	Scottish & Newcastle plc.
January 2008	Heineken N.V.(*)	Scottish & Newcastle plc.
July 2005	SABMiller plc	Bavaria S.A.
March 2004	Companhia de Bedidas das Amercias — AmBev	Labatt Breweries of Canada
March 2004	Interbrew S.A.	Companhia de Bedidas das Amercias — AmBev
May 2002	South African Breweries (SAB)	Miller Brewing Company

(*)	Citi considered the joint acquisition of Scottish & Newcastle plc. by Heineken N.V. and Carlsberg A/S as a whole, and separately, the subsequent division of Scottish & Newcastle plc. by each of Heineken N.V. and Carlsberg A/S.

These transactions were selected because they involved the acquisition of global brewers for a value of more than $5 billion. Citi reviewed, among other things, firm value (calculated as equity value implied by the purchase price plus straight debt, minority interest, straight preferred stock and out-of-the-money convertibles, less cash and long term equity investments valued at the current market price where available, and at book value where market price is not available) in each transaction as multiples of the last twelve months EBITDA for each target (calculated as earning before interest, taxes, depreciation and amortization). This analysis implied firm value multiples of last twelve months EBITDA ranging from 10.0x to 14.5x. Citi applied this range of multiples to Anheuser-Busch’s last twelve months EBITDA. Financial data for the selected precedent transactions were based upon public filings and publicly available information at the time of announcement, and financial data for Anheuser-Busch were based upon internal estimates of Anheuser-Busch’s managements. This analysis indicated the following per share equity reference range for Anheuser-Busch, as compared to the per share merger consideration:

Equity Reference Range	Per Share
for Anheuser-Busch	Merger Consideration

$58 – $80	$70

Research Analyst Price Targets

Citi reviewed the reports of nine research analysts found in publicly available equity research. The analysis indicated the following per share reference range for the value of Anheuser-Busch’s common stock:

				Per Share Merger
	Wall Street Research Price Targets for Anheuser-Busch			Consideration
			Post-Announcement of
			Updated Financial Plan on
	Pre-InBev Rumors	Post-InBev Rumors	June 27, 2008(*)

High	$58	$65	$68	$70
Low	$51	$51	$61	$70
Median	$54	$59	$65	$70

(*)	Based on four research analysts who updated their price targets after the announcement of the updated Anheuser-Busch financial plan.

Selected Publicly Traded Companies Analysis

Citi reviewed financial and stock market information and public market trading multiples of Anheuser-Busch (based on analysts’ research for the period ending on May 22, 2008) and the following six companies:

•	Molson Coors Brewing Company

•	Grupo Modelo S.A.B. de C.V.

•	SABMiller plc

•	InBev N.V./S.A.

•	Carlsberg A/S

•	Heineken N.V.

These companies were selected because they are all publicly traded global brewing companies that Citi believed are most comparable to Anheuser-Busch. As part of its selected comparable company analysis, Citi calculated and analyzed the respective ratios of firm value (calculated as equity value plus straight debt, minority interest, straight preferred stock, and out-of-the-money convertibles, less cash and long term equity investments valued at the current market price where available, and at book value where market price is not available) to EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) as estimated for the calendar year 2009. Citi also calculated and analyzed the respective ratio of stock price to estimated earnings per share (P/E) for calendar year 2009. The results of this selected publicly traded comparable companies analysis are summarized below:

	Firm Value / EBITDA				Price / Earnings
	2009E		2009E		2009E		2009E
	(as of 5/22/08)		(as of 7/10/08)		(as of 5/22/08)		(as of 7/10/08)

High	9.5	x	8.8	x	16.6	x	16.0	x
Low	7.2	x	6.3	x	13.5	x	11.0	x
Median	8.1	x	7.1	x	14.2	x	12.7	x

Estimated financial data of the selected companies were based on research analysts’ estimates, public filings and other publicly available information, and estimated financial data of Anheuser-Busch was based on internal estimates of Anheuser-Busch’s management. Based on the comparable company metrics analyzed, Citi selected a multiple range of 7.5x to 9.5x to the ratio of Anheuser-Busch’s firm value to its EBITDA for the calendar year 2009 and 13.5x to 16.5x to Anheuser-Busch’s estimated Earning Per Share for calendar year 2009. This analysis indicated the following selected per share equity reference range for Anheuser-Busch’s common stock, as compared to the merger consideration of $70.00 per share:

	Selected Per Share Equity
	Reference Range for	Per Share Merger
	Anheuser-Busch	Consideration

2009 Estimated EBITDA	$54 – $66	$70
2009 Estimated Earning Per Share	$53 – $64	$70

Discounted Cash Flow Analysis

Citi performed a discounted cash flow analysis to calculate the estimated present value of the standalone unleveraged, after-tax free cash flows that Anheuser-Busch could generate for calendar years 2008 through 2018. The analysis was based on internal estimates provided by Anheuser-Busch’s management as summarized on page 43. Citi also evaluated management’s internal estimates after applying certain sensitivities to take into account the possibility that (i) only seventy-five percent of the cost-savings associated with management’s updated financial plan are realized, which is referred to as Sensitivity Case 1, and (ii) only seventy-five percent of the outlined pricing-mix benefits associated with management’s updated financial plan are realized, which is referred to as Sensitivity Case 2. Citi estimates for consolidated growth in unleveraged free cash flow for calendar years 2013 through 2018 were prepared after consulting with Anheuser-Busch management, resulting in a range of 3.9% to 1.8%. Estimated terminal values for Anheuser-Busch were calculated by applying a range of perpetuity growth rates for each of Anheuser-Busch’s business units, resulting in a consolidated range of 1.6% to 2.2% to Anheuser-Busch’s calendar year 2018 estimated unleveraged free cash flow. The cash flows and terminal values were then discounted to present value using discount rates ranging from 7.25% to 7.75%, which range was derived utilizing a weighted average cost of capital analysis based on certain financial metrics, and taking into account market volatility, for Anheuser-Busch and selected global brewing companies. This analysis indicated the following implied per share equity reference ranges for Anheuser-Busch’s common stock, as compared to the per share merger consideration of $70.00 per share:

Implied Per Share Equity Reference Ranges for Anheuser-Busch			Per Share Merger
Management Plan	Sensitivity Case 1	Sensitivity Case 2	Consideration

$69 – $79	$66 – $75	$62 – $70	$70

Miscellaneous

Under the terms of Citi’s engagement, Anheuser-Busch has agreed to pay Citi for its financial advisory services in connection with the Merger a quarterly fee of $500,000, during the term of Citi’s engagement, not to exceed $2,000,000, and an additional fee of $30 million, payable upon the consummation of the Merger. Anheuser-Busch also has agreed to reimburse Citi for reasonable travel and other out-of-pocket expenses incurred by Citi in performing its services, including reasonable fees and expenses of its legal counsel, and to indemnify Citi and related persons against liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided services to Anheuser-Busch and InBev unrelated to the proposed Merger, for which services Citi and such affiliates have received compensation, including, without limitation, (i) for Anheuser-Busch, acted as co-manager with respect to the offering of Anheuser-Busch’s $500,000,000 5.50% Notes due 2018 in November 2007, co-manager with respect to the offering of Anheuser-Busch’s $500,000,000 6.450% Debentures due 2037 in August 2007, bookrunner with respect to the offering of Anheuser-Busch’s $300,000,000 5.60% Notes due 2017 in February 2007, lender in connection with a $55 million financing commitment and joint document agent on a $500 million revolving credit facility in February 2008 and (ii) for InBev, in December 2007, provided an opinion with respect to AmBev’s acquisition of the remaining stake in Quilmes Industrial SA, which is referred to as Quinsa, in July 2007, acted as bookrunner on AmBev’s BRL 300 million senior unsecured notes due 2017 and in July 2006, acted as bookrunner on AmBev’s BRL 2 billion local debentures (two tranches) to fund the acquisition of the remaining shares of Quinsa. Since January 1, 2006, Citi has received from Anheuser-Busch aggregate fees of approximately $3.9 million for services unrelated to the transaction. In the ordinary course of Citi’s business, Citi and its affiliates may actively trade or hold the securities of Anheuser-Busch and InBev for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Anheuser-Busch, and InBev and their respective affiliates.

Anheuser-Busch selected Citi to provide certain financial advisory services in connection with the Merger based on Citi’s reputation and experience. Citi is an internationally recognized investment banking firm which regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Projected Financial Information

Anheuser-Busch’s senior management is wary of making detailed projections for extended periods due to the unpredictability of the underlying assumptions and estimates. However, certain financial forecasts were prepared by our senior management as part of an annual update of the long-term strategic plan in June 2008 and were thereafter made available to Goldman Sachs, Citi and InBev in connection with their consideration of the Merger. There were no material differences between the projections provided to Goldman Sachs and Citi in connection with their evaluation of InBev’s $70 per share proposal (which are summarized on page 43 of this proxy statement) and the projections provided to Goldman Sachs and Citi in connection with their evaluation of InBev’s $65 per share proposal. We have included the material projections in this proxy statement to provide our stockholders access to certain nonpublic information considered by InBev and/or the board of directors for purposes of considering and evaluating the Merger. The inclusion of this information should not be regarded as an indication that any of Goldman Sachs, Citi, InBev or any other recipient of this information considered, or now considers, it to be a reliable prediction of future results.

The projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market and financial conditions, as well as matters specific to Anheuser-Busch’s business, many of which are beyond Anheuser-Busch’s control. These projections were, in general, prepared solely for internal use and are subjective in many respects; they are susceptible to interpretations and periodic revision based on actual experience and business developments. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. Since the projections cover multiple years, such information by its nature becomes less reliable with each successive year. The projections were not prepared with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither Anheuser-Busch’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information. The PricewaterhouseCoopers LLP reports incorporated by reference in this proxy statement relate to Anheuser-Busch’s historical financial information. They do not extend to the projected financial information and should not be read to do so. Furthermore, the financial projections do not take into account any circumstances or events occurring after the date they were prepared.

Anheuser-Busch has made publicly available its actual results of operations for the quarter and six months ended June 30, 2008. You should review Anheuser-Busch’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008 to obtain this information. See “Where You Can Find More Information.” Readers of this proxy statement are cautioned not to place undue reliance on the projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.

The inclusion of projections in this proxy statement should not be regarded as an indication that such projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, Anheuser-Busch does not intend to update, or otherwise revise the material projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. These projections do not give effect to the Merger.

The projections, which assume full implementation of Anheuser-Busch’s “Blue Ocean” program and pricing initiatives, are summarized below:

In millions of dollars, except per share amounts	2008	2009	2010	2011	2012

Net Sales	17,721	18,647	19,585	20,250	20,926
Operating Profit(1)	3,162	3,811	3,984	4,273	4,442
Earnings Per Share(1)	3.13	3.90	4.39	4.90	5.34
Free Cash Flow(2)	2,177	2,608	2,734	2,951	2,946
EBITDA without Equity Income(3)	4,200	4,800	5,000	5,300	5,400
Equity Income, Net of Tax	642	699	779	850	931

(1)	Results are normalized to exclude one-time gains, losses and expenses including the anticipated $300 million to $400 million (equal to 25 to 33 cents in earnings per share) associated with the “Blue Ocean” program.

(2)	Defined as operating cash flow, net of changes in working capital, minus capital expenditures.

(3)	EBITDA is calculated as pretax income plus depreciation and amortization expense, plus net interest cost (interest expense less capitalized interest). EBITDA was rounded as above in projections shown to Anheuser-Busch’s board of directors and to InBev.

Financing of the Merger

InBev and Merger Sub have estimated that the total amount of funds necessary to consummate the Merger and related transactions will be approximately $54.8 billion, including (i) the financing of the Merger, including payment of related transaction charges, fees and expenses, and (ii) certain fees and expenses and accrued but unpaid interest on Anheuser-Busch’s outstanding indebtedness. InBev has said it intends to fund the transaction with new credit facilities and equity financing. Funding of the equity and debt financing is subject to the satisfaction of the conditions set forth in the facilities under which the financing will be provided. Consummation of the Merger is not conditioned upon InBev’s obtaining financing.

In connection with an anticipated transaction with Anheuser-Busch, InBev entered into the following definitive financing arrangements, copies of which have been provided to us:

•	US$45,000,000,000 Senior Facilities Agreement, dated as of July 12, 2008 as amended as of July 23, 2008, August 21, 2008 and September 3, 2008 for InBev and InBev Worldwide S.A.R.L., arranged by Banco Santander, S.A., Barclays Capital, BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan PLC, Mizuho Corporate Bank, LTD., the Bank of Tokyo-Mitsubishi UFJ, LTD. and The Royal Bank of Scotland PLC, as Mandated Lead Arrangers and Bookrunners, and Fortis Bank SA/NV, acting as Agent and Issuing Bank.

•	US$5,600,000,000 Bridge Facility Agreement, dated as of July 12, 2008 as amended and increased to US$9,800,000,000 as of July 23, 2008 for InBev, and as further amended on September 3, 2008, arranged by Banco Santander, S.A., BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan PLC and The Royal Bank of Scotland PLC, as Mandated Lead Arrangers and Fortis Bank SA/NV, acting as Agent.

The availability of the debt financing is subject only to (a) satisfaction of customary corporate, acquisition-related and finance documentary conditions precedent; (b) there being no change of control of InBev; (c) in respect of each individual lender, there being no illegality affecting that lender’s obligations to lend; (d) there being no continuing major event of default or breach of a major representation; (e) consummation of the Merger; and (f) InBev receiving investment grade credit ratings from S&P and Moody’s. Major events of default are limited to non payment; breach of merger restrictions; fundamental change in the nature of business conducted; breach of restrictions on the granting of security; breach of certain obligations relating to the terms of the acquisition; insolvency related events; unlawfulness of the obligor’s obligations or repudiation of the finance documents. Major representations are limited to those relating to legal status; power to carry on operations; binding nature of obligations under finance documents; non conflict of obligation under finance documents with law or other agreements; power and authority to enter into finance documents; validity and admissibility in evidence of finance documents and pari passu ranking of obligations under the finance documents. Furthermore, major events of default and major representations relate only to InBev, Merger Sub, and InBev Worldwide S.A.R.L. and material subsidiaries of InBev, excluding Anheuser-Busch or any of its subsidiaries.

In accordance with the Merger Agreement, InBev has agreed to satisfy on a timely basis all conditions applicable to InBev under the senior debt and bridge facility agreements and must obtain and consummate the financing contemplated by the senior debt and bridge facility agreements and if such financing is unavailable, obtain and consummate alternative financing.

InBev must give Anheuser-Busch prompt notice upon becoming aware of any termination of the senior debt and bridge facility agreements and of the occurrence of any event that would prevent InBev from satisfying one or more of the conditions to initial utilization in the senior debt and bridge facility agreements. In the event that InBev becomes aware of any event or circumstance that makes any portion of the financing of the senior debt and bridge facility agreements unavailable prior to the Termination Date (as described below) on the terms and conditions set forth in the senior debt and bridge facility agreements, InBev must secure as promptly as practicable any such unavailable portion from alternative sources.

Each of InBev and Merger Sub have expressly acknowledged and agreed that the closing and the consummation of the Merger is not conditioned on the availability of the funding under the senior debt and bridge facility agreements or any alternative financing arrangement.

Interests of Anheuser-Busch’s Directors and Executive Officers in the Merger

In considering the recommendation of our board of directors with respect to the Merger Agreement, holders of shares of Anheuser-Busch common stock should be aware that Anheuser-Busch executive officers and directors have certain interests in the Merger that may be different from, or in addition to, those of our stockholders generally. These interests may create potential conflicts of interest. Our board of directors was aware that these interests existed when it approved the Merger Agreement. Such interests relate to, or arise from, among other things:

•	the fact that InBev and Mr. Busch IV have negotiated the terms of a consulting agreement under which Mr. Busch will provide consulting services in exchange for the payments and benefits described below;

•	the fact that unvested equity awards, including stock options, restricted stock and deferred stock units held by Anheuser-Busch’s directors and executive officers, will become vested upon approval by stockholders of the Merger Agreement or upon consummation of the Merger, as applicable, and all these equity awards will be converted into the right to receive an amount in cash pursuant to the terms of the Merger Agreement (minus the exercise price, if any);

•	the fact that upon the adoption by stockholders of the Merger Agreement or upon consummation of the Merger, as applicable, (i) executive officers will be entitled to pro-rata bonuses for the current performance period under the Officer Bonus Plan and (ii) executive officers and directors will be entitled to accelerated vesting and payment of their accrued benefits and distribution of their accounts under Anheuser-Busch’s supplemental retirement plans and deferred compensation plans;

•	the fact that certain executive officers will be entitled to integration bonuses and/or enhanced severance payments and benefits in the event of an involuntary or constructive termination within two years following the closing of the Merger and, in certain circumstances, a modified gross-up payment on amounts that are subject to the excise tax imposed by Code Section 4999;

•	the fact that InBev has agreed, after consultation with the Anheuser-Busch board of directors, to nominate and cause to be elected following the closing two current or former directors of Anheuser-Busch (one of whom will be August Busch IV) to the board of directors of InBev, each of whom will be confirmed for a three-year term at the first annual general meeting of InBev following the closing of the Merger (Mr. Busch IV will become a director of InBev immediately following the Merger); and

•	the fact that InBev has agreed to provide Anheuser-Busch’s directors and officers with certain rights to indemnification and insurance.

Anheuser-Busch’s directors and executive officers have entered into or participate in, as applicable, the various agreements and arrangements discussed below. In the case of each plan or agreement discussed below to which the term “change in control” applies, adoption by stockholders of the Merger Agreement or consummation of the Merger, as applicable, will constitute a change in control for all purposes under the applicable Anheuser-Busch Benefit Plans (as that term is defined in the Merger Agreement). InBev may also seek to enter into other arrangements with one or more of Anheuser-Busch’s executive officers regarding their ongoing employment with Anheuser-Busch.

Arrangements with Executive Officers and Directors of Anheuser-Busch

Consulting Agreement with Mr. Busch IV .  In connection with the Merger, InBev and Mr. Busch IV have negotiated the terms of a consulting agreement (the “Consulting Agreement”) to be effective as of the closing of the Merger and continuing until December 31, 2013 (the “Consulting Period”), substantially on the terms described below. In his role as consultant, it is contemplated that Mr. Busch IV will, at the request of the CEO of InBev, provide advice to InBev on Anheuser-Busch new products and new business opportunities; review Anheuser-Busch marketing programs; meet with retailers, wholesalers and key advertisers of Anheuser-Busch; attend North American media events; provide advice with respect to Anheuser-Busch’s relationship with charitable organizations and the communities in which it operates; and provide advice on the taste, profile, and characteristics of the Anheuser-Busch malt-beverage products.

Under the terms of the Consulting Agreement, as contemplated, at the time of the Merger, Mr. Busch IV will receive a lump sum cash payment equal to $10,350,000, less any applicable withholding. During the Consulting Period, it is contemplated that Mr. Busch IV will be paid a fee of approximately $120,000 per month. In addition, it is contemplated that Mr. Busch IV will be provided with an appropriate office in St. Louis, Missouri, administrative support, and insured medical, dental, vision and prescription drug benefits that are materially similar to those provided to full-time salaried employees of Anheuser-Busch. It is contemplated that he will also be provided with personal security services through December 31, 2011 (in St. Louis, Missouri) in accordance with the Company’s past practices including an income tax gross-up and with complimentary tickets to Anheuser-Busch-sponsored events. Mr. Busch IV will also be eligible for a Code Section 280G gross-up payment (estimated to be approximately $11.1 million) on various change in control payments and benefits to which he is entitled to in connection with the Merger.

It is contemplated that Mr. Busch IV will be subject to restrictive covenants relating to non-competition and non-solicitation of employees and customers which will be in effect for the Consulting Period and a confidentiality covenant. It is also contemplated that the parties will be subject to a mutual non-disparagement covenant.

It is contemplated that the Consulting Agreement will be terminable by either party on sixty days written notice. If terminated by reason of a notice given by Mr. Busch IV, he would no longer be entitled to any rights, payments or benefits under the Consulting Agreement (with the exception of accrued but unpaid consulting fees, business expense reimbursements, any Code Section 280G gross-up payment, indemnification by InBev, and continued office and administrative support for 90 days following termination of the agreement) and the non-compete and non-solicitation restrictive covenants would survive for two years following termination of the Consulting Agreement (but not beyond December 31, 2013). If terminated by reason of a notice given by InBev for any reason other than for “cause,” Mr. Busch IV would continue to have all rights (including the right to payments and benefits) provided for in the Consulting Agreement and will continue to be bound by the non-compete and non-solicitation restrictive covenants through December 31, 2013.

Mr. Busch IV will generally be indemnified by InBev from and against all claims arising from the performance of his duties as a consultant during the Consulting Period. In addition, Mr. Busch IV and InBev will execute a mutual release of claims regarding all pre-closing matters.

Retention Plan.  In connection with the transaction, Anheuser-Busch and InBev have agreed to establish an employee retention program providing for integration bonuses and severance benefits for certain key employees of Anheuser-Busch. This program will be effective as of the closing of the Merger and is summarized below.

Integration Bonus.  Approximately 60 key employees of Anheuser-Busch (including Anheuser-Busch’s current executive officers, other than Mr. Busch IV who will terminate employment with Anheuser-Busch upon the occurrence of the Merger as described above) will be eligible to receive an additional bonus for 2008 equal to 40% of the target bonus otherwise payable to that employee under current Anheuser-Busch bonus programs. The amount of the additional bonus will depend upon the extent of achievement of projected 2008 savings under the “Blue Ocean” program. In addition, approximately 360 key employees of Anheuser-Busch (including Anheuser-Busch’s current executive officers, other than Mr. Busch IV) will be eligible to receive an additional bonus ranging from 80% to 110% of the employee’s 2009 target bonus award. The extent to which the bonus exceeds 80% of the employee’s 2009 target bonus will depend on the extent of achievement of the “Blue Ocean” operating goals through 2009. In order to qualify for this integration bonus, the employee generally must be employed until the date on which annual bonuses for 2009 are paid in the ordinary course, though an employee who is involuntarily or constructively terminated after the closing and prior to the bonus payment will be eligible to receive a pro-rata payment.

The executive officers will be entitled to the following estimated integration bonuses under the retention plan assuming (1) the executive officer continues employment through the applicable bonus payment date and (2) in the case of the 2009 Integration Bonus, each officer’s 2009 target bonus is equal to his/her 2008 target bonus.

			Supplemental 2008
	2009 Integration Bonus	2009 Integration Bonus	Bonus
	(assuming continued	(assuming continued	(assuming continued
	employment and Blue	employment and	employment and
	Ocean performance	maximum Blue Ocean	maximum Blue Ocean
	targets are not	performance targets	performance targets
Name	achieved)	are achieved)	are achieved)

W. Randolph Baker	$542,431	$745,842	$271,215
Stephen J. Burrows	$321,360	$441,870	$160,680
Joseph P. Castellano	$248,850	$342,169	$124,425
Marlene V. Coulis	$147,360	$202,620	$73,680
John T. Farrell	$243,000	$334,125	$121,500
Michael S. Harding	$235,875	$324,328	$117,938
Keith M. Kasen	$290,160	$398,970	$145,080
Francine I. Katz	$173,193	$238,140	$86,596
John F. Kelly	$282,000	$387,750	$141,000
Robert C. Lachky	$216,480	$297,661	$108,240
Douglas J. Muhleman	$456,237	$627,326	$228,119
Michael J. Owens	$398,520	$547,965	$199,260
David A. Peacock	$367,092	$504,752	$183,546
Anthony T. Ponturo	$198,223	$272,557	$99,112
Gary L. Rutledge	$366,120	$503,415	$183,060
Thomas W. Santel	$286,119	$393,414	$143,060

Enhanced Severance.  The retention plan also provides that the same group of approximately 360 employees (including Anheuser-Busch’s current executive officers, other than Mr. Busch IV) will be eligible for enhanced severance benefits payable upon an involuntary or constructive termination of employment within two years following the closing of the transaction. These severance benefits will range from 15 months of base salary to 2 times the sum of base salary and target bonus, and will include continuation of medical, dental, vision, life insurance, prescription drug plan coverage and other welfare benefits ranging from 15 to 24 months (in each case, depending on the particular employee category; executive officers will be eligible for severance ranging from 1.75 to 2 times the sum of base salary and target bonus and benefits ranging from 21 to 24 months). The retention plan provides that approximately 60 of these employees (including Anheuser-Busch’s current executive officers, other than Mr. Busch IV) will, if necessary, be eligible for a modified gross-up payment on amounts that are subject to the excise tax imposed by Code Section 4999, but only if the total value of all “parachute payments” to the individual exceeds 110% of the individual’s “safe harbor” amount. The enhanced severance program will also contain customary restrictive obligations, including an agreement not to compete with Anheuser-Busch for a period ranging from 12 to 24 months. Constructive termination is defined to include a material reduction of compensation, a material reduction in duties and responsibilities from those in effect immediately prior to closing of the transaction and relocation of more than 50 miles.

The executive officers will be entitled to the following estimated payments (assuming termination of employment immediately following the closing of the Merger) pursuant to the enhanced severance portion of the retention plan.

			Estimated Section 280G
Executive Officers	Severance Payment	Benefit Continuation	Gross-Up Payment

W. Randolph Baker	$2,712,153	24 months	$0
Stephen J. Burrows	$1,874,600	24 months	$0
Joseph P. Castellano	$1,451,625	24 months	$0
Marlene V. Coulis	$859,600	21 months	$1,100,000
John T. Farrell	$1,417,500	24 months	$0
Michael S. Harding	$1,375,938	24 months	$900,000
Keith M. Kasen	$1,692,600	24 months	$1,300,000
Francine I. Katz	$1,010,291	21 months	$1,000,000
John F. Kelly	$1,645,001	24 months	$1,500,000
Robert C. Lachky	$1,443,203	24 months	$0
Douglas J. Muhleman	$2,407,920	24 months	$0
Michael J. Owens	$2,103,300	24 months	$1,600,000
David A. Peacock	$1,937,430	24 months	$2,300,000
Anthony T. Ponturo	$1,321,488	24 months	$0
Gary L. Rutledge	$1,932,300	24 months	$1,200,000
Thomas W. Santel	$1,669,028	24 months	$0

Accelerated Payments under Anheuser-Busch Benefit Plans

Officer Bonus Plan.  Pursuant to the terms of the Officer Bonus Plan, upon the occurrence of a change in control, all bonuses for the current performance period will be immediately payable in cash on a pro-rated basis. Under the 2008 officer bonus program, bonus payments will be calculated as percentages of Anheuser-Busch’s adjusted pretax earnings for the period prior to the Merger. The estimate of bonus payments set forth in the table below assumes that the Merger is consummated on November 30, 2008 and is based upon Anheuser-Busch’s projection of its pretax earnings for the ten-month period ending October 31, 2008. As required by the bonus plan, pretax earnings have been adjusted to normalize earnings and therefore the calculation has excluded expenses associated with Anheuser-Busch’s enhanced retirement program, investment banking, legal and other expenses relating to the Merger and the potential alternative transactions with a third party and expenses under executive and director compensation and retirement programs arising as a result of the Merger.

Supplemental Retirement Plans.  Executive officers participate in the Anheuser-Busch 401(k) Restoration Plan (the “Restoration Plan”) and the Anheuser-Busch Companies, Inc. Supplemental Executive Retirement Plan (the “SERP”). The entire value of accounts maintained under the Restoration Plan will be distributed to participating executives in a single lump sum within thirty days of the date of the change in control of Anheuser-Busch. In addition, the actuarial equivalent of benefits accrued under the SERP will fully vest and will be paid in a single lump sum within thirty days of the date of the change in control. With respect to the SERP, if an executive has otherwise satisfied the eligibility requirements for early or normal retirement benefits on the date of the change in control, the amount payable to such executive is the amount he or she would have been paid in the event of actual retirement on the change in control date.

Deferred Compensation Plans.  Executive officers of Anheuser-Busch are eligible to participate in the Anheuser-Busch Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”) and non-employee directors of Anheuser-Busch are eligible to participate in the Anheuser-Busch Companies, Inc. Deferred Compensation Plan for Non-Employee Directors (the “Director Deferred Compensation Plan”). The Executive Deferred Compensation Plan permits officers to defer salary and bonus compensation in excess of $200,000 for a specified period of time or until termination of employment. The Director Deferred Compensation Plan permits non-employee directors to defer compensation into “cash accounts” and/or “share accounts.” The entire amount of participating officers’ and directors’ accounts will be paid to such individuals in a single lump sum within 30 days of the date of the change in control.

Excise Tax Gross Ups.  In the event that an excise tax or other special tax is imposed on any payment made to an executive officer under the Officer Bonus Plan, the Executive Deferred Compensation Plan, the SERP, or the 401(k) Restoration Plan due to the change in control, the payment amount will be increased to cover such tax on a “grossed-up” basis. Such gross-up payments are included in, and are not additional to, the gross-up payments provided in the Enhanced Severance chart above.

The table below summarizes the value of the estimated payments that would be received by Anheuser-Busch’s executive officers and directors upon adoption by stockholders of the Merger Agreement or consummation of the Merger, as applicable, assuming stockholder approval and consummation of the Merger occur on November 30, 2008 (other than the amounts calculated under the 401(k) Restoration Plan and the Deferred Compensation Plan which are calculated as of August 31, 2008 and may change prior to adoption by stockholders of the Merger Agreement).

	Pro Rata 2008	Value of Accrued
	Bonus under the	Benefits under the		Value of Accounts	Value of Accounts
	Officer Bonus	SERP		under the 401(k)	under Deferred
Name	Plan	(Vested/Unvested)		Restoration Plan(1)	Compensation Plan(2)

Executive Officers
W. Randolph Baker	$2,539,000		$6,980,666/0	$905,349	$9,542,911
Mark T. Bobak(3)	N/A		$1,304,118/0	N/A	$252,426
Stephen J. Burrows	$977,000		$3,262,575/0	$611,215	$0
August A. Busch IV	$6,000,000	0/$	5,682,933	$1,089,429	$0
Joseph P. Castellano	$1,172,000		$2,015,294/0	$280,186	$670,009
Marlene V. Coulis	$781,000	0/$	367,569	$6,378	$0
John T. Farrell	$1,172,000		$983,981/0	$102,716	$1,240,948
Michael S. Harding	$1,094,000		$2,800,989/0	$164,068	$54,161
Keith M. Kasen	$1,367,000		$2,113,619/0	$145,612	$0
Francine I. Katz	$879,000	0/$	611,954	$134,756	$0
John F. Kelly	$1,543,000	0/$	1,548,533	$320,502	$1,556,358
Robert C. Lachky	$1,133,000		$1,645,998/0	$257,217	$0
Douglas J. Muhleman	$2,129,000	0/$	3,212,960	$489,163	$0

	Pro Rata 2008	Value of Accrued
	Bonus under the	Benefits under the		Value of Accounts	Value of Accounts
	Officer Bonus	SERP		under the 401(k)	under Deferred
Name	Plan	(Vested/Unvested)		Restoration Plan(1)	Compensation Plan(2)

Michael J. Owens	$1,856,000	0/$	2,399,163	$359,323	$0
David A. Peacock	$1,953,000	0/$	734,548	$22,691	$0
Anthony T. Ponturo	$1,035,000		$1,911,433/0	$0	$0
Gary L. Rutledge	$762,000	0/$	559,759	$60,228	$0
Thomas W. Santel	$1,367,000	0/$	1,354,419	$335,432	$1,080,770
Directors
August A. Busch III	N/A		N/A	$246,789	$178,228
Carlos Fernandez(4)	N/A		N/A	N/A	14,579
James J. Forese	N/A		N/A	N/A	$0
John E. Jacob(5)	N/A		N/A	$0	$1,038,205
James R. Jones	N/A		N/A	N/A	$125,546
Charles F. Knight(6)	N/A		N/A	N/A	N/A
Vernon R. Loucks, Jr.	N/A		N/A	N/A	$329,270
Vilma S. Martinez	N/A		N/A	N/A	$3,422,109
William Porter Payne	N/A		N/A	N/A	$305,903
Joyce M. Roché	N/A		N/A	N/A	$610,077
Henry Hugh Shelton	N/A		N/A	N/A	$110,004
Patrick T. Stokes	N/A		N/A	$0	$187,296
Andrew C. Taylor	N/A		N/A	N/A	$170,109
Douglas A. Warner III	N/A		N/A	N/A	$201,575
Edward E. Whitacre, Jr.	N/A		N/A	N/A	$2,173,068

(1)	The executives’ account balances under the 401(k) Restoration Plan are fully vested and therefore no acceleration of vesting will occur as a result of the Merger.

(2)	The executives’ and directors’ account balances under the Deferred Compensation Plan are fully vested and therefore no acceleration of vesting will occur as a result of the Merger.

(3)	Mr. Bobak resigned from Anheuser-Busch in December 2007.

(4)	Mr. Fernandez resigned from the board of directors in June 2008.

(5)	Mr. Jacob retired from the board of directors in April 2008.

(6)	Mr. Knight retired from the board of directors in April 2008.

Treatment of Outstanding Equity Awards

Acceleration of Equity Awards.  Pursuant to the terms of Anheuser-Busch’s 2008 Long-Term Equity Incentive Plan for Non-Employee Directors, 2007 Equity and Incentive Plan, 2006 Restricted Stock Plan for Non-Employee Directors, 1998 Incentive Stock Plan, 1989 Incentive Stock Plan, Global Employee Stock Purchase Plan, the Stock Plan for Non-Employee Directors, and the Non-Employee Director Elective Stock Acquisition Plan (the “Stock Plans”), upon adoption by stockholders of the Merger Agreement or upon consummation of the Merger, as applicable, each equity award (including options, restricted shares, and restricted share units) outstanding under the Stock Plans will vest and all restrictions will lapse (including equity awards held by our executive officers and directors).

Cancellation of Equity Awards under the Merger Agreement.  The Merger Agreement provides that at the consummation of the Merger, each outstanding option to purchase shares under the Stock Plans will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the total number of shares subject to the option times (y) the excess of $70.00 over the exercise price per share under the option, less applicable taxes required to be withheld.

In addition, the Merger Agreement provides that at the consummation of the Merger, all other equity outstanding awards will be cancelled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares subject to the awards times (y) $70.00, less applicable taxes required to be withheld.

Assuming a closing date of November 30, 2008, the estimated aggregate number and value of equity awards held by executive officers and directors is as follows:

			Unvested Shares of Restricted		Aggregate Value of Equity
	Unvested Options That Will		Stock and Deferred Stock Units		Awards Payable Upon
	Accelerate Upon a Change in		That Will Accelerate Upon a		Consummation of Merger
	Control		Change in Control		(Vested and Unvested)
Name	(#/$)*		(#/$)*		($)*

Executive Officers
W. Randolph Baker	200,339/$	3,953,775	20,306/$	1,421,420	$50,206,103
Mark T. Bobak(1)	199,878/$	3,942,882	18,585/$	1,300,950	$27,322,957
Stephen J. Burrows	89,535/$	1,772,754	11,342/$	793,940	$24,584,740
August A. Busch IV(2)	762,346/$	15,167,644	67,847/$	4,749,290	$88,638,310
Joseph P. Castellano	86,110/$	1,691,822	8,324/$	582,680	$16,410,830
Marlene V. Coulis	46,649/$	922,265	5,098/$	356,860	$4,179,466
John T. Farrell	70,351/$	1,319,437	1,273/$	89,110	$9,927,803
Michael S. Harding	81,214/$	1,599,368	5,175/$	362,250	$12,111,397
Keith M. Kasen	99,631/$	1,955,593	10,639/$	744,730	$15,079,998
Francine I. Katz	53,510/$	1,056,956	6,288/$	440,160	$12,216,182
John F. Kelly	98,188/$	1,937,784	10,630/$	744,100	$23,583,064
Robert C. Lachky	66,500/$	1,314,180	4,565/$	319,550	$19,516,815
Douglas J. Muhleman	174,549/$	3,400,192	16,815/$	1,177,050	$38,454,580
Michael J. Owens	155,109/$	3,017,034	14,628/$	1,023,960	$26,559,998
David A. Peacock	117,860/$	2,270,595	5,429/$	380,030	$8,727,308
Anthony T. Ponturo	59,850/$	1,184,480	7,131/$	499,170	$14,603,865
Gary L. Rutledge	31,673/$	631,834	3,302/$	231,140	$8,217,815
Thomas W. Santel	102,647/$	2,013,999	9,358/$	655,060	$24,128,101
Directors
August A. Busch III(3)	3,333/$	68,543	9,275/$	649,250	$103,594,266
Carlos Fernandez(4)		0		0	0
James J. Forese	4,999/$	110,443	2,913/$	203,910	$741,935
John E. Jacob(5)		0	859/$	60,130	$28,286,916
James R. Jones	4,999/$	110,443	2,939/$	205,730	$1,252,080
Charles F. Knight(6)		0		0	$1,046,350
Vernon R. Loucks, Jr.	4,999/$	110,443	2,939/$	205,730	$1,252,080
Vilma S. Martinez	4,999/$	110,443	2,913/$	203,910	$1,250,260
William Porter Payne	4,999/$	110,443	2,939/$	205,730	$1,252,080
Joyce M. Roché	4,999/$	110,443	2,939/$	205,730	$1,252,080
Henry Hugh Shelton	4,999/$	110,443	2,939/$	205,730	$961,385
Patrick T. Stokes	3,333/$	68,543	15,885/$	1,111,950	$140,767,807
Andrew C. Taylor	4,999/$	110,443	2,913/$	203,910	$1,250,260

			Unvested Shares of Restricted		Aggregate Value of Equity
	Unvested Options That Will		Stock and Deferred Stock Units		Awards Payable Upon
	Accelerate Upon a Change in		That Will Accelerate Upon a		Consummation of Merger
	Control		Change in Control		(Vested and Unvested)
Name	(#/$)*		(#/$)*		($)*

Douglas A. Warner III	4,999/$	110,443	2,939/$	205,730	$1,252,080
Edward E. Whitacre, Jr.	4,999/$	110,443	2,939/$	205,730	$826,110

*	The value of the stock option awards is equal to (a) the product of the number of shares underlying the award and $70 minus (b) the aggregate exercise price. The value of the restricted stock awards and deferred stock unit awards is equal to the product of the number of shares subject to the award and $70.

(1)	Mr. Bobak resigned from Anheuser-Busch in December 2007.

(2)	Amount does not include 50,000 vested options transferred to Mr. Busch IV by Mr. Busch III.

(3)	Amount includes 100,0000 transferred, vested options (50,000 of which were transferred to Mr. Busch IV).

(4)	Mr. Fernandez resigned from the board of directors in June 2008.

(5)	Mr. Jacob resigned from the board of directors in April 2008.

(6)	Mr. Knight resigned from the board of directors in April 2008.

Indemnification and Insurance

Prior to the effective time of the Merger, Anheuser-Busch will, and if Anheuser-Busch is unable to, InBev will cause the surviving corporation to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the Merger from an insurance carrier with the same or better credit rating as Anheuser-Busch’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who, as of the date of the Merger Agreement, were covered by Anheuser-Busch’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Anheuser-Busch’s existing D&O Insurance with respect to matters existing or occurring at or prior to the effective time of the Merger (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). If Anheuser-Busch and the surviving corporation for any reason fail to obtain such “tail” insurance policies, InBev has agreed to cause the surviving corporation to continue to maintain in effect Anheuser-Busch’s current D&O Insurance, at no expense to the beneficiaries, for a period of at least six years from and after the effective time of the Merger. If such insurance is unavailable, InBev has agreed to cause the surviving corporation to purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as Anheuser-Busch’s current insurance carrier with respect to Anheuser-Busch’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Anheuser-Busch’s existing policies as of the date of the Merger Agreement. In no event will InBev or the surviving corporation be required to expend an annual premium amount in excess of 300% of the annual premiums currently paid by Anheuser-Busch for such insurance; if the annual premiums of such insurance coverage exceed that amount, the surviving corporation is required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Following the effective time of the Merger, InBev and the surviving corporation will indemnify, defend and hold harmless each present and former director and officer of Anheuser-Busch or any of its subsidiaries and any fiduciary under any Anheuser-Busch benefit plan (the “indemnified parties”), and will also promptly advance expenses as incurred, against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director, employee or fiduciary of Anheuser-Busch or any of its subsidiaries or a fiduciary under any Anheuser-Busch benefit plan, whether asserted or claimed prior to, at or after the effective time of the Merger (including with respect to any acts or omissions in connection with the Merger Agreement and the transactions and actions contemplated thereby), to the fullest extent permitted under Delaware law and our certificate of incorporation or bylaws and any indemnification agreement in effect on the date of the Merger Agreement. Any determination required to be made with respect to whether an officer’s or director’s conduct complied with the standards set forth under Delaware law and our certificate of incorporation and bylaws will be made by independent counsel selected by the indemnified party. In the event of any claim, action, suit, proceeding or investigation, (x) neither InBev nor the surviving corporation may settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation, unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising out of such claim, action, suit, proceeding or investigation or the indemnified party otherwise consents, and (y) the surviving corporation will cooperate in the defense of such matter.

Additionally, the charter and bylaws of the surviving corporation must contain provisions no less favorable with respect to indemnification of and advancement of expenses to individuals who were directors and officers prior to the effective time of the Merger than those contained in our certificate of incorporation and bylaws as of the date of the Merger Agreement, and such provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of any indemnified party.

The rights of the indemnified parties under the Merger Agreement are in addition to any rights such indemnified parties may have under the certificate of incorporation or bylaws of Anheuser-Busch or any of its subsidiaries, or under any applicable contracts or laws. InBev has agreed to honor and perform under all indemnification agreements entered into by Anheuser-Busch or any of its subsidiaries.

Each of Anheuser-Busch’s directors and executive officers is party to an indemnification agreement with Anheuser-Busch which provides indemnitees with, among other things, certain indemnification and advancement rights in third-party proceedings, proceedings by or in the right of Anheuser-Busch, proceedings in which the indemnitee is wholly or partly successful, and for an indemnitee’s expenses incurred as a witness in a proceeding by reason of his or her corporate status. In the event of a potential change of control of Anheuser-Busch, each of the directors and executive officers has the right to request that Anheuser-Busch fund a trust in an amount sufficient to satisfy any and all expenses reasonably anticipated at the time of request to be incurred in connection with investigating, preparing for and defending any claim relating to an indemnifiable event, and any and all judgments, fines, penalties and settlement amounts of any and all claims relating to an indemnifiable event from time to time actually paid or claimed, reasonably anticipated or proposed to be paid.

Material U.S. Federal Income Tax Consequences of the Merger to Our Stockholders

The following discussion is a summary of the material U.S. federal income tax consequences of the Merger to “U.S. holders” (as defined below) of Anheuser-Busch common stock whose shares are converted into the right to receive cash in the Merger. This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), U.S. Treasury regulations promulgated thereunder, judicial authorities and administrative rulings, all as in effect as of the date of the proxy statement and all of which are subject to change, possibly with retroactive effect.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of shares of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof, or the District of Columbia;

•	a trust that (i) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.

Holders of our common stock who are not U.S. holders may be subject to different tax consequences than those described below and are urged to consult their tax advisors regarding their tax treatment under U.S. and non-U.S. tax laws.

The following does not purport to consider all aspects of U.S. federal income taxation of the Merger that might be relevant to U.S. holders in light of their particular circumstances, or those U.S. holders that may be subject to special rules (for example, dealers in securities or currencies, brokers, banks, financial institutions, insurance companies, mutual funds, tax-exempt organizations, stockholders subject to the alternative minimum tax, partnerships (or other flow-through entities and their partners or members), persons whose functional currency is not the U.S. dollar, stockholders who hold our stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment, stockholders that acquired our common stock pursuant to the exercise of an employee stock option or otherwise as compensation, or U.S. holders who have perfected and not withdrawn a demand for statutory appraisal rights), nor does it address the U.S. federal income tax consequences to U.S. holders that do not hold our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). In addition, the discussion does not address any aspect of foreign, state, local, estate, gift or other tax law that may be applicable to a U.S. holder.

The tax consequences to stockholders that hold our common stock through a partnership or other pass-through entity generally will depend on the status of the stockholder and the activities of the partnership. Partners in a partnership or other pass-through entity holding our common stock should consult their tax advisors.

This summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Holders are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

Exchange of Shares of Common Stock for Cash Pursuant to the Merger Agreement.  The receipt of cash in exchange for shares of our common stock pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a U.S. holder whose shares of common stock are converted into the right to receive cash in the Merger will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the stockholder’s adjusted tax basis in such shares. Gain or loss will be determined separately for each block of shares (i.e., shares acquired at the same cost in a single transaction) surrendered for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder’s holding period for such shares is more than 12 months at the time of the consummation of the Merger. Long-term capital gains of non-corporate U.S. holders, including individuals, recognized in taxable years beginning before January 1, 2011 are generally taxed at a maximum rate of 15%. Short-term capital gains are taxed at ordinary income rates.

Backup Withholding and Information Reporting.  A U.S. holder may be subject to backup withholding at the applicable rate (currently 28 percent) on the cash payments to which such U.S. holder is entitled pursuant to the Merger, unless the U.S. holder properly establishes an exemption or provides a taxpayer identification number and otherwise complies with the backup withholding rules. Each U.S. holder should complete and sign the substitute IRS Form W-9 included as part of the letter of transmittal and return it to the paying agent in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exemption applies and is established in a manner satisfactory to the paying agent. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules generally will be allowable as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Regulatory Approvals

Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be completed until Anheuser-Busch and InBev each file a notification and report form under the HSR Act and the applicable waiting period has expired or been terminated. On July 15, 2008, InBev filed, and on July 18, 2008, Anheuser-Busch filed, notification and report forms under the HSR Act with the FTC and the Antitrust Division of the DOJ. On August 18, 2008, Anheuser-Busch and InBev received a request for additional information, commonly referred to as a “second request,” from the Antitrust Division of the DOJ under the HSR Act. The effect of the second request is to extend the waiting period imposed by the HSR Act. The applicable waiting period under the HSR Act has not yet expired or been terminated. At any time before or after consummation of the Merger, notwithstanding the termination of the waiting period under the HSR Act, the Antitrust Division of the DOJ or the FTC could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Anheuser-Busch or InBev. At any time before or after the consummation of the Merger, and notwithstanding the termination of the waiting period under the HSR Act, any state could take such action under antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the consummation of the Merger or seeking divestiture of substantial assets of Anheuser-Busch or InBev. Private parties may also seek to take legal action under antitrust laws under certain circumstances. On September 10, 2008, an application for injunctive relief was filed on behalf of a group of beer consumers in the United States District Court for the Eastern District of Missouri alleging that the Merger violates Section 7 of the Clayton Antitrust Act. The complaint seeks to prohibit the Merger and also seeks attorneys’ fees.

In addition, the Merger is subject to various foreign antitrust laws. To the extent required, Anheuser-Busch and InBev have filed or intend to file notifications in certain non-U.S. jurisdictions. These jurisdictions are Argentina, Bosnia and Herzegovina, Brazil, China, Germany, Mexico, Montenegro, Serbia, the United Kingdom and Uruguay. Some of these jurisdictions do not require regulatory approval, consent or agreement prior to completing the Merger. If this is not the case, Anheuser-Busch and InBev expect to observe the applicable waiting periods prior to completing the Merger.

Argentina.  Under the Antitrust Law N° 25,156 (as modified by Legislative Decree N° 396/2001 and implemented by Regulatory Decree N° 89/2001 and Resolution N° 40/2001), Anheuser-Busch and InBev must file a notification to the National Commission for Competition Defence (“CNOC”). Anheuser-Busch and InBev are currently preparing a notification to the CNDC. The CNDC will review the Merger once the notification has been made and make any necessary recommendations to the Secretary of Interior Commerce (“SIC”) with respect to the adoption of a decision concerning the Merger. The SIC can take such action under the antitrust laws as it deems necessary or desirable, including conditioning its approval of the Merger upon the observance of certain terms and conditions. The Merger can be completed prior to the approval of the CNDC. However, the Argentine portion of the Merger cannot be consummated until approval by the CNDC or expiry of the applicable waiting period.

Bosnia and Herzegovina.  Under the Competition law of Bosnia and Herzegovina, the Merger cannot be completed until the Competition Council of Bosnia and Herzegovina (“Council”) has approved the Merger or the applicable waiting period has expired. On August 12, 2008, InBev filed a request for a waiver of the obligation to file with the Council. The Council can accept the request or take such action under the antitrust laws as it deems necessary or desirable, including conditioning its approval of the Merger upon the observance of certain terms and conditions.

Brazil.  Under law 8884, the Merger must be approved by the Brazilian Antitrust Commission (“CADE”). On August 1, 2008, Anheuser-Busch and InBev filed a notification with CADE. An unconditional clearance decision was issued by CADE on September 17, 2008.

China.  Under the Anti-Monopoly law (the “AML”) and the regulations promulgated thereunder, the Merger cannot be completed until InBev files a notification under the AML and the applicable review period has expired. InBev has indicated that it expects to file a notification with the Ministry of Commerce (“MOC”) in October of 2008. The MOC can take such action under the antitrust laws as it deems necessary or desirable, including conditioning its approval of the Merger upon the observance of certain terms and conditions.

Germany.  Under Chapter VII of the Act against Restraints of Competition, the Merger cannot be completed until Anheuser-Busch and InBev file a notification to the Federal Cartel Office (“FCO”) and the applicable waiting period has expired or been terminated. On August 7, 2008, Anheuser-Busch and InBev filed a notification to the FCO and on August 20, 2008, an unconditional clearance decision was issued by the FCO.

Mexico.  Under the Federal law on Economic Competition (ley Federal de Competencia Economica;) (the “FLEC”), and the regulations thereof, the Merger cannot be completed until Anheuser-Busch and InBev file a notification to the Federal Competition Commission (the “CFC”) and the applicable waiting period has expired. On September 17, 2008, Anheuser-Busch and InBev filed a notification to the CFC. The CFC may take such action under the FLEC as it deems necessary or desirable, including conditioning its approval of the Merger upon the observance of certain terms and conditions.

Montenegro.  Under the Competition law of the Republic of Montenegro, the Merger cannot be completed until the Competition Authority of the Republic of Montenegro (the “Authority”) approves the Merger or until the applicable waiting period expires. On August 12, 2008, InBev filed a request for a waiver of the obligation to file with the Authority. The Authority can accept the request or take such action under the antitrust laws as it deems necessary or desirable, including conditioning its approval of the Merger upon the observance of certain terms and conditions.

Serbia.  Under the Competition law of the Republic of Serbia, the Merger cannot be completed until the Competition Commission of the Republic of Serbia (the “Commission”) approves the Merger or the applicable waiting period expires. On August 12, 2008, InBev filed a request for a waiver of the obligation to file with the Commission. An unconditional clearance decision was issued by the Serbian authority on September 12, 2008.

United Kingdom.  Under the Enterprise Act 2002 (the “EA”), a merger that meets the applicable thresholds can be notified voluntarily to the Office of Fair Trading (the “OFT”) for approval. The relevant merger can be referred to the Competition Commission (the “CoCo”) for a more detailed substantive review. The OFT has a duty to refer mergers to the CoCo where it believes that there is, or may be, a relevant merger situation that has resulted or may be expected to result in a substantial lessening of competition in the UK. InBev filed a voluntary notification to the OFT on August 26, 2008. The Merger can be consummated during the OFT’s review. However, following closing but prior to a decision as to whether to refer a completed merger to the CoCo, the OFT can require hold-separate-type undertakings or impose orders to prevent action that might prejudice a referral of the Merger by the CoCo. If a referral is made to the CoCo prior to consummation of the Merger, the Merger cannot be consummated except with the CoCo’s consent. The OFT or the CoCo, as the case may be, can take such action under the antitrust laws as it deems necessary or desirable, including conditioning its approval of the Merger upon the observance of certain terms and conditions.

Uruguay.  Under the Act 18.159 (“Antitrust Act”) and Decree 404/007, a notification or notice, as the case may be, must be filed with the Antitrust Commission depending on the circumstances of the case. Anheuser-Busch and InBev are currently preparing a notice to the Antitrust Commission regarding the Merger. The Merger does not require the approval, consent or agreement of the Antitrust Commission.

While there can be no assurance that the Merger will not be challenged by a governmental authority or private party on antitrust grounds, Anheuser-Busch, based on a review of information provided by InBev relating to the businesses in which it and its affiliates are engaged, believes that the Merger can be effected in compliance with federal, state and foreign antitrust laws. The term “antitrust laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Delisting and Deregistration of Common Stock

If the Merger is completed, our common stock will be delisted from the NYSE and deregistered under the Exchange Act and we will no longer file periodic reports with the SEC on account of our common stock.

Litigation Related to the Merger

Missouri Suits

On June 4, 2008 and July 16, 2008, two substantially similar putative shareholder class and derivative actions were filed in the Circuit Court of the City of St. Louis, Missouri against Anheuser-Busch’s board of directors and Anheuser-Busch (in part as nominal defendant), styled as Pick v. Busch, et al., C.A. No. 0822-CC02134, and New Jersey Carpenters Pension and Annuities Funds v. Busch, et al., C.A. No. 0822-CC07280. These plaintiffs alleged that the defendants breached their fiduciary duties by failing to give adequate consideration to the InBev non-binding proposal and taking improper defensive actions against the offer in an attempt to maintain their positions on Anheuser-Busch’s board of directors. The plaintiffs generally sought declaratory relief that the defendants breached their fiduciary duties, injunctive relief to prevent such breaches and/or fees and expenses. On July 2, 2008, a different plaintiff filed an action with similar allegations in United Stated District Court for the Eastern District of Missouri, styled as United Food & Commercial Workers Pension Fund of Northeastern PA v. Anheuser-Busch Companies, Inc., et al., C.A. 4:08-cv-00968. The plaintiff in the federal action sought damages in addition to the other forms of relief sought in the state actions.

The plaintiffs in the Missouri state court actions filed a motion to consolidate those two cases and for the appointment of lead counsel on June 26, 2008 and a motion for expedited discovery on June 30, 2008. Anheuser-Busch filed motions to stay the two Missouri state actions in favor of the substantially similar lawsuits pending in the Delaware Court of Chancery on June 27, 2008. On July 2, 2008, the Circuit Court of the City of St. Louis held a hearing on these motions and, on July 7, 2008, granted Anheuser-Busch’s motion to stay the two Missouri state actions in favor of substantially similar Delaware actions, which are described below. The Circuit Court also ruled that the plaintiffs’ motion to consolidate the Missouri actions and motion for expedited discovery were moot. On July 11, 2008, the plaintiffs filed a motion to lift the stay and Anheuser-Busch filed an opposition brief on July 18, 2008. On July 21, 2008, the court removed the motion to lift the stay from its hearing docket, to be reset on application.

On July 30, 2008, a putative shareholder class and derivative action styled Man Foon Shiu v. Busch, et al., C.A. No. 4:2008-CV-1119 CDP, was filed against Anheuser-Busch’s board of directors, Anheuser-Busch (in part as nominal defendant), Pestalozzi Acquisition Corp. and InBev NV/SA in United States District Court for the Eastern District of Missouri. The plaintiff in the Shiu action alleged that the board of directors had breached its fiduciary duties by failing to maximize shareholder value by agreeing to sell the Company through an unfair process and for an unfair price, and claimed that InBev had aided and abetted the board of directors in agreeing to do so. The plaintiff generally sought declaratory relief that the board of directors breached its fiduciary duties, injunctive relief to prevent such breaches and/or fees and expenses.

On August 21, 2008, the plaintiff filed an amended complaint, again claiming that the board of directors breached its fiduciary duties by agreeing to sell Anheuser-Busch through an unfair process and for an unfair price, and also that the board of directors breached its fiduciary duties by making materially inadequate disclosures and omissions in Anheuser-Busch’s Preliminary Proxy Statement filed with the SEC on August 15, 2008. On September 4, 2008, plaintiff filed a motion for expedited proceedings and a motion to expedite discovery. Both motions were denied by the court the same day.

On September 5, 2008, a putative shareholder derivative action styled Hoops v. Busch, et al., C.A. No. 0822-CC-08637, was filed against Anheuser-Busch’s board of directors and Anheuser-Busch (in part as nominal defendant) in the Circuit Court for the City of St. Louis, Missouri. The plaintiff in the Hoops action alleged that the board of directors breached its fiduciary duties by (i) failing to immediately appoint a special committee of independent directors to consider the InBev non-binding proposal; (ii) delaying the acceptance of the InBev non-binding proposal and/or the closing of the Merger in order to obtain additional compensation for themselves; (iii) securing positions for themselves at the combined company resulting from the Merger, as well as other awards, benefits, and additional compensation for themselves beyond what was originally offered; and (iv) failing to set a final closing date for the Merger. The plaintiff generally sought both injunctive relief and compensatory damages, and fees and expenses.

On September 10, 2008, an action brought under Section 16 of the Clayton Antitrust Act styled Ginsburg et al. v. InBev NV/SA et al., C.A. No. 08-1375, was filed against Anheuser-Busch in the United States District Court for the Eastern District of Missouri. The plaintiffs in the Ginsburg action allege that the Merger will have certain anticompetitive effects and consequences on the beer industry and will create a monopoly in the production and sale of beer in the United States. The plaintiffs generally seek declaratory relief that the Merger violates Section 7 of the Clayton Antitrust Act, injunctive relief to prevent consummation of the merger and fees and expenses.

Delaware Shareholder Suits

Between June 12, 2008 and July 2, 2008, a total of 11 substantially similar putative shareholder class and derivative actions were filed in the Delaware Court of Chancery against Anheuser-Busch’s board of directors and Anheuser-Busch (in part as a nominal defendant), alleging that the defendants breached their fiduciary duties by failing to maximize shareholder value and adopting unreasonable defensive measures in the face of the InBev non-binding proposal, including undertaking merger negotiations with Grupo Modelo. The plaintiffs generally sought declaratory relief that the defendants breached their fiduciary duties, injunctive relief to prevent such breaches, damages, and/or fees and expenses.

On June 18, 2008 and June 24, 2008, the plaintiffs in two of these actions moved for expedited discovery. The Court denied both motions. On June 25, 2008, one of the plaintiffs filed an Order of Dismissal seeking a voluntary dismissal of its action without prejudice. On July 10, 2008, the court consolidated the remaining ten actions under the caption In re Anheuser-Busch Companies, Inc. Shareholders Litigation, C.A. No. 3851, appointed the following as lead plaintiffs: Deka International S.A. Luxemburg, International Fund Management S.A. Luxemburg, Helaba Invest Kapitalanlagegesellschaft MBH, Deka Inestmentgesellschaft MBH, Deka Fundmaster Investmentgesellschaft MBH, the General Retirement System of the City of Detroit, and Sjunde AP-Fonden. The court further ordered the lead plaintiffs to file a consolidated amended derivative and class action complaint and that the defendants need not respond to any of the previously filed-complaints. The lead plaintiffs have not yet filed their consolidated amended complaint.

Modelo Arbitration

Anheuser-Busch International Holdings, Inc. (“ABIH”) has received a letter from the attorney representing both Grupo Modelo S.A.B. de C.V. and the Series A shareholders of Grupo Modelo S.A.B. de C.V. The letter notifies ABIH that Grupo Modelo S.A.B. de C.V. and the Series A shareholders plan to file a notice of arbitration shortly with respect to the previously disclosed claims that consummation of the transaction between Anheuser-Busch and InBev would violate provisions of the Investment Agreement, unless consented to by them. ABIH has informed Grupo Modelo S.A.B. de C.V. and its Series A shareholders that it believes such claims are entirely without merit, and that ABIH will vigorously contest such claims. Anheuser-Busch believes that the arbitration proceeding will have no impact on the completion of the transaction with InBev.

THE MERGER AGREEMENT

The summary of the material terms of the Merger Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this document. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. We encourage you to carefully read the Merger Agreement in its entirety.

The Merger Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about Anheuser-Busch, InBev or Merger Sub. Such information can be found elsewhere in this proxy statement and in the other public filings Anheuser-Busch makes with the SEC, which are available without charge at www.sec.gov.

The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of the Merger Agreement and as of a specific date and may be subject to more recent developments, were solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating risk between parties to the Merger Agreement instead of establishing these matters as facts, and may apply standards of materiality in a way that is different from what may be viewed as material by you or by other investors. For the foregoing reasons, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Anheuser-Busch, InBev or Merger Sub or any of their respective subsidiaries or affiliates.

The Merger

The Merger Agreement provides for the Merger of Merger Sub with and into Anheuser-Busch upon the terms, and subject to the conditions, of the Merger Agreement. As the surviving corporation, Anheuser-Busch will continue to exist following the Merger as an indirect wholly-owned subsidiary of InBev. Upon consummation of the Merger, the directors of Merger Sub will be the initial directors of the surviving corporation and the officers of Anheuser-Busch will be the initial officers of the surviving corporation.

We or InBev may terminate the Merger Agreement prior to the consummation of the Merger in some circumstances, whether before or after the adoption by our stockholders of the Merger Agreement. Additional details on the parties’ ability to terminate the Merger Agreement are described in “— Termination of the Merger Agreement” beginning on page 69.

Effective Time

The Merger will be effective at the time the certificate of merger is filed with the Secretary of State of the State of Delaware or such later time as agreed by the parties to the Merger Agreement in writing and specified in the certificate of merger. We expect to complete the Merger as soon as practicable after our and InBev’s stockholders adopt the Merger Agreement and all other conditions to closing have been satisfied or waived.

Unless otherwise agreed by the parties to the Merger Agreement, the parties are required to close the Merger no later than the third business day after the satisfaction or waiver of the conditions described under “Conditions to the Merger” beginning on page 68.

Merger Consideration

Each share of our common stock issued and outstanding immediately prior to the effective time of the Merger will be converted into the right to receive $70.00 in cash, without interest and less any applicable withholding taxes, other than the following shares:

•	owned by InBev, Merger Sub or any other direct or indirect wholly owned subsidiary of InBev (other than shares of common stock held on behalf of third parties);

•	owned by Anheuser-Busch or any direct or indirect wholly owned subsidiary of Anheuser-Busch (other than shares of common stock held on behalf of third parties); and

•	owned by stockholders who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL.

After the effective time of the Merger, each holder of any shares of our common stock (other than shares for which appraisal rights have been properly demanded and perfected and not withdrawn) will no longer have any rights with respect to the shares, except for the right to receive the merger consideration. See “Dissenters’ Rights of Appraisal” beginning on page 78.

Treatment of Options and Other Awards

Anheuser-Busch Stock Options.  At the effective time of the Merger, each outstanding option to acquire our common stock under equity incentive plans, vested or unvested, will be cancelled and converted into the right to receive within 3 business days following the Merger a cash payment equal to the number of shares of our common stock underlying such option multiplied by the amount by which $70.00 exceeds the exercise price of such option, less any applicable withholding taxes.

Anheuser-Busch Awards.  At the effective time of the Merger, each right of any kind, contingent or accrued, to acquire or receive stock payable under Anheuser-Busch benefit plans, vested or unvested, will be cancelled and converted into the right to receive within 3 business days following the Merger a cash payment equal to the number of shares of our common stock subject to any such award immediately prior to the effective time multiplied by either (i) $70.00 or (ii) if the Anheuser-Busch award has a specified reference price, the amount by which $70.00 exceeds such reference price, in each case less any applicable withholding taxes.

Employee Stock Purchase Plan.  Anheuser-Busch’s Global Employee Stock Purchase Plan will terminate as of immediately prior to the effective time of the Merger, and no new share offering date will commence under the plan following the date of the Merger Agreement, and unused amounts held in participant savings accounts will be returned to participants.

The effect of the Merger upon our other employee benefit plans is more fully described under “Employee Benefits” beginning on page 72.

Payment for the Shares of Common Stock

InBev will select a paying agent with our prior approval to make payment of the merger consideration as described above. Simultaneously with the effective time of the Merger, InBev will deposit or cause to be deposited with such paying agent a cash amount in immediately available funds to pay the aggregate merger consideration payable to our stockholders as well as any amounts described above that are payable to option holders and Anheuser-Busch award recipients.

Following the effective time of the Merger, there will be no further transfer of shares of our common stock.

Promptly after the effective time of the Merger and, in any event, within five business days in the case of record holders and three business days in the case of “street” holders, the surviving corporation will cause the paying agent to send you a letter of transmittal and instructions advising you how to surrender your shares of common stock in exchange for the merger consideration. The paying agent will pay you the merger consideration to which you are entitled after you have provided to the paying agent your signed letter of transmittal and any other items specified by the letter of transmittal. Interest will not be paid or accrue in respect of the merger consideration. The surviving corporation will reduce the amount of any merger consideration paid to you by any applicable withholding taxes.

If any cash deposited with the paying agent is not claimed within nine months following the effective time of the Merger, such cash will be returned to the surviving corporation. Holders who have not received the merger consideration due to non-compliance with the exchange of certificates procedures must seek payment from the surviving corporation.

Representations and Warranties

In the Merger Agreement, Anheuser-Busch made representations and warranties relating to, among other things:

•	the corporate organization, good standing and qualification of Anheuser-Busch and its subsidiaries;

•	its capital structure;

•	its corporate power and authority to enter into the Merger Agreement;

•	the fairness opinions delivered by Goldman Sachs and Citi;

•	required regulatory filings, consents and approvals of governmental entities;

•	absence of conflicts with law, Anheuser-Busch’s organizational documents and contracts to which Anheuser-Busch is a party;

•	Anheuser-Busch’s financial statements filed with the SEC and related matters;

•	compliance with NYSE listing and corporate governance rules, and Sarbanes-Oxley;

•	absence of changes since December 31, 2007;

•	absence of litigation and unknown liabilities of Anheuser-Busch;

•	employee benefits;

•	Anheuser-Busch’s compliance with laws;

•	material contracts;

•	Anheuser-Busch’s owned and leased United States properties;

•	lack of applicability of takeover statutes to the Merger;

•	environmental matters;

•	taxes;

•	United States labor matters;

•	intellectual property;

•	brokers and finders; and

•	Anheuser-Busch’s solvency as of immediately prior to the effective time of the Merger.

In the Merger Agreement, InBev and Merger Sub each made representations and warranties relating to:

•	the corporate organization, good standing and qualification of InBev and Merger Sub;

•	corporate power and authority to enter into and consummate the transactions contemplated by the Merger Agreement;

•	required regulatory filings, consents and approvals of governmental entities;

•	the availability of the funds necessary to perform their obligations under the Merger Agreement;

•	the capitalization of Merger Sub;

•	absence of litigation and judgments that are reasonably likely to prevent or materially impair the consummation of the transactions contemplated by the Merger Agreement;

•	solvency of the surviving corporation immediately after the effective time of the Merger;

•	their ownership of our common stock; and

•	brokers and finders.

Many of Anheuser-Busch’s representations and warranties are qualified by a Material Adverse Effect standard. For purposes of the Merger Agreement, “Material Adverse Effect” is defined to mean:

A material adverse effect on the financial condition, business or results of operations of Anheuser-Busch and its subsidiaries taken as a whole, provided that none of the following, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect:

•	effects resulting from changes in the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries in which Anheuser-Busch conducts material operations or any changes in currency exchange rates, interest rates, monetary policy or inflation, except any change, event, circumstance or development that disproportionately adversely affects Anheuser-Busch and its subsidiaries compared to other companies operating in the beer, packaging or theme park industries (but only to the extent of such disproportionate effect);

•	effects resulting from changes that are the result of factors generally affecting the beer, packaging or theme park industries, except any change, event, circumstance or development that disproportionately adversely affects Anheuser-Busch and its subsidiaries compared to other companies operating in the beer, packaging or theme park industries (but only to the extent of such disproportionate effect);

•	effects resulting from changes in law or in United States generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board, except any change, event, circumstance or development that disproportionately adversely affects Anheuser-Busch and its subsidiaries compared to other companies operating in the beer, packaging or theme park industries (but only to the extent of such disproportionate effect);

•	any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date of the Merger Agreement, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack, except any change, event, circumstance or development that disproportionately adversely affects Anheuser-Busch and its subsidiaries compared to other companies operating in the beer, packaging or theme park industries (but only to the extent of such disproportionate effect);

•	effects resulting from any failure by Anheuser-Busch to meet any estimates of revenues or earnings on or after the date of the Merger Agreement, provided that this exception shall not prevent or otherwise affect any change, effect, circumstance or development underlying such failure from being taken into account in determining whether a “Material Adverse Effect” has occurred;

•	the announcement or the existence of the Merger Agreement and the transactions contemplated by the Merger Agreement (including any related or resulting loss of or change in relationship with any customer, supplier, distributor, wholesaler or other business partner, or departure of any employee or officer, or any litigation or other proceeding), including by reason of the identity of InBev or any plans or intentions of InBev with respect to the conduct of the business of Anheuser-Busch or its subsidiaries;

•	compliance with the terms of, any actions taken pursuant to, or any failure to take action prohibited by, the Merger Agreement, or such other changes or events to which InBev has expressly consented in writing; or

•	certain other agreed upon exceptions, including (A) any impact of the Merger Agreement or the transactions contemplated thereby on Anheuser-Busch’s investment in Grupo Modelo would not constitute a breach of the Merger Agreement or relieve or excuse InBev or Merger Sub of their obligations under the Merger Agreement, and (B) with respect to adverse developments, if any, in Anheuser-Busch’s labor relations.

Litigation; Consent Solicitation

The parties have agreed to voluntarily dismiss all pending litigation between themselves relating to the removal or removability of directors, the transactions contemplated by the Merger Agreement and InBev’s consent solicitation. InBev has also agreed to terminate its proposed consent solicitation to remove and replace Anheuser-Busch’s board of directors.

Conduct of Business Prior to Closing

We have agreed in the Merger Agreement that, until the effective time of the Merger, except as expressly contemplated by the Merger Agreement or required by applicable law, we and our subsidiaries will:

•	operate our businesses in all material respects in the ordinary and usual course of business;

•	to the extent consistent with the above, use commercially reasonable efforts to preserve our business organizations and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates (except as announced by Anheuser-Busch prior to the date of the Merger Agreement); and

•	prior to making any written communications to the employees of Anheuser-Busch or its subsidiaries pertaining to material compensation or benefit matters contemplated by the Merger Agreement, provide InBev with such a copy of such communication, provide a reasonable period of time to review and comment on such communications, and consider any comments that InBev may have.

We have also agreed that, until the consummation of the Merger, except as expressly contemplated by the Merger Agreement or required by applicable law or consented to in writing by InBev (which consent will not be unreasonably withheld or delayed) or set forth in the disclosure schedule that Anheuser-Busch delivered to InBev in connection with the execution of the Merger Agreement, we and our subsidiaries will not:

•	adopt or propose any change in our organizational or governing documents;

•	merge or consolidate Anheuser-Busch or any of its subsidiaries (except for transactions with wholly owned subsidiaries);

•	restructure, reorganize, liquidate or otherwise enter into any contracts imposing material changes or restrictions on our assets, operations or businesses, other than in the ordinary course;

•	acquire stock or assets other than in the ordinary course of business or, if outside the ordinary course of business, in an amount not to exceed $50 million for any transaction or related series of transactions;

•	issue, sell, pledge, transfer or otherwise dispose of any shares of capital stock of Anheuser-Busch and its subsidiaries or any rights to acquire Anheuser-Busch securities (other than issuances of common stock pursuant to outstanding awards under Anheuser-Busch’s equity award plans);

•	create or incur any lien on intellectual property owned or exclusively licensed by Anheuser-Busch or its subsidiaries or on other material intellectual property or on assets having a value in excess of $50 million;

•	make any loans, advances, guarantees or capital contributions or investments (other than to Anheuser-Busch or its wholly owned subsidiaries) in excess of $10 million in the aggregate;

•	declare or pay dividends (except for regular quarterly dividends not to exceed $0.37 per share) or enter into any contract with respect to the voting of Anheuser-Busch’s capital stock;

•	reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, any Anheuser-Busch capital stock;

•	incur, alter, amend or modify any indebtedness for borrowed money or guarantee of a third party’s indebtedness (other than ordinary course borrowing consistent with past practice that (i) does not exceed $200 million in the aggregate, (ii) is in replacement of existing Anheuser-Busch indebtedness, (iii) guarantees the indebtedness of wholly owned subsidiaries otherwise in compliance with Anheuser-Busch’s operational covenants or (iv) interest rate swaps consistent with past practice not to exceed $500 million of notional debt in the aggregate);

•	make or authorize capital expenditures in excess of $875 million in the aggregate during any 12 month period;

•	enter into any contract that would be classified as a “material contract” under the Merger Agreement, other than in the ordinary course of business or in connection with an acquisition permitted under the terms of the Merger Agreement;

•	make material changes in accounting policies or procedures, except as required by changes in GAAP;

•	settle any action before a governmental authority or any obligation or liability of Anheuser-Busch above a certain threshold amount (excluding amounts covered by insurance) or agree to any material limitation/restriction on any aspect of Anheuser-Busch’s or its subsidiaries’ business;

•	amend or modify in any material respect or terminate any material contract or intellectual property contract or cancel, modify or waive any material debts or claims other than, in each case, in the ordinary course of business;

•	make any tax election, amend any tax return, settle any controversy with respect to taxes or change any method of tax accounting, where the amount of taxes in question is greater than $50 million;

•	transfer, sell or otherwise dispose of (i) any of Anheuser-Busch’s material intellectual property, other than pursuant to non-material contracts granted in the ordinary course of business or (ii) any of Anheuser-Busch’s material assets, product lines or businesses, except for dispositions in the ordinary course of business and sale of obsolete assets or other dispositions of less than $50 million in the aggregate; and

•	except pursuant to written, binding plans or as required by applicable law:

•	grant or provide any severance or termination payments or benefits to any director, officer or employee (other than certain severance and retention plans approved by InBev which are described under “The Merger Agreement — Employee Benefits” beginning on page 72 of this proxy statement);

•	increase the compensation, bonus or benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee (except to non-officer employees in the ordinary course of business consistent with past practice);

•	establish, adopt, amend or terminate any Anheuser-Busch benefit plan (except as required by law) or amend the terms of any outstanding equity-based awards;

•	accelerate vesting or payment, or fund or secure payment, of compensation or benefits under any Anheuser-Busch benefit plan (if not already contemplated by such plan);

•	materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Anheuser-Busch benefit plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as required by GAAP; and

•	forgive any loans made to directors, officers or employees of Anheuser-Busch or its subsidiaries.

InBev and Merger Sub have agreed not to (i) take any action that is reasonably likely to prevent or materially impair the consummation of the Merger or (ii) enter into any acquisition agreement, or make any acquisition, that is reasonably likely to prevent, materially delay or impair the consummation of the Merger. InBev has also agreed not to issue any common stock or subscription rights with respect thereto prior to obtaining approval of its shareholders of the Merger unless the InBev’s controlling shareholder, Stichting InBev AK, agrees to vote any shares of InBev common stock that it received in such issuance in favor of the Merger and the other transactions contemplated by the Merger Agreement.

We have also agreed to provide to InBev, upon reasonable notice, reasonable access during normal business hours to our employees, books, contracts and records.

Agreements to Take Further Action and to Use Reasonable Best Efforts

Subject to the terms and conditions set forth in the Merger Agreement, each of Anheuser-Busch and InBev has agreed to use their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on their part under the Merger Agreement and applicable law to consummate the Merger and the other transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing all documentation to effect all necessary notices, reports and other filings and to obtain all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or governmental entity to consummate the Merger or any of the other transactions contemplated by the Merger Agreement.

Except as may be required to protect privilege or work product protections, InBev and Anheuser-Busch have the right to review in advance all of the information relating to the other party and their subsidiaries (or in certain circumstances, such other party’s counsel) that appears in any filing made with, or written materials submitted to, any third party and/or any governmental entity in connection with the Merger and the other transactions contemplated by the Merger Agreement.

InBev’s obligation to use reasonable best efforts to obtain clearance from a governmental entity has been qualified so as to not require InBev to proffer to, or agree to, divest, dispose of or otherwise encumber or hold separate before or after the effective time of the Merger any assets, licenses, operations, rights, product lines or businesses of InBev or Anheuser-Busch or any of their respective affiliates or to agree to any material changes (including through licensing arrangements) or restriction on, or other impairment of, InBev’s ability to own or operate any such assets, licenses, operations, rights, product lines or businesses or InBev’s ability to vote or otherwise exercise full ownership rights with respect to the stock of Anheuser-Busch to the extent such actions would, individually or in the aggregate, result in reduction of assets, categories of assets, businesses or investments that generated in the aggregate more than 5% of the sum of the 2007 gross sales and investment income of InBev and Anheuser-Busch, including their respective subsidiaries, on a combined basis net of any ongoing annual royalty payments or other ongoing revenue contributions expected to be received as a result of effectuating such divestitures or other arrangements.

Anheuser-Busch and InBev have agreed to promptly provide to federal, state, local or foreign courts or governmental antitrust entities with non-privileged information and documents (i) requested by any governmental antitrust entity or (ii) that are necessary for the consummation of the transactions contemplated by the Merger Agreement.

Additionally, Anheuser-Busch has agreed to prepare and file this proxy statement as promptly as practicable following the date the parties entered into the Merger Agreement and InBev agreed to promptly convene a meeting of its shareholders to approve, among other things, the acquisition of Anheuser-Busch.

Anheuser-Busch and InBev have agreed to, upon request by the other, furnish all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the proxy statement, the InBev prospectus, the InBev shareholders’ meeting materials or any other statement, filing, notice or application.

Financing

Debt Financing

In accordance with the Merger Agreement, InBev has agreed to satisfy on a timely basis all conditions applicable to InBev under the senior debt and bridge facility agreements and must obtain and consummate the financing contemplated by the senior debt and bridge facility agreements and if such financing is unavailable, obtain and consummate alternative financing.

InBev must give Anheuser-Busch prompt notice upon becoming aware of any termination of the senior debt and bridge facility agreements and of the occurrence of any event that would prevent InBev from satisfying one or more of the conditions to initial utilization in the senior debt and bridge facility agreements. In the event that InBev becomes aware of any event or circumstance that makes any portion of the financing of the senior debt and bridge facility agreements unavailable prior to the Termination Date (as described below) on the terms and conditions set forth in the senior debt and bridge facility agreements, InBev must secure as promptly as practicable any such unavailable portion from alternative sources.

Each of InBev and Merger Sub have expressly acknowledged that the Merger is not conditioned on the availability of the funding under the senior debt and bridge facility agreements or any alternative financing arrangement.

Cooperation of Anheuser-Busch

We have agreed to use our commercially reasonable efforts to provide InBev and its representatives with reasonable access during normal business hours to our books, records, personnel and auditors. Additionally, in connection with InBev’s debt financing and equity or equity-linked capital raising activities, we have agreed to:

•	use commercially reasonable efforts to make our personnel reasonably available for participation in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies;

•	use commercially reasonable efforts to provide InBev with all information within our possession as is reasonably requested by InBev for the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection therewith (including preparation of combined financial information on a pro forma basis);

•	use commercially reasonable efforts to provide InBev with all information within our possession as is reasonably requested by InBev for preparation of additional definitive financing documents, and consider in good faith InBev’s reasonable requests for certificates, legal opinions or documents as may be reasonably required under the Facilities or in connection with InBev’s equity financing (it being understood that the failure of Anheuser-Busch to provide any such certificate, legal opinion or document will not constitute a breach of the Merger Agreement by Anheuser-Busch);

•	furnish InBev and its lenders or the underwriters of InBev’s equity financing with financial and other pertinent information regarding our and our subsidiaries’ businesses that is within our possession as may be reasonably requested by InBev (including providing monthly financial statements (excluding footnotes) and in the form that Anheuser-Busch customarily prepares such financial statements within the time such statements are customarily prepared);

•	use commercially reasonable efforts to enable InBev to obtain accountants’ comfort letters, as reasonably requested by InBev (whether addressed to the underwriters of InBev’s equity financing and/or InBev) (it being understood that the failure of Anheuser-Busch’s accountants to agree to provide such comfort letters or the failure to provide such comfort letters will not constitute a breach of the Merger Agreement by Anheuser-Busch, in each case so long as Anheuser-Busch has used such commercially reasonable efforts); and

•	use commercially reasonable efforts to permit the lenders under the Facilities or the underwriters of InBev’s equity financing, as well as InBev, to evaluate the assets of Anheuser-Busch and its Subsidiaries, and the cash management and accounting systems, policies and procedures associated therewith.

We are not required to take any of the actions described above to the extent taking such action would, in our reasonable judgment, interfere unreasonably with our or our subsidiaries’ business or operations or would require our board or the board of directors of any of our subsidiaries to take any action.

Additionally, the Merger Agreement limits our obligation to incur any fees or liabilities with respect to the debt or equity financing prior to the effective time of the Merger. InBev has also agreed to reimburse us for all reasonable out-of-pocket costs and to indemnify and hold harmless Anheuser-Busch, our subsidiaries, directors, officers, employees, representatives and advisors from and against all losses, damages, claims, costs or expenses suffered or incurred in connection with the debt financing and any information utilized in connection therewith.

Post-Closing Agreements of InBev

InBev has agreed that, effective upon the closing of the transactions contemplated by the Merger Agreement:

•	Anheuser-Busch’s current headquarters in St. Louis, Missouri will be the surviving corporation’s headquarters, InBev’s headquarters for North America (excluding Cuba) and the global home of the flagship “Budweiser” brand;

•	the current name of Anheuser-Busch will be the name of the surviving corporation, and the name of InBev will be “Anheuser-Busch InBev N.V./S.A.”; and

•	InBev will, after consultation with the Anheuser-Busch board of directors, nominate and cause to be elected following the closing two current or former directors of Anheuser-Busch to the board of directors of InBev, each such director to be confirmed for a three-year term at the first annual general meeting of InBev following the closing of the transactions contemplated by the Merger Agreement.

Following the closing of the transactions contemplated by the Merger Agreement, InBev will:

•	cause the surviving corporation to preserve Anheuser-Busch’s heritage and continue to support philanthropic and charitable causes in St. Louis and other communities in which Anheuser-Busch operates, including Grant’s Farm and the Clydesdales operations;

•	confirm the surviving corporation’s good faith commitment that it will not close any of Anheuser-Busch’s current 12 breweries located in the United States, provided there are no new or increased federal or state excise taxes or other unforeseen extraordinary events which negatively impact Anheuser-Busch’s business;

•	reaffirm its commitment to the three-tier distribution system in the United States and agree to work with Anheuser-Busch’s existing wholesaler panel to strengthen the relationship between the surviving corporation and its wholesalers; and

•	honor Anheuser-Busch’s obligations under the Naming Rights and Sponsorship Agreement, dated August 3, 2004, as amended, between Busch Media Group, Inc., as authorized agent for Anheuser-Busch, Incorporated and Cardinals Ballpark, LLC relating to Busch Stadium.

No Solicitation of Other Offers

In connection with the Merger Agreement, we have agreed not to:

•	initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

Notwithstanding these restrictions, prior to the time that our stockholders approve the Merger, if Anheuser-Busch has otherwise complied in all material respects with its obligations under the no solicitation covenant of the Merger Agreement, Anheuser-Busch may provide information with respect to Anheuser-Busch and its subsidiaries to any person who has made an unsolicited, written acquisition proposal so long as:

•	our board of directors believes in good faith that such acquisition proposal is bona fide;

•	such acquisition proposal provides for the acquisition of more than 50% of our assets (on a consolidated basis) or total voting power of our equity securities; and

•	our board of directors concludes in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes (in the event our board of directors proposes to approve, recommend or otherwise declare advisable such acquisition proposal) or is reasonably likely to result in a superior proposal.

We are also permitted to participate in discussions or negotiations with any person making any acquisition proposal that is consistent with the terms described above.

In the cases described above, we are not permitted to disclose any non-public information to a person without entering into a confidentiality agreement that contains provisions that are no less favorable in the aggregate to us than those contained in our confidentiality agreement with InBev. In addition, we will promptly provide to InBev any non-public information concerning us or our subsidiaries provided to such other person which was not previously provided to InBev.

We have agreed to promptly (and, in any event, within 24 hours) notify InBev if any proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, us or any of our representatives indicating the name of such person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements), and to keep InBev informed, on a reasonably current basis, of the status and terms of any such proposals or offers (including any amendments).

An “acquisition proposal” means any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving Anheuser-Busch or any of its significant subsidiaries, and any acquisition by any person, or proposal or offer, which if consummated would result in any person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of Anheuser-Busch or those of any of its significant subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its subsidiaries) of Anheuser-Busch, in each case other than the transactions contemplated by the Merger Agreement.

A “superior proposal” means a bona fide acquisition proposal in connection with which there has been no material violation of the no solicitation covenant contained in the Merger Agreement that would result in any person (or its stockholders) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of Anheuser-Busch that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal, and if consummated, would result in a transaction more favorable to Anheuser-Busch’s stockholders from a financial point of view than the transactions contemplated by the Merger Agreement (after taking into account any revisions to the terms of the Merger proposed by InBev).

In addition to the rights described above, we may terminate the Merger Agreement and enter into a definitive agreement with respect to a superior proposal under certain circumstances. See “Recommendation Withdrawal/Termination in Connection with a Superior Proposal.”

Recommendation Withdrawal/Termination in Connection with a Superior Proposal

Our board of directors has unanimously resolved to recommend that our stockholders adopt the Merger Agreement. However, if our board of directors determines in good faith, after consultation with outside counsel, that the failure to take such action would be inconsistent with the board’s fiduciary duties to our stockholders under applicable law, it may, at any time prior to, but not after, the adoption of the Merger Agreement by our stockholders:

•	withhold, withdraw, qualify or modify, or publicly propose to withhold, withdraw, qualify or modify, in a manner adverse to InBev, its recommendation that our stockholders adopt the Merger Agreement;

•	enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement relating to any acquisition proposal.

However, in order to enter into an agreement relating to an acquisition proposal, our board must also have determined in good faith, after consultation with our financial advisors, that such acquisition proposal is a superior proposal and remains so after our board follows the procedures described below.

To the extent the board proposes to take the foregoing actions with regard to its recommendation, it may only do so if:

•	we have not materially breached our obligations under the no solicitation provision of the Merger Agreement;

•	we have given InBev at least 72 hours notice of our intention to change our recommendation or terminate the Merger Agreement; and

•	prior to terminating the Merger Agreement, our board of directors has taken into account any changes to the terms of the Merger Agreement proposed by InBev and other information provided by InBev during such 72-hour period.

Any material amendment to an acquisition proposal will be deemed a new acquisition proposal that will entitle InBev to an additional 72 hour period to propose changes to the Merger Agreement and provide additional information.

In addition, we are not entitled to enter into any agreement with respect to a superior proposal unless we have concurrently paid to InBev the applicable termination fee as described in further detail in “— Termination Fees” beginning on page 70.

Conditions to the Merger

Conditions to Each Party’s Obligations.  Each party’s obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the effective time of the Merger of each of the following conditions:

•	the Merger Agreement must have been adopted by the affirmative vote of the holders of a majority of the outstanding shares of our common stock, and a resolution approving the Merger (and the change of InBev’s name) must have been passed by the holders of 75% of the ordinary shares of InBev common stock present in person or by proxy at an extraordinary shareholders’ meeting of InBev;

•	any applicable waiting period under the HSR Act must have expired or been earlier terminated and all other required approvals and authorizations from other applicable antitrust authorities must have been obtained; and

•	no court or other governmental entity shall have enacted, issued, promulgated, enforced or entered any law (temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger.

Conditions to InBev’s and Merger Sub’s Obligations.  The obligation of InBev and Merger Sub to complete the Merger is subject to the satisfaction or waiver at or prior to the effective time of the Merger of each of the following additional conditions:

•	as of the date of the Merger Agreement and as of the Closing Date, (i) our representations and warranties that are qualified by Material Adverse Effect must be true and correct (unless such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date) and (ii) our representations and warranties that are not so qualified must be true and correct provided that the condition set forth in (ii) will be deemed to have been satisfied even if any representations and warranties are not true and correct unless such failure, individually or in the aggregate, would, or would be reasonably likely to, result in a material adverse effect (except for representations and warranties with respect to our capital structure, corporate power and authority to enter into the Merger Agreement, the fairness opinions delivered by

Goldman Sachs and Citi and the applicability of anti-takeover statues, which must be true in all material respects);

•	we must have performed in all material respects all obligations required to be performed under the Merger Agreement at or prior to the closing date;

•	since the date of the Merger Agreement, there must not have been any change, event, circumstance or development that has had, or would be reasonably likely to have, a Material Adverse Effect; and

•	we must deliver to InBev at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Conditions to Anheuser-Busch’s Obligations.  Our obligation to complete the Merger is subject to the satisfaction or waiver at or prior to the effective time of the Merger of each of the following additional conditions:

•	as of the date of the Merger Agreement and as of the Closing Date (unless such representation or warranty expressly speaks as of an earlier date, in which case such representation or warranty shall be true and correct as of such earlier date), InBev’s representations and warranties must be true and correct in all material respects;

•	InBev and Merger Sub must have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the closing date; and

•	InBev must deliver to us at closing a certificate with respect to the satisfaction of the foregoing conditions relating to representations, warranties and obligations.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Merger, whether before or after stockholder approval has been obtained:

•	by mutual written consent of Anheuser-Busch and InBev;

•	by either Anheuser-Busch or InBev if:

•	the Merger is not completed on or before March 19, 2009 (the “Termination Date”), so long as the failure of the Merger to be completed by such date is not the result of, or caused by, the failure of the terminating party to comply in all material respects with the covenants and agreements set forth in the Merger Agreement;

•	our stockholders do not adopt the Merger Agreement at the special meeting or any adjournment or postponement thereof;

•	a resolution by InBev’s shareholders approving the Merger has not been obtained at the extraordinary shareholders’ meeting of InBev (however, InBev may not terminate the Merger Agreement if Stichting InBev AK is in breach of its voting agreement with Anheuser-Busch); or

•	any order, decree or ruling permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable;

provided, that the party seeking to terminate the Merger Agreement has not breached in any material respect its obligations under the Merger Agreement in any manner that shall have resulted in the failure of a condition to the consummation of the Merger;

•	by Anheuser-Busch, if:

•	prior to obtaining stockholder approval, we terminate the Merger Agreement in order to enter into an agreement with respect to a superior proposal and, concurrently with such termination, pay InBev the required termination fee;

•	InBev or Merger Sub has breached any of its representations, warranties, covenants or agreements under the Merger Agreement, or any such representation or warranty made by them shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date; or

•	all of the conditions to the obligations of InBev and Merger Sub have been satisfied and InBev has failed to consummate the Merger no later than 30 calendar days after the satisfaction of such conditions;

•	by InBev, if:

•	our board of directors adversely changes or withdraws its recommendation that our stockholders adopt the Merger Agreement;

•	following the receipt of an acquisition proposal, we fail to reaffirm the recommendation of our board of directors that our stockholders adopt the Merger Agreement within 10 business days of InBev’s reasonable written request that we do so;

•	following the public disclosure (other than by InBev or its affiliates) of a tender offer or exchange offer for outstanding shares of Anheuser-Busch’s common stock, we fail to recommend unequivocally against such tender or exchange offer within the earlier of one day prior to the special meeting or 11 business days after the commencement of such offer; or

•	we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement, or any such representation or warranty made by us shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the Termination Date.

Termination Fees

If the Merger Agreement is terminated by us or by InBev or Merger Sub under the conditions described in further detail below, a termination fee in the amount of $1,250,000,000 (the “termination fee”) may be payable to Anheuser-Busch or InBev, as applicable.

We must pay the termination fee at the direction of InBev if:

•	we terminate the Merger Agreement prior to the special meeting in order to enter into a definitive agreement for a superior proposal;

•	InBev terminates the Merger Agreement because:

•	our board of directors adversely changes or withdraws its recommendation that our stockholders adopt the Merger Agreement;

•	following receipt of an acquisition proposal, our board of directors fails to reaffirm our approval or recommendation of the Merger within 10 business days of InBev’s reasonable written request that we do so;

•	following the public disclosure (other than by InBev or its affiliates) of a tender offer or exchange offer for outstanding shares of Anheuser-Busch’s common stock, we fail to recommend unequivocally against such tender or exchange offer within the earlier of one day prior to the special meeting or 11 business days after the commencement of such offer; or

•	we have breached any of our representations, warranties, covenants or agreements under the Merger Agreement, or any such representation or warranty made by us shall have become untrue, such that certain conditions to closing would not be satisfied and such breach or condition is not curable, or if curable, is not cured, within the earlier of 30 days after written notice of such breach or the

Termination Date (or if we have terminated the Merger Agreement following the failure of our stockholders to adopt the Merger Agreement and any of the above events have occurred);

•	we or InBev terminate the Merger Agreement because our stockholders fail to adopt the Merger Agreement or because the Merger is not consummated by the Termination Date (unless the Merger has not been consummated by the Termination Date because of a breach by InBev of its obligations under the Merger Agreement) and, in each case,

•	a bona fide acquisition proposal has been made to Anheuser-Busch or any of its subsidiaries or to its stockholders generally, or any person has publicly announced an intention (whether or not conditional) to make a bona fide acquisition proposal, and such acquisition proposal or publicly announced intention has not been publicly withdrawn without qualification at least (A) 30 business days prior to the date of termination (in the case of termination of failure to consummate the Merger by the Termination Date), and (B) at least 10 business days prior to the date of the special meeting (in the case of termination for failure to obtain stockholder approval); and

•	within twelve months after such termination we enter into an agreement with respect to, or consummate, any acquisition proposal.

If Anheuser-Busch pays a termination fee to InBev, such termination fee shall be InBev’s and Merger Sub’s sole and exclusive remedy for monetary damages under the Merger Agreement.

InBev agreed in the Merger Agreement to pay the termination fee to Anheuser-Busch if we or InBev terminate the Merger Agreement for failure to obtain a resolution of InBev’s shareholders approving the Merger. Under certain specified circumstances, such termination fee would be Anheuser-Busch’s sole and exclusive remedy in the event of a termination of the Merger Agreement resulting from such failure. InBev’s shareholders approved the Merger at an extraordinary general meeting of shareholders on September 29, 2008.

Specific Performance

Each of the parties is specifically authorized to obtain an order of specific performance to enforce performance of any covenant or obligation under the Merger Agreement or injunctive relief to restrain any breach or threatened breach, including, in the case of Anheuser-Busch, to specifically enforce InBev’s obligations to seek to cause its financing to be funded and InBev’s obligations to consummate the Merger.

Indemnification and Insurance

Prior to the effective time of the Merger, Anheuser-Busch will, and if Anheuser-Busch is unable to, InBev will cause the surviving corporation to, obtain and fully pay for “tail” insurance policies with a claims period of at least six years from and after the effective time of the Merger from an insurance carrier with the same or better credit rating as Anheuser-Busch’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who, as of the date of the Merger Agreement, were covered by Anheuser-Busch’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as Anheuser-Busch’s existing D&O Insurance with respect to matters existing or occurring at or prior to the effective time of the Merger (including in connection with the Merger Agreement or the transactions or actions contemplated thereby). If Anheuser-Busch and the surviving corporation for any reason fail to obtain such “tail” insurance policies, InBev has agreed to cause the surviving corporation to continue to maintain in effect Anheuser-Busch’s current D&O Insurance, at no expense to the beneficiaries, for a period of at least six years from and after the effective time of the Merger. If such insurance is unavailable, InBev has agreed to cause the surviving corporation to purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as Anheuser-Busch’s current insurance carrier with respect to Anheuser-Busch’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in Anheuser-Busch’s existing policies as of the date of the Merger Agreement. In no event will InBev or the surviving corporation be required to expend an annual premium amount in excess of 300% of the annual premiums currently paid by Anheuser-Busch for such insurance; if the annual premiums of such insurance coverage exceed that amount, the surviving corporation is required to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

Following the effective time of the Merger, InBev and the surviving corporation will indemnify, defend and hold harmless each present and former director and officer of Anheuser-Busch or any of its subsidiaries and any fiduciary under any Anheuser-Busch benefit plan (the “indemnified parties”), and will also promptly advance expenses as incurred, against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the indemnified party is or was an officer, director, employee or fiduciary of Anheuser-Busch or any of its subsidiaries or a fiduciary under any Anheuser-Busch benefit plan, whether asserted or claimed prior to, at or after the effective time of the Merger (including with respect to any acts or omissions in connection with the Merger Agreement and the transactions and actions contemplated thereby), to the fullest extent permitted under Delaware law and our certificate of incorporation or bylaws and any indemnification agreement in effect on the date of the Merger Agreement. Any determination required to be made with respect to whether an officer’s or director’s conduct complied with the standards set forth under Delaware law and our certificate of incorporation and bylaws will be made by independent counsel selected by the indemnified party. In the event of any claim, action, suit, proceeding or investigation, (x) neither InBev nor the surviving corporation may settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation, unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising out of such claim, action, suit, proceeding or investigation or the indemnified party otherwise consents, and (y) the surviving corporation will cooperate in the defense of such matter.

Additionally, the charter and bylaws of the surviving corporation must contain provisions no less favorable with respect to indemnification of and advancement of expenses to individuals who were directors and officers prior to the effective time of the Merger than those contained in our certificate of incorporation and bylaws as of the date of the Merger Agreement, and such provisions may not be amended, repealed or otherwise modified for a period of six years from the effective time of the Merger in any manner that would adversely affect the rights of any indemnified party.

The rights of the indemnified parties under the Merger Agreement are in addition to any rights such indemnified parties may have under the certificate of incorporation or bylaws of Anheuser-Busch or any of its subsidiaries, or under any applicable contracts or laws. InBev has agreed to honor and perform under all indemnification agreements entered into by Anheuser-Busch or any of its subsidiaries.

Employee Benefits

From and after the effective time of the Merger, InBev will, and will cause the surviving corporation to, honor, in accordance with their terms, all benefit plans. In addition, InBev or the surviving corporation will, as applicable, pay the annual bonuses for the 2008 calendar year to employees of Anheuser-Busch and its subsidiaries who remain employed through December 31, 2008 or who are involuntarily terminated without cause, between the effective time of the Merger and December 31, 2008 (other than employees who are given a notice of termination prior to the effective time of the Merger), based on the performance for the 2008 year in accordance with Anheuser-Busch’s practices and policies in effect on the date of the Merger Agreement.

Until the first anniversary of the effective time of the Merger or December 31, 2009, whichever is later, InBev shall, or shall cause the surviving corporation and each of its subsidiaries to, provide employees of Anheuser-Busch and its subsidiaries at the effective time of the Merger with compensation and benefits that are not less favorable in the aggregate than the compensation and benefits provided to current employees immediately prior to the effective time of the Merger.

InBev will cause the surviving corporation to cause service rendered by employees of Anheuser-Busch and its subsidiaries prior to the consummation of the Merger to be taken into account for vesting and eligibility purposes (but not for accrual purposes) under employee benefit plans of the surviving corporation and its subsidiaries, to the same extent as such service was taken into account under the corresponding benefit plans of Anheuser-Busch and its subsidiaries for those purposes. Current employees will not be subject to any pre-existing condition limitation under any health plan of the surviving corporation or its subsidiaries for any condition for which they would have been entitled to coverage under the corresponding benefit plan of Anheuser-Busch and its subsidiaries in which they participated prior to the effective time of the Merger. InBev will cause the surviving corporation and its subsidiaries to give such current employees credit under such plans for co-payments made and deductibles satisfied prior to the effective time of the Merger.

Until the first anniversary of the effective time of the Merger or December 31, 2009, whichever is later, InBev or the surviving corporation, or InBev’s or the surviving corporation’s subsidiaries, as applicable, will pay severance benefits to non-union employees of Anheuser-Busch and its Subsidiaries who are involuntarily terminated without cause during such period (other than those employees who are given a notice of termination prior to the effective time of the Merger) that are not less favorable than the severance benefits payable under Anheuser-Busch’s Severance Pay Program as in effect immediately prior to the effective time of the Merger.

Amendment, Extension and Waiver

To the extent permitted by applicable law, the parties may amend the Merger Agreement at any time, provided that, pursuant to Delaware law, after our stockholders have adopted the Merger Agreement, there shall be no amendment that decreases the merger consideration or which adversely affects the rights of our stockholders without the approval of our stockholders. The Merger Agreement may not be amended, changed, supplemented or otherwise modified except by a written agreement executed by all of the parties to the Merger Agreement.

At any time before the consummation of the Merger, each of the parties to the Merger Agreement may waive compliance with any of the agreements or conditions contained in the Merger Agreement to the extent permitted by applicable law.

Fees and Expenses

Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement and the Merger and the other transactions contemplated by the Merger Agreement will be paid by the party incurring such expense, except that (i) InBev will reimburse Anheuser-Busch for charges and expenses incurred by Anheuser-Busch in connection with its cooperation with InBev in InBev’s efforts to obtain financing, and (ii) the party paying a termination fee under the terms of the Merger Agreement will reimburse the other party for charges and expenses incurred in connection with any suit brought to enforce payment of the termination fee.

VOTING AGREEMENT OF STICHTING INBEV AK

In connection with the Merger Agreement, the controlling stockholder of InBev (holding voting power of, or having the right to direct the voting by certain affiliated parties or parties acting in concert of, in the aggregate, voting power of approximately 63.47% of InBev’s outstanding common stock) has entered into a voting agreement with Anheuser-Busch pursuant to which such stockholder has agreed, among other things, to vote at an extraordinary shareholders’ meeting of InBev in favor of, among other things, InBev’s acquisition of Anheuser-Busch. The voting agreement will terminate upon the earlier of the effective time of the Merger and the termination of the Merger Agreement. InBev shareholders approved the acquisition of Anheuser-Busch by InBev at InBev’s extraordinary shareholders’ meeting on September 29, 2008.

ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

If the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the Merger Agreement is insufficient to adopt the Merger Agreement at the time of the special meeting, then we intend to move to adjourn the special meeting in order to enable our board of directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal to adopt the Merger Agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our board of directors to vote in favor of granting discretionary authority to the proxy or attorney-in-fact to adjourn the special meeting for the purpose of soliciting additional proxies. If our stockholders approve the adjournment proposal, we could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies or authorized a proxy by using the Internet or a toll-free telephone number. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the adoption of the Merger such that the proposal to adopt the Merger Agreement would be defeated, we could adjourn the special meeting without a vote on the adoption of the Merger Agreement and seek to obtain sufficient votes in favor of adoption of the Merger Agreement. Additionally, we may seek to adjourn the special meeting if a quorum is not present at the special meeting.

Vote Required and Board Recommendation

Approval of the proposal to adjourn the special meeting requires an affirmative vote of a majority of the votes cast that are entitled to vote at the special meeting, assuming a quorum is present. No proxy that is specifically marked “AGAINST” adoption of the Merger will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the proposal to adjourn the special meeting.

Our board of directors believes that if the number of shares of common stock present in person or represented by proxy at the special meeting voting in favor of the proposal to adopt the Merger is not a sufficient number of shares to approve the proposal to adopt the Merger Agreement, it is in the best interests of Anheuser-Busch and its stockholders to enable our board of directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the proposal to adopt the Merger Agreement.

Our board of directors unanimously recommends that you vote “FOR” the proposal to adjourn the special meeting to a later date, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are insufficient votes at the time of the special meeting to adopt the Merger Agreement.

MARKET PRICE OF COMMON STOCK

Our common stock is listed for trading on the NYSE under the symbol “BUD”. The following table sets forth, for the fiscal quarters indicated, the high and low sales prices per share as reported on the NYSE composite tape. In addition, the table also sets forth the quarterly cash dividends per share declared and paid by Anheuser-Busch with respect to its common stock.

	Common Stock		Quarterly
	High	Low	Dividend

Year Ended December 31, 2006
First Quarter	$44.17	$40.17	$0.270
Second Quarter	$47.07	$41.89	$0.270
Third Quarter	$50.00	$44.75	$0.295
Fourth Quarter	$49.75	$46.05	$0.295
Year Ended December 31, 2007
First Quarter	$51.74	$47.95	$0.295
Second Quarter	$55.19	$49.18	$0.295
Third Quarter	$52.50	$47.38	$0.330
Fourth Quarter	$53.91	$48.16	$0.330
Year Ended December 31, 2008
First Quarter	$54.67	$45.55	$0.330
Second Quarter	$62.99	$46.72	$0.330
Third Quarter	$68.58	$61.03	$0.370
Fourth Quarter (through October 3, 2008)	$66.04	$63.93	—

The closing sale price of our common stock on the New York Stock Exchange (the “NYSE”) on May 22, 2008, the last trading day before the initial market rumors surrounding a potential proposal by InBev to purchase Anheuser-Busch, was $52.58. The closing sale price of our common stock on the NYSE on June 10, 2008, the last trading day before the announcement by InBev of its proposal to purchase Anheuser-Busch, was $57.15. The closing sale price of our common stock on the NYSE on July 11, 2008, the last trading day prior to the announcement of the Merger, was $66.50. On October 3, 2008, the most recent practicable date before this proxy statement was printed, the closing price for our common stock on the NYSE was $65.10 per share. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information concerning beneficial ownership of our common stock as of August 31, 2008 for: (a) each of Anheuser-Busch’s directors, (b) each of Anheuser-Busch’s current and former executive officers for whom disclosure is required; (c) Anheuser-Busch’s directors and executive officers as a group; and (d) each beneficial holder of more than five percent of our common stock.

Except as otherwise noted in the footnotes below, each person or entity identified below has sole voting and investment power to such securities, and, unless otherwise indicated, the address of each person named in the table below is c/o Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118.

	Number of Shares
	of Common Stock		Percentage of
Name	Beneficially Owned		class

Barclays Global Investors, NA and Affiliates	41,597,470	(1)	5.76%
W. Randolph Baker	2,194,574	(2)	*
Mark T. Bobak	864,392	(3)	*
August A. Busch III	9,178,439	(4)	1.26%
August A. Busch IV	2,730,862	(5)	*
James J. Forese	33,313	(6)	*
James R. Jones	42,797	(7)(8)	*
Vernon R. Loucks, Jr.	42,883	(7)	*
Vilma S. Martinez	41,899	(9)	*
Douglas J. Muhleman	1,345,278	(10)	*
Michael J. Owens	955,112	(11)	*
William Porter Payne	44,449	(7)	*
Joyce M. Roché	40,125	(7)	*
Henry Hugh Shelton	39,573	(12)	*
Patrick T. Stokes	6,811,751	(13)	*
Andrew C. Taylor	59,617	(9)	*
Douglas A. Warner III	53,001	(7)	*
Edward E. Whitacre, Jr.	29,883	(14)	*
All directors and executive officers as a group (30 persons)	31,552,284	(15)	4.22%

*	less than 1% of the common stock outstanding

(1)	This information is based on the Schedule 13G dated January 10, 2008 filed by Barclays Global Investors, NA and affiliates, 45 Fremont Street, San Francisco, CA 94105 with the Securities and Exchange Commission reporting on beneficial ownership as of December 31, 2007. In addition to Barclays Global Investors, NA, affiliates on the filing are Barclays Global Fund Advisors, Barclays Global Investors, LTD, Barclays Global Investors Japan Trust and Banking Company Limited, Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. According to the filing, the reporting persons have sole voting power with respect to 36,285,922 shares and sole investment power with respect to 41,597,470 shares.

(2)	The number of shares includes 1,877,309 shares that are subject to currently exercisable stock options, of which 245,737 are held in a family partnership, and 20,306 shares of unvested restricted stock.

(3)	Mr. Bobak retired from Anheuser-Busch on December 31, 2007. The number of shares includes 843,785 shares that are subject to currently exercisable stock options and 18,585 shares of unvested restricted stock.

(4)	The number of shares includes 4,630,129 shares that are subject to currently exercisable stock options, of which 50,000 are held in trusts for the benefit of Mr. Busch IV and 50,000 are held in trust for another child of Mr. Busch III, and 9,275 shares of unvested restricted stock. Of the shares shown, Mr. Busch III has shared voting and shared investment power as to 1,059,836 shares and 2,048,064 shares are held in trusts of which Mr. Busch III is income beneficiary and as to which he has certain rights, but as to which he has no voting or investment power. 85,348 shares beneficially owned by members of his immediate family are not included.

(5)	The number of shares includes 2,607,779 shares that are subject to currently exercisable stock options. Of those options, 50,000 were granted to Mr. Busch III and presently are held in trust for the benefit of Mr. Busch IV. Also included in the total are 67,847 shares of unvested restricted stock.

(6)	The number of shares includes 20,001 shares that are subject to currently exercisable stock options and 2,913 shares of unvested restricted stock.

(7)	The number of shares includes 38,001 shares that are subject to currently exercisable stock options and 499 shares of unvested restricted stock. 3,383 of the shares held by Mr. Loucks have been pledged as security.

(8)	Mr. Jones has shared voting and shared investment power with respect to 2,256 of these shares.

(9)	The number of shares includes 38,001 shares that are subject to currently exercisable stock options and 2,913 shares of unvested restricted stock.

(10)	The number of shares includes 1,300,701 shares that are subject to currently exercisable stock options and 16,815 shares of unvested restricted stock.

(11)	The number of shares includes 892,624 shares that are subject to currently exercisable stock options and 14,628 shares of unvested restricted stock.

(12)	The number of shares includes 30,001 shares that are subject to currently exercisable stock options and 499 shares of unvested restricted stock.

(13)	The number of shares includes 6,405,126 shares that are subject to currently exercisable stock options (of which 1,200,833 are held in a family partnership), 351,252 shares that are held in a family partnership for which Mr. Stokes’ wife has shared voting and shared investment power, and 15,645 shares that are held in a trust in which Mr. Stokes and his wife have an economic interest, but as to which they have no voting or investment power. Also included are 13,446 shares of unvested restricted stock.

(14)	The number of shares includes 25,001 shares that are subject to currently exercisable stock options and 499 shares of unvested restricted stock.

(15)	The number of shares stated includes 25,433,207 shares that are subject to currently exercisable stock options, 261,688 shares of unvested restricted stock, 2,048,064 of the shares that are referred to in Note 4, as to which Mr. Busch III has no voting or investment power, and 366,897 of the shares that are referred to in Note 13 for which Mr. Stokes has no voting or investment power. 3,383 of the shares are pledged as security. 50,000 shares subject to currently exerciseable stock options granted to Mr. Busch III and held in trust for Mr. Busch IV are only counted once in the total. The directors and executive officers as a group have sole voting and sole investment power as to 2,641,994 shares and shared voting and shared investment power as to 1,062,121 shares. 98,259 shares held by immediate family members or family trusts are not included and beneficial ownership of such shares is disclaimed.

DISSENTERS’ RIGHTS OF APPRAISAL

Under the General Corporation Law of the State of Delaware (the “DGCL”), you have the right to dissent from the Merger and to receive payment in cash for the fair value of your common stock as determined by the Delaware Court of Chancery, together with a fair rate of interest, if any, as determined by the court, in lieu of the consideration you would otherwise be entitled to receive pursuant to the Merger Agreement. These rights are known as appraisal rights. Anheuser-Busch’s stockholders electing to exercise appraisal rights must comply with the provisions of Section 262 of the DGCL in order to perfect their rights. Anheuser-Busch will require strict compliance with the statutory procedures.

The following is intended as a brief summary of the material provisions of the Delaware statutory procedures required to be followed by a stockholder in order to dissent from the Merger and perfect appraisal rights.

This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to Section 262 of the DGCL, the full text of which appears in Annex D to this proxy statement. Failure to precisely follow any of the statutory procedures set forth in Section 262 of the DGCL may result in a termination or waiver of your appraisal rights.

Section 262 requires that stockholders be notified that appraisal rights will be available not less than 20 days before the stockholders’ meeting to vote on the Merger. A copy of Section 262 must be included with such notice. This proxy statement constitutes Anheuser-Busch’s notice to its stockholders of the availability of appraisal rights in connection with the Merger in compliance with the requirements of Section 262. If you wish to consider exercising your appraisal rights, you should carefully review the text of Section 262 contained in Annex D since failure to timely and properly comply with the requirements of Section 262 will result in the loss of your appraisal rights under the DGCL.

If you elect to demand appraisal of your shares, you must satisfy each of the following conditions:

•	You must deliver to Anheuser-Busch a written demand for appraisal of your shares before the vote with respect to the Merger is taken. This written demand for appraisal must be in addition to and separate from any proxy or vote abstaining from or voting against the adoption of the Merger Agreement. Voting against or failing to vote for the adoption of the Merger Agreement by itself does not constitute a demand for appraisal within the meaning of Section 262.

•	You must not vote in favor of the adoption of the Merger Agreement. A vote in favor of the adoption of the Merger Agreement, by proxy, over the Internet, by telephone or in person, will constitute a waiver of your appraisal rights in respect of the shares so voted and will nullify any previously filed written demands for appraisal. If you fail to comply with either of these conditions and the Merger is completed, you will be entitled to receive the cash payment for your shares of common stock as provided for in the Merger Agreement, but you will have no appraisal rights with respect to your shares of common stock.

All demands for appraisal should be addressed to Anheuser-Busch Companies, Inc., One Busch Place, St. Louis, Missouri 63118, Attention: Vice President and Secretary, and must be delivered before the vote on the Merger Agreement is taken at the special meeting, and should be executed by, or on behalf of, the record holder of the shares of our common stock. The demand must reasonably inform Anheuser-Busch of the identity of the stockholder and the intention of the stockholder to demand appraisal of his, her or its shares.

To be effective, a demand for appraisal by a holder of our common stock must be made by, or in the name of, such registered stockholder, fully and correctly, as the stockholder’s name appears on his or her stock certificate(s). Beneficial owners who do not also hold the shares of record may not directly make appraisal demands to Anheuser-Busch. The beneficial holder must, in such cases, have the registered owner, such as a broker or other nominee, submit the required demand in respect of those shares. If shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of a demand for appraisal should be made by or for the fiduciary; and if the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or for all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, he or she is acting as agent for the record owner. A record owner, such as a broker, who holds shares as a nominee for others, may exercise his or her right of appraisal with respect to the shares held for one or more beneficial owners, while not exercising this right for other beneficial owners. In that case, the written demand should state the number of shares as to which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner.

If you hold your shares of common stock in a brokerage account or in other nominee form and you wish to exercise appraisal rights, you should consult with your broker or the other nominee to determine the appropriate procedures for the making of a demand for appraisal by the nominee.

Within 10 days after the effective time of the Merger, the surviving corporation must give written notice that the Merger has become effective to each Anheuser-Busch stockholder who has properly filed a written demand for appraisal and who did not vote in favor of the Merger Agreement. At any time within 60 days after the effective time, any stockholder who has demanded an appraisal has the right to withdraw the demand and to accept the cash payment specified by the Merger Agreement for his or her shares of common stock. Within 120 days after the effective date of the Merger, any stockholder who has complied with Section 262 shall, upon written request to the surviving corporation, be entitled to receive a written statement setting forth the aggregate number of shares not voted in favor of the Merger Agreement and with respect to which demands for appraisal rights have been received and the aggregate number of holders of such shares. Such written statement will be mailed to the requesting stockholder within 10 days after such written request is received by the surviving corporation or within 10 days after expiration of the period for delivery of demands for appraisal, whichever is later. Within 120 days after the effective time, either the surviving corporation or any stockholder who has complied with the requirements of Section 262 may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all stockholders entitled to appraisal. Upon the filing of the petition by a stockholder, service of a copy of such petition shall be made upon the surviving corporation. The surviving corporation has no obligation to file such a petition in the event there are dissenting stockholders. Accordingly, the failure of a stockholder to file such a petition within the period specified could nullify the stockholder’s previously written demand for appraisal.

If a petition for appraisal is duly filed by a stockholder and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Court of Chancery with a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached by the surviving corporation. After notice to dissenting stockholders who demanded appraisal of their shares, the Court of Chancery is empowered to conduct a hearing upon the petition, and to determine those stockholders who have complied with Section 262 and who have become entitled to the appraisal rights provided thereby.

After determination of the stockholders entitled to appraisal of their shares of our common stock, the Court of Chancery will appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any. When the value is determined, the Court of Chancery will direct the payment of such value, with interest thereon accrued during the pendency of the proceeding, if the Court of Chancery so determines, to the stockholders entitled to receive the same, upon surrender by such holders of those shares. Unless the Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the Merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the Merger and the date of payment of the judgment.

In determining fair value, the Court of Chancery is required to take into account all relevant factors. You should be aware that the fair value of your shares as determined under Section 262 could be more than, the same as, or less than the value that you are entitled to receive under the terms of the Merger Agreement.

Costs of the appraisal proceeding may be imposed upon the surviving corporation and the stockholders participating in the appraisal proceeding by the Court of Chancery as the Court of Chancery deems equitable in the circumstances. Upon the application of a stockholder, the Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal. Any stockholder who had demanded appraisal rights will not, after the effective time of the Merger, be entitled to vote shares subject to that demand for any purpose or to receive payments of dividends or any other distribution with respect to those shares, other than with respect to payment as of a record date prior to the effective time of the Merger; however, if no petition for appraisal is filed within 120 days after the effective time of the Merger, or if the stockholder delivers a written withdrawal of his or her demand for appraisal and an acceptance of the terms of the Merger within 60 days after the effective time of the Merger, then the right of that stockholder to appraisal will cease and that stockholder will be entitled to receive the cash payment for shares of his, her or its common stock pursuant to the Merger Agreement. Any withdrawal of a demand for appraisal made more than 60 days after the effective time of the Merger may only be made with the written approval of the surviving corporation and must, to be effective, be made within 120 days after the effective time.

In view of the complexity of Section 262, Anheuser-Busch’s stockholders who may wish to dissent from the Merger and pursue appraisal rights should consult their legal advisors.

SUBMISSION OF STOCKHOLDER PROPOSALS

If the Merger is consummated, we will not have public stockholders and there will be no public participation in any future meeting of stockholders. However, if the Merger is not completed or if we are otherwise required to do so under applicable law, we would hold a 2009 annual meeting of stockholders. We had previously set the deadline for submitting proposals for inclusion in Anheuser-Busch’s proxy statement relating to the 2009 annual meeting to be November 10, 2008. Any stockholder proposal received after November 10, 2008 will not be considered timely for inclusion in the proxy materials. Under our bylaws, in order for a stockholder proposal submitted outside of Rule 14a-8, and therefore not included in our proxy materials, to be considered timely, such proposal must be received by our Corporate Secretary not later than the tenth business day following the date on which notice of the date of the 2009 annual meeting is mailed to stockholders or we otherwise make public disclosure of the date of such annual meeting, whichever occurs first.

HOUSEHOLDING OF SPECIAL MEETING MATERIALS

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household unless we have received contrary instructions. If you would prefer to receive separate copies of a proxy statement or annual report either now or in the future, please contact BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, PA 15252, attention: Shareholder Correspondence. Upon written or oral request to BNY Mellon Shareowner Services, we will provide a separate copy of the annual reports and proxy statements. In addition, security holders sharing an address can request delivery of a single copy of annual reports or proxy statements if you are receiving multiple copies upon written or oral request to BNY Mellon Shareowner Services at the address stated above.

OTHER MATTERS

At this time, we know of no other matters to be submitted to our stockholders at the special meeting or any adjournment or postponement of the special meeting. If any other matters properly come before the special meeting or any adjournment or postponement of the special meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent in accordance with their best judgment.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public at the SEC’s website at http://www.sec.gov. You also may obtain free copies of the documents Anheuser-Busch files with the SEC by going to the “Investors” section of our website at www.anheuser-busch.com/Informationrequest.html. Our website address is provided as an inactive textual reference only. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

Statements contained in this proxy statement, or in any document incorporated in this proxy statement by reference regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified in its entirety by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and before the date of the special meeting:

•	Annual Report on Form 10-K filed on February 29, 2008, and the amendment thereto filed April 25, 2008;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2008 and June 30, 2008; and

•	Current Reports on Form 8-K filed on June 20, 2008, June 26, 2008 (three filings), June 27, 2008, June 30, 2008, July 14, 2008, July 16, 2008, August 12, 2008, August 19, 2008, September 24, 2008, September 30, 2008 and October 3, 2008.

Notwithstanding the foregoing, information furnished under Items 2.02 and 7.01 of any Current Report on Form 8-K, including the related exhibits, is not incorporated by reference in this proxy statement.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of proxy statements and any of the documents incorporated by reference in this document or other information concerning us, without charge, by written or telephonic request directed to Anheuser-Busch Investor Relations, One Busch Place, St. Louis, Missouri 63118, telephone: (800) 342-5283, on Anheuser-Busch’s website at www.anheuser-busch.com/Informationrequest.html or from the SEC through the SEC’s website at the address provided above. Documents incorporated by reference are available without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference into those documents.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED OCTOBER 6, 2008. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

Annex A

AGREEMENT AND PLAN OF MERGER
By and Among
ANHEUSER-BUSCH COMPANIES, INC.,
INBEV N.V./S.A.
and
PESTALOZZI ACQUISITION CORP.
Dated as of July 13, 2008

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of July 13, 2008, by and among Anheuser-Busch Companies, Inc., a Delaware corporation (the “Company”), InBev N.V./S.A., a public company organized under the laws of Belgium (“Parent”), and Pestalozzi Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions set forth in this Agreement and have approved and declared advisable this Agreement;

WHEREAS, the board of directors of the Company has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of the Company’s stockholders and has resolved to recommend the approval of the Merger to the Company’s stockholders;

WHEREAS, the board of directors of Parent has determined that the Merger and the other transactions contemplated by this Agreement are in the best interests of Parent;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and in order to induce the Company to enter into this Agreement, Parent’s controlling shareholder Stichting InBev AK (the “Stichting”), has delivered to the Company, a letter agreement (the “Parent Shareholder Commitment”) addressed to the board of directors of the Company with respect to certain commitments made by such shareholder in connection with this Agreement and the transactions contemplated by this Agreement; and

WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement;

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

1.1.  The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. The Merger shall have the effects specified in the Delaware General Corporation Law, as amended (the “DGCL”).

1.2.  Closing.  Unless otherwise mutually agreed in writing between the Company and Parent, the closing for the Merger (the “Closing”) shall take place at the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 9:00 A.M. (Eastern Time) on the third business day (the “Closing Date”) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement. For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 P.M. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in New York, New York or London, England.

1.3.  Effective Time.  As soon as practicable following the Closing, the Company and Parent will cause a certificate of merger (the “Delaware Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware as provided in Section 251 of the DGCL. The Merger shall become effective at the time when the Delaware Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later time as may be agreed by the parties in writing and specified in the Delaware Certificate of Merger (the “Effective Time”).

ARTICLE II

Certificate of Incorporation and By-Laws of the Surviving Corporation

2.1.  The Certificate of Incorporation.  As of the Effective Time, the certificate of incorporation of the Surviving Corporation (the “Charter”) shall be amended in its entirety to read as set forth in Annex B which Parent shall provide to the Company prior to the Closing and which shall be reasonably satisfactory to the Company, until thereafter amended (subject to Section 6.12(b)) as provided therein or by applicable Law.

2.2.  The By-Laws.  The parties hereto shall take all actions necessary so that the by-laws of Merger Sub in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation (the “By-Laws”), until thereafter amended (subject to Section 6.12(b)) as provided therein or by applicable Law.

ARTICLE III

Directors and Officers of the Surviving Corporation

3.1.  Directors.  The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

3.2.  Officers.  The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

4.1.  Effect on Capital Stock.  At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

(a) Merger Consideration.  Each share of common stock, par value $1.00 per share, of the Company (a “Share” or, collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time other than (i) Shares owned by Parent, Merger Sub or any other direct or indirect wholly owned subsidiary of Parent and Shares owned by the Company or any direct or indirect wholly owned subsidiary of the Company, and in each case not held on behalf of third parties, and (ii) Shares that are owned by stockholders (“Dissenting Stockholders”) who have perfected and not withdrawn a demand for appraisal rights pursuant to Section 262 of the DGCL (each of the Shares described in clauses (i) and (ii), an “Excluded Share” and, collectively, the “Excluded Shares”) shall be converted into the right to receive $70.00 in cash per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares (other than Excluded Shares) shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares or non-certificated Shares represented by book-entry (“Book-Entry Shares”) (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

(b) Cancellation of Excluded Shares.  Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder of the Excluded Share, cease to be outstanding, be cancelled without payment of any consideration therefor and shall cease to exist, subject to any rights the holder thereof may have under Section 4.2(f), except for Excluded Shares owned by Parent, the Company or any direct or indirect wholly owned subsidiary of Parent or the Company, and in each case not held on behalf of third parties, which shall remain outstanding and unaffected by the Merger.

(c) Merger Sub.  At the Effective Time, each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.01 per share, of the Surviving Corporation.

4.2.  Exchange of Certificates.

(a) Paying Agent.  Simultaneously with the Effective Time, Parent shall deposit, or shall cause to be deposited, with a paying agent selected by Parent with the Company’s prior approval (such approval not to be unreasonably withheld or delayed) (the “Paying Agent”), for the benefit of the holders of Shares, a cash amount in immediately available funds sufficient for the Paying Agent to make payments (i) under Section 4.1(a) and (ii) in respect of Company Options pursuant to Section 4.3(a) and Company Awards pursuant to Section 4.3(b) (such aggregate cash amount in clauses (i) and (ii) being hereinafter referred to as the “Exchange Fund”). The Paying Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be in obligations of or guaranteed by the United States of America in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in money market funds having a rating in the highest investment category granted by a recognized credit rating agency at the time of acquisition or a combination of the foregoing and, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

(b) Exchange Procedures.  Promptly after the Effective Time (and in any event within (x) five business days in the case of record holders and (y) three business days in the case of the Depository Trust Company (“DTC”) on behalf of “street” holders), the Surviving Corporation shall cause the Paying Agent to mail (or in the case of DTC, deliver) to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu of the Certificates as provided in Section 4.2(e)) or Book-Entry Shares in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book-Entry Shares to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(g)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu of the Certificate as provided in Section 4.2(e)) or Book-Entry Shares multiplied by (y) the Per Share Merger Consideration, and the Certificate or Book-Entry Shares so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates or Book-Entry Shares. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate or Book-Entry Shares may be issued to such transferee if the Certificate or Book-Entry Shares formerly representing such Shares is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

(c) Transfers.  From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate or Book-Entry Shares are presented to the Surviving Corporation, Parent or the

Paying Agent for transfer, such Certificates or Book-Entry Shares shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder of the Certificate or Book-Entry Shares is entitled pursuant to this Article IV.

(d) Termination of Exchange Fund.  Any portion of the Exchange Fund (including the proceeds of any investments of the Exchange Fund) that remains unclaimed by the stockholders of the Company for nine (9) months after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu of the Certificates) or Book-Entry Shares, without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)(i)) or other entity of any kind or nature.

(e) Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

(f) Appraisal Rights.  No Person who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL shall be entitled to receive the Per Share Merger Consideration with respect to the Shares owned by such Person unless and until such Person shall have effectively withdrawn or lost such Person’s right to appraisal under the DGCL. Each Dissenting Stockholder shall be entitled to receive only the payment provided by Section 262 of the DGCL with respect to Shares owned by such Dissenting Stockholder. The Company shall give Parent (i) prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Law that are received by the Company relating to stockholders’ rights of appraisal and (ii) the opportunity to direct all negotiations and proceedings with respect to demand for appraisal under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal, offer to settle or settle any such demands or approve any withdrawal of any such demands.

(g) Withholding Rights.  Each of Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it reasonably determines in good faith it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, as the case may be, such withheld amounts (i) shall be remitted by Parent, the Surviving Corporation or the Paying Agent, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Paying Agent, as the case may be.

4.3.  Treatment of Stock Plans.

(a) Treatment of Options.  At the Effective Time, each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)(i)), vested or unvested, shall be cancelled and converted into the right to receive, as soon as reasonably practicable (and in no event later than three (3) business days) after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger

Consideration over the exercise price per Share under such Company Option, less applicable Taxes required to be withheld with respect to such payment.

(b) Company Awards.  At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Company Benefit Plans (as defined in Section 5.1(h)(i)), other than Company Options (the “Company Awards”), vested or unvested, shall be cancelled and converted into the right to receive, as soon as reasonably practicable (but in no event later than three (3) business days) after the Effective Time, an amount in cash equal to (x) the number of Shares subject to such Company Awards immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

(c) Termination of Plan.  The Company’s Global Employee Stock Purchase Plan shall terminate as of immediately prior to the Effective Time and no new share offering date shall commence after the date hereof. Any amounts withheld and contributed to a savings account on behalf of a participating employee of the Company or its Subsidiaries and held in such savings account immediately prior to the Effective Time shall be refunded to such participating employee as soon as reasonably practicable (but in no event later than three (3) business days).

(d) Corporate Actions.  At or prior to the Effective Time, the Company, the board of directors of the Company or the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of Sections 4.3(a), 4.3(b) and 4.3(c). The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards or otherwise.

4.4.  Adjustments to Prevent Dilution.  In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

5.1.  Representations and Warranties of the Company.  Except as set forth in the Company Reports (as defined in Section 5.1(e)(i)) filed with the Securities and Exchange Commission (the “SEC”) prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward looking statements or cautionary, predictive or forward-looking in nature) or in the corresponding sections or subsections of the disclosure schedule delivered to Parent by the Company prior to entering into this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub that:

(a) Organization, Good Standing and Qualification.  Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. The Company has made available to Parent complete and correct copies of the Company’s certificate of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect.

As used in this Agreement, the term (i) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries; (ii) “Significant Subsidiary” is as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”); (iii) “Joint Venture” means Tsingtao Brewery Company, Ltd.; and (iv) “Material Adverse Effect” means a material adverse effect on the financial condition, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, that none of the following, in and of itself or themselves, shall constitute (or be taken into account in determining the occurrence of) a Material Adverse Effect:

(A) effects resulting from changes in the economy or financial, credit, banking, currency, commodities or capital markets generally in the United States or other countries in which the Company conducts material operations or any changes in currency exchange rates, interest rates, monetary policy or inflation;

(B) effects resulting from changes that are the result of factors generally affecting the beer, packaging or theme park industries;

(C) effects resulting from changes in Law or in United States generally accepted accounting principles (“GAAP”) or rules and policies of the Public Company Accounting Oversight Board;

(D) any act of God or other calamity, national or international, political or social conditions (including the engagement by any country in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war), or the occurrence of any military or terrorist attack;

(E) effects resulting from any failure by the Company to meet any estimates of revenues or earnings on or after the date of this Agreement, provided that the exception in this clause (E) shall not prevent or otherwise affect any change, effect, circumstance or development underlying such failure from being taken into account in determining whether a Material Adverse Effect has occurred;

(F) (i) the announcement or the existence of this Agreement and the transactions contemplated hereby (including any related or resulting loss of or change in relationship with any customer, supplier, distributor, wholesaler or other business partner, or departure of any employee or officer, or any litigation or other proceeding), including by reason of the identity of Parent or any plans or intentions of Parent with respect to the conduct of the business of any of the Company or its Subsidiaries or (ii) compliance with the terms of, or any actions taken pursuant to, this Agreement, or any failures to take action which is prohibited by this Agreement, or such other changes or events to which Parent has expressly consented in writing; or

(G) any item or items set forth in Section 5.1(a)(G) of the Company Disclosure Letter;

provided, however, that, with respect to clauses (A), (B), (C) and (D), any effects resulting from any change, event, circumstance or development that disproportionately adversely affects the Company and its Subsidiaries compared to other companies operating in the beer, packaging or theme park industries, as the case may be, shall be considered for purposes of determining whether a Material Adverse Effect has occurred, but only to the extent of such disproportionate effect.

(b) Capital Structure.

(i) The authorized capital stock of the Company consists of 1,600,000,000 Shares, of which, as of the close of business on June 30, 2008, 719,042,325 Shares (including outstanding shares of restricted stock) were outstanding and 774,890,269 Shares were held in treasury and 40,000,000 shares of preferred stock, of which no shares are outstanding. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than (i) 819,677 Shares reserved for issuance under the Company’s 1989 Incentive Stock Plan, 1998 Incentive Stock Plan and Global Employee Stock Purchase Plan and (ii) 35,110,917 Shares reserved for delivery out of the Company’s treasury pursuant to the 2007 Equity and Incentive Plan, the Stock Plan for Non-Employee Directors, the 2006 Restricted Plan for Non-Employee Directors, the 2008 Long-Term Incentive Plan for Non-Employee Directors, and the Non-Employee Director Elective Stock Purchase Plan (the plans referred to in clauses (i) and (ii) being collectively referred to as the “Stock Plans”), the Company has no Shares reserved for issuance or delivery. As of the close of business on June 30, 2008, there were 88,718,052 options outstanding and 930,953 shares of restricted stock outstanding under the Stock Plans. Each of the outstanding shares of capital stock or other securities of each of the Company’s wholly-owned Subsidiaries, which are set forth in Section 5.1(b)(i)(A) of the Company Disclosure Schedule (“Wholly Owned Subsidiaries”), are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”) other than transfer restrictions arising pursuant to applicable securities Laws. Each of the outstanding shares of capital stock or other securities that are directly or indirectly owned by the Company of each of the Company’s Subsidiaries that are not Wholly Owned Subsidiaries, which are set forth in Section 5.1(b)(i)(A) of the Company Disclosure Schedule (“Non-Wholly Owned Subsidiaries”), are duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect Wholly Owned Subsidiary, free and clear of any Lien other than transfer restrictions arising pursuant to applicable securities Laws. Except as set forth in Sections 5.1(b)(i)(A) or 5.1(b)(i)(B) of the Company Disclosure Schedule, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

(ii) In all material respects, each Company Option (A) was granted in compliance with all applicable Laws and all of the terms and conditions of the Stock Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share on the date of such grant, (C) has a grant date identical to the date on which the Company’s board of directors or compensation committee actually awarded such Company Option, (D) qualifies for the Tax (as defined in Section 5.1(n)) and accounting treatment afforded to such Company Option in the Company’s Tax Returns (as defined in Section 5.1(n)) and the Company Reports (as defined in Section 5.1(e)), respectively, and (E) is not deferred compensation under Section 409A of the Code.

(c) Corporate Authority; Approval and Fairness.

(i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to adoption of this Agreement by the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Requisite Company Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(ii) Subject to Section 6.2, the board of directors of the Company has (A) unanimously determined that the Merger is fair to, and in the best interests of, the Company and its stockholders, approved and declared advisable this Agreement and the Merger and the other transactions contemplated hereby and resolved to recommend adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) directed that this Agreement be submitted to the holders of Shares for their adoption and (C) received the opinions of its financial advisors, Goldman, Sachs & Co. and Citigroup Global Markets, Inc., to the effect that, as of the date of this Agreement and based upon and subject to the qualifications and assumptions set forth therein, the Per Share Merger Consideration is fair from a financial point of view to such holders (other than Parent and its Subsidiaries) of Shares. True and correct copies of the foregoing opinions have been (or, if not received by the Company’s board of directors prior to the execution and delivery of this Agreement, promptly will be) delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub.

(d) Governmental Filings; No Violations; Certain Contracts.

(i) Other than the filings and/or notices pursuant to Section 1.3, under the Exchange Act and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and any notices to, approvals of, or consents or clearances by, any other Governmental Antitrust Entity (collectively, the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic, multinational or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the continuing operation of the business of the Company and its Subsidiaries following the Effective Time, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the certificate of incorporation or by-laws of the Company or the comparable governing documents of any of its Significant Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby), compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Significant Subsidiaries is subject, (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Significant Subsidiaries pursuant to any agreement, lease, license, contract, settlement, consent, note, mortgage or indenture not otherwise terminable by the other party thereto on 90 days’ or less notice (each, a “Contract”) binding upon the Company or any of its Subsidiaries, (D) a breach or violation of or a termination, cancellation or modification (or right of termination, cancellation or modification) or default or right of first refusal or similar right under any investment agreement, shareholders agreement or any other similar agreement with respect to a Joint Venture to which the Company or any of its Subsidiaries is a party or by which any of them are otherwise bound, or (E) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries or Joint Ventures, except, in the case of clause (C), (D) or (E) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(e) Company Reports; Financial Statements.

(i) The Company has filed or furnished, as applicable, on a timely basis, all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), since December 31, 2006

(the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. The Company’s derivatives activities and business are substantially as described in the Company’s 2007 Annual Report.

(ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). Except as permitted by the Exchange Act, including Section 13(k)(2) and Section 13(k)(3) thereof or the rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Subsidiaries has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company or any of their respective Affiliates. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

(iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the asset of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of its date, and each of the consolidated statements of income, changes in shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date of this Agreement, will fairly present, in all material respects, the results of operations, retained earnings and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(f) Absence of Certain Changes.  Since December 31, 2007, (i) the Company and its Subsidiaries have conducted their respective businesses in all material respects in the ordinary course of business consistent with past practice, and (ii) there has not been:

(A) any change in the financial condition, business or results of their operations or any circumstance, occurrence or development of which the Company has knowledge which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect;

(B) other than regular quarterly dividends on Shares of $0.33 per Share (or with respect to periods after the date hereof, $0.37 per Share), any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any Subsidiary to the Company or to any Subsidiary of the Company);

(C) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

(D) except as expressly permitted by this Agreement, (1) any increase in the compensation or benefits payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (2) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, equity, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Law; or

(E) any agreement to do any of the foregoing.

As used in this Agreement, the term “knowledge” when used in the phrases “to the knowledge of the Company,” “the Company’s knowledge,” “of which the Company has knowledge,” or “the Company has no knowledge” or words of similar import shall mean the knowledge of the Persons listed in Section 5.1(f) of the Company Disclosure Schedule.

(g) Litigation and Liabilities.  There are no civil, criminal, administrative or other actions, suits, claims, oppositions, litigations, hearings, arbitrations, investigations or other proceedings (“Actions”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise, that would be required to be reflected or reserved against in a consolidated balance sheet of the Company and its Subsidiaries (“Liabilities”) or the notes thereto if such balance sheet was prepared as of the date hereof, except (i) as reflected or reserved against in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed after the Applicable Date but prior to the date of this Agreement, (ii) for obligations or Liabilities incurred in the ordinary course of business since December 31, 2007, or (iii) for obligations or Liabilities incurred pursuant to the transactions contemplated by this Agreement, or (iv) for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any judgment, order, writ, injunction, decree, award, stipulation or settlement (“Judgment”) of any Governmental Entity which is, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(h) Employee Benefits.

(i) All material benefit and compensation plans, employment agreements, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, Company stock-

based, incentive and bonus plans (the “Company Benefit Plans”), other than Company Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Company Non-U.S. Benefit Plans”), are listed in Section 5.1(h)(i) of the Company Disclosure Schedule. True and complete copies of all Company Benefit Plans listed in Section 5.1(h)(i) of the Company Disclosure Schedule, including any trust instruments, insurance contracts, actuarial reports and, with respect to any employee stock ownership plan, loan agreements forming a part of any Company Benefit Plans, and all amendments thereto have been provided or made available to Parent or will be made available to Parent within ten (10) days following the date hereof.

(ii) All Company Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Company Non-U.S. Benefit Plans (collectively, “Company U.S. Benefit Plans”) are in material compliance with ERISA, the Code and other applicable Laws. Each Company U.S. Benefit Plan which is subject to ERISA (a “Company ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Company Pension Plan”) intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all tax Law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001 or has applied to the IRS for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, and the Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code except for any such loss that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Company ERISA Plan that, assuming the taxable period of such transaction expired as of the date of this Agreement, could subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA except that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(iii) Except for those that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”); (B) the Company and its Subsidiaries have not incurred and do not expect to incur any material withdrawal liability with respect to a Multiemployer Plan under Subtitle E of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate); (C) no notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the reporting requirement has not been waived or extended, other than pursuant to Pension Benefit Guaranty Corporation (“PBGC”) Reg. Section 4043.33 or 4043.66, has been required to be filed for any Company Pension Plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the transaction contemplated by this Agreement.

(iv) As of the date of this Agreement, there is no pending or, to the knowledge of the Company threatened, claims or litigation relating to the Company Benefit Plans, except that would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has any material obligations for retiree health and life benefits under any Company ERISA Plan or collective bargaining agreement.

(v) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will (x) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date of this Agreement, or (y) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Company Benefit Plans. Section 5.1(h)(v) of the Company Disclosure Schedule separately lists the potential cash severance amounts (including each component of each such cash severance amount) payable to each executive officer upon a qualifying termination after the Effective Time.

(vi) Neither the execution of this Agreement, shareholder approval of this Agreement nor the consummation of the transactions contemplated hereby will result in payments under any of the Company Benefit Plans which would not be deductible under Section 280G of the Code. Section 5.1(h)(v) of the Company Disclosure Schedule separately lists any Company Benefit Plans that provide for a Section 4999 gross-up or cut back.

(vii) All Company Benefit Plans that are “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been maintained and administered in material good faith operational compliance with the requirements of Section 409A of the Code and any regulations or other guidance issued thereunder. No Company Benefit Plan provides for a Section 409A gross-up or indemnity.

(viii) All Company Non-U.S. Benefit Plans comply in all material respects with applicable Law, except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. As of the date of this Agreement, there is no pending or, to the knowledge of the Company, threatened material claims or litigation relating to Company Non-U.S. Benefit Plans.

(i) Compliance with Laws; Licenses.  The businesses of each of the Company and its Subsidiaries (including the ownership and maintenance of all its assets, including the Owned Real Property (as defined in Section 5.1(k)(i))) have not, since December 31, 2006, been, and are not being, conducted in violation of any applicable federal, state, local, multinational or foreign law, statute or ordinance, common law, or any rule, regulation, directive, treaty, policy, standard, Judgment, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. The Company has not taken any action which would cause it to be in material violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules and regulations thereunder. No investigation, audit or review by any Governmental Entity with respect to the Company or any of its Subsidiaries or any of their assets is pending or, to the knowledge of the Company, threatened, nor has any Governmental Entity notified the Company of its intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement. As of the date hereof, to the knowledge of the Company, the Company has not received any notice or communication of any material noncompliance with any applicable Laws that has not been cured as of the date of this Agreement. The Company and its Subsidiaries each has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity necessary to conduct its business as presently conducted and operate the Owned Real Properties (as defined in Section 5.1(k)(i)), except those the absence of which would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(j) Material Contracts.

(i) Except for this Agreement and except for Contracts filed as exhibits to the Company Reports, as of the date of this Agreement, none of the Company or its Subsidiaries is a party to or bound by:

(A) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(B) any Contract involving the payment or receipt of amounts by the Company or any of its Subsidiaries of more than $50 million in any calendar year;

(C) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $50 million;

(D) any material agreement relating to the formation, creation, operation, management or control of any Joint Venture;

(E) any Contract between the Company or any of its Subsidiaries and any director or executive officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares required to be disclosed pursuant to Rule 404 of Regulation S-K under the Exchange Act;

(F) any Contract with any party with annual revenues of $300 million or more pursuant to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates; and

(G) any non-competition Contract or other Contract that (1) limits or purports to limit in any material respect the type of business in which the Company or its Subsidiaries may engage, the type of goods or services which the Company or its Subsidiaries may manufacture, produce, import, export, offer for sale, sell or distribute or the manner or locations in which any of them may so engage in any business or use their assets, or (2) grants “most favored nation” status that apply to the Company and its Subsidiaries, except in each of clauses (1) and (2) as would not reasonably be expected to materially impair the manner in which the Company and its Subsidiaries operate the beer business as of the date hereof;

Each such Contract described in clauses (A) through (G) above and each such Contract that would be a Material Contract but for the exception of being filed as an exhibit to the Company Reports is referred to herein as a “Material Contract.”

(ii) Each of the Material Contracts is valid and binding on the Company or its Subsidiaries, as the case may be, and, to the knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or its Subsidiaries and no event has occurred that with the lapse of time or the giving of notice or both would constitute a breach or default thereunder by the Company or its Subsidiaries, in each case except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(k) Properties.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, with respect to the parcels of real property for the Company’s principal domestic facilities owned in fee by the Company or any of its Subsidiaries, and all buildings, structures, improvements, and fixtures thereon, together with all rights of way, easements, privileges and appurtenances pertaining or belonging thereto, including any right, title and interest of the Company or any of its Subsidiaries in and to any street or other property adjoining any portion of such property (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion of the Owned Real Property or interest therein, and (C) the major structural elements of the improvements comprising the Owned Real Property, including mechanical, electrical, heating, ventilation, air conditioning or plumbing systems, elevators or parking elements, are in sufficiently good condition (except for ordinary wear and tear) to allow the business of the Company and its Subsidiaries to be operated in the ordinary course of business and consistent with past practices of the Company as currently operated.

(ii) With respect to the real property with respect to which the Company’s principal domestic facilities are leased, subleased or licensed to the Company or its Subsidiaries (the “Leased Real Property”), the lease, sublease or license for such property is valid, legally binding, enforceable and in full force and effect, except in each case, for such invalidity, failure to be binding or unenforceability that is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect.

(iii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries have good and marketable title to, or a valid and binding leasehold interest in, all their respective domestic properties and assets (excluding Owned Real

Property, Leased Real Property and Intellectual Property (as defined in Section 5.1(p))), in each case free and clear of all Encumbrances.

(iv) For purposes of this Section 5.1(k) only, “Encumbrance” means any Lien, mortgage, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Schedule; (b) encumbrances for current Taxes or other governmental charges not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business as to which there is no default on the part of the Company or any of its Subsidiaries and reflected on or specifically reserved against or otherwise disclosed in the Company’s consolidated balance sheets (and the notes thereto) included in the Company Reports filed prior to the date of this Agreement; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

(l) Takeover Statutes.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) or any similar anti-takeover provision in the Company’s certificate of incorporation (including Article EIGHTH ) or by-laws (each, a “Takeover Statute”) is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement. The Company and the board of directors of the Company has taken all action so that (i) Parent will not be an “interested stockholder” or subject to restrictions or delays in entering into or consummating a “business combination” with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, (ii) Parent will not be an “Interested Shareholder” or subject to restrictions or delays in entering into or consummating a “Business Transaction” with the Company (in each case as such term is used in the Company’s certificate of incorporation) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby, and (iii) Section 203 of the DGCL and Article EIGHTH of the Company’s certificate of incorporation is not applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

(m) Environmental Matters.  Except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) the Company and its Subsidiaries are in compliance, and have complied at all times with, all applicable Environmental Laws; (ii) no property currently or, to the knowledge of the Company, formerly owned or operated by the Company or any of its Subsidiaries has been contaminated with any Hazardous Substance in a manner that could reasonably be expected to require remediation or other action pursuant to any Environmental Law; (iii) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries is in violation of or liable under any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries is subject to any order, decree or injunction with any Governmental Entity or agreement with any third party concerning liability under any Environmental Law or relating to Hazardous Substances. As used herein, the term “Environmental Law” means any federal, state or local statute, Law, regulation, order, decree, permit or authorization relating to: (A) the protection of health, safety or the environment or (B) the handling, use, transportation, disposal, release or threatened release of any Hazardous Substance. This Section 5.1(m) constitutes the only representations and warranties of the Company with respect to any Environmental Law. As used herein, the term “Hazardous Substance” means any substance that is: (A) listed, classified, regulated under any Environmental Law as hazardous substance, toxic substance, pollutant, contaminant or oil or (B) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls or radioactive material.

(n) Taxes.  The Company and each of its Subsidiaries (i) have prepared in good faith and duly and, in cases where the statute of limitations would still be open, timely filed (taking into account any extension of time within which to file) all income, franchise, and similar Tax Returns (as defined below) and all other material Tax Returns required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns and any Material Taxes that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension are still in effect. As of the date of this Agreement, there are not pending or, to the knowledge of the Company, threatened, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are, individually or in the aggregate, reasonably likely to have a Material Adverse Effect and are not disclosed or provided for in the Company Reports. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended December 31, 2006, 2005 and 2004. Neither the Company nor any of its Subsidiaries has engaged in any transaction that is the same as, or substantially similar to, a transaction which is a “reportable transaction” for purposes of Treasury Regulations Section 1.6011-4(b) (including any transaction which the IRS has determined to be a “listed transaction” for purposes of 1.6011-4(b)(2)). Neither the Company nor any of Subsidiaries has engaged in a transaction of which it made disclosure to any taxing authority to avoid penalties under Section 6662(d) of the Code or any comparable provision of state, foreign or local law. Neither the Company nor any of its Subsidiaries has participated in any “tax amnesty” or similar program offered by any taxing authority to avoid the assessment of penalties or other additions to Tax.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, net worth, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, goods and services, occupancy, transfer and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(o) Labor Matters.  Section 5.1(o) of the Company Disclosure Schedules sets forth a list of all labor and collective bargaining agreements, Contracts or other agreements with a labor union, works council or labor organization to which the Company or any of its Subsidiaries is party or by which any of them are otherwise bound pertaining to certain Employees in the United States (collectively, the “Company Labor Agreements”). As of the date of this Agreement, except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, neither the Company nor any of its Significant Subsidiaries is the subject of any proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice (nor, to the knowledge of the Company, is there a basis for any such claim), nor is there pending or, to the knowledge of the Company, threatened, nor has there been, since January 1, 2007, any labor strike, dispute, walk-out, work stoppage, labor picketing, lockout or material slowdown involving the Company or any of its Subsidiaries. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the consummation of the Merger and the other transactions contemplated by this Agreement will not entitle any third party (including any labor union or labor organization) to any payments under any Company Labor Agreements. Except as would not, or would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, the Company and its Subsidiaries have complied in all respects with the reporting requirements of the Labor Management Reporting and Disclosure Act.

(p) Intellectual Property.

(i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (A) the Company and its Subsidiaries own or have sufficient rights to use all Intellectual Property that is used in their respective businesses as currently conducted (the “Company IP”) free and clear of all liens and security interests, and will have the same rights after the Closing Date; and (B) all of the registrations and applications included in the Company IP owned by, and to the knowledge of the Company, the Company IP exclusively licensed by the Company and its Subsidiaries, are subsisting.

(ii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, (A) neither the conduct of the business of the Company and/or the conduct of the business of each of its Subsidiaries nor the Company IP infringes, dilutes, misappropriates or otherwise violates any Intellectual Property rights of any third party; and (B) to the knowledge of the Company, no third party is infringing, diluting, misappropriating or otherwise violating any Company IP owned or exclusively licensed by the Company or its Subsidiaries.

(iii) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company and its Subsidiaries take and have taken commercially reasonable measures to maintain, preserve and protect the confidentiality of all Trade Secrets, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements or pursuant to obligations to maintain confidentiality arising by operation of law.

(iv) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect, the Company’s and its Subsidiaries’ computers, Software, firmware, middleware, servers, systems, networks and all other information technology equipment operate and perform as required by the Company and each of its Subsidiaries in connection with their respective businesses as currently conducted and have not malfunctioned or failed within the past three years, without such malfunction or failure having been resolved.

For purposes of this Agreement: “Intellectual Property” means all foreign, multinational and domestic (A) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (B) patents and proprietary inventions and discoveries; (C) confidential and proprietary information, trade secrets and know-how, (including confidential and proprietary processes, technology, research, recipes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists) (collectively, “Trade Secrets”); (D) copyrights and works of authorship in any media (including copyrights in software, databases, source code, object code and all documentation related thereto, Internet site content, advertising and marketing materials and art work); (E) all other intellectual property rights; and (F) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing; “Registered” means issued by, filed with, registered with, renewed by or the subject of a pending application before any Governmental Entity or Internet domain name registrar; and “Software” means any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

(q) Brokers and Finders.  Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that the Company has employed Goldman, Sachs & Co., Citigroup Global Capital Markets Inc. and Moelis & Company as its financial advisors. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which any advisor to the Company is entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

(r) Solvency.  Immediately prior to the Effective Time (and before giving effect to any financing that is to be put in place in connection with the transactions contemplated hereby), the Company is Solvent. “Solvent” means, with respect to any Person and a specified date of determination, that at such date: (i) the present fair saleable value of such Person’s assets is in excess of the total amount of such Person’s probable liabilities on its existing debts and obligations (including contingent liabilities) as they become absolute and matured; (ii) such Person is able to pay its debts as they become due; and (iii) such Person does not have unreasonably small capital to carry on such Person’s business as theretofore operated and all businesses in which such Person is then about to engage.

(s) No Additional Representations.  Except for those representations and warranties expressly set forth in this Section 5.1 and except as otherwise expressly set forth in this Agreement, neither the Company nor any other person acting on behalf of the Company makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries has made or makes any representation or warranty with respect to any projections, estimates or budgets made available to Merger Sub or its affiliates of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and its Subsidiaries or the future business and operations of the Company and its Subsidiaries.

5.2.  Representations and Warranties of Parent and Merger Sub.  Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Company by Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection to which the relevance of such item is reasonably apparent), Parent hereby represents and warrants to the Company that:

(a) Organization, Good Standing and Qualification.  Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent or materially impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company complete and correct copies of Parent’s articles of incorporation and Merger Sub’s certificate of incorporation and by-laws, each as amended to the date of this Agreement, and each as so delivered is in full force and effect. All of the capital stock of Merger Sub is owned by InBev Worldwide S.à.r.l., a limited liability company organized under the laws of Luxembourg and a wholly owned subsidiary of Parent.

(b) Corporate Authority.  No vote of holders of capital stock of Merger Sub is necessary to approve this Agreement and the Merger and the other transactions contemplated hereby. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to approval of the Merger (in accordance with Section 23 of Parent’s by-laws) and certain other transactions contemplated by this Agreement, by 75% (or 50% with respect to certain of the other transactions) of the outstanding ordinary shares of Parent (“Parent Common Stock”) attending in person or being represented by a proxyholder at a shareholders’ meeting of Parent duly called and held for such purpose (the “Requisite Parent Vote”) at which a quorum is present. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and is a valid and binding agreement of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. At or prior to the execution and delivery of this Agreement, Parent has delivered to the Company a true and correct copy of the Parent Shareholder Commitment.

(c) Governmental Filings; No Violations; Etc.

(i) Other than any filing with and approval of the Belgian Banking, Finance and Insurance Commission and/or Euronext Brussels (or similar regulators or (market) authorities in other jurisdictions) which may be required in conjunction with the Parent Prospectus or the Equity Financing (collectively, the “Equity Financing Filings”), the filings and/or notices pursuant to Section 1.3, under the Exchange Act and the HSR Act and any notices to, approvals of, or consents or clearances by, any other Governmental Antitrust Entity (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

(ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of Parent or Merger Sub or the comparable governing instruments of any of their respective Subsidiaries, (B) with or without notice, lapse of time or both, a material breach or violation of, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.2(c)(i), any Law to which Parent or any of its Subsidiaries is subject or (C) with or without notice, lapse of time or both, a breach or violation of, a termination, cancellation or modification (or right of termination, cancellation or modification) or default under, the payment of additional fees, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to any Contract binding upon Parent or any of its Subsidiaries, except in the case of clause (C) for any such breach, violation, termination, default, creation or acceleration that would not, individually or in the aggregate, reasonably be likely to prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated hereby.

(d) Available Funds.

(i) Parent and Merger Sub have available or will have available to them, as of the date all of the conditions to Parent’s obligation to close pursuant to Section 7.1 and 7.2 have been satisfied (the “Financing Date”), all funds necessary for the payment to the Paying Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(ii) Parent has made available to the Company true and complete copies of the following financing documents for the Merger: (A) a true and correct copy of the $45,000,000,000 Senior Facilities Agreement dated 12th July 2008 (the “Senior Facilities Agreement”) among Parent and InBev Worldwide S.à.r.l., as Borrowers, and Banco Santander, S.A., Barclays Capital, BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan Bank plc, Mizuho Corporate Bank, Ltd., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and The Royal Bank of Scotland plc, as Mandated Lead Arrangers and Bookrunners, Fortis Bank SA/NV, as Agent, and Fortis Bank SA/NV, as Issuing Bank, and the other lenders from time to time party thereto (the “Senior Lenders”), and (B) a true and correct copy of the $5,600,000,000 Bridge Facility Agreement dated 12th July 2008 (the “Bridge Facility” and, together with the Senior Facilities Agreement, the “Facilities”) among Parent and InBev Worldwide S.à.r.l., as Borrowers, and Banco Santander, S.A., BNP Paribas, Deutsche Bank AG, London Branch, Fortis Bank SA/NV, ING Bank N.V., J.P. Morgan plc, and The Royal Bank of Scotland plc, as Mandated Lead Arrangers and Bookrunners and Fortis Bank SA/NV as Agent (the “Bridge Lenders” and, together with the Senior Lenders, the “Lenders”), and all annexes, schedules and appendixes containing any funding conditions to the funding under the Senior Facilities Agreement and the Bridge Facility, pursuant to which Facilities the Lenders have agreed to lend the amounts contemplated by the Facilities for the purpose of, among other things, consummating the Merger and the other transactions contemplated by this Agreement (“Financing”). Each of the Facilities is in full force and effect, and has not been withdrawn or terminated and to Parent’s knowledge, is enforceable against the Lenders in accordance with its terms, subject to the Bankruptcy and Equity Exception. Parent will not release or consent to the termination of the obligations of the Lenders under the Senior Facilities Agreement or the Bridge Facility Agreement, except for assignments and replacements of an individual Lender under the terms of or in connection with the syndication of the Facilities. There are no conditions precedent related to the funding under the Facilities, except those expressly set forth in the Senior Facilities Agreement or the Bridge Facilities Agreement. As of the date of this Agreement, Parent has no reason to believe that any of the conditions to the Facilities or the funding thereunder will not be satisfied or that the Facilities and Financing will not be made available to Parent as of the Financing Date.

(iv) The net proceeds contemplated by the Facilities, together with other existing financial commitments and resources of Parent and Merger Sub and cash on hand of Parent and Merger Sub at the Closing, will in the aggregate be sufficient for Parent and Merger Sub to make all payments under (i) Section 4.1(a) in respect of Shares, (ii) Section 4.3(a) in respect of Company Options and (iii) Section 4.3(b) in respect of Company Awards, and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated by this Agreement and to pay all related fees and expenses.

(e) Capitalization of Merger Sub.  The authorized capital stock of Merger Sub consists solely of 100 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date of this Agreement and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

(f) Litigation and Judgments.  There are no Actions pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries or Liabilities of Parent or its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement. Neither Parent nor any of its Subsidiaries is a party to or subject to the provisions of any Judgment of any Governmental Entity which is, individually or in the aggregate, reasonably likely to prevent or materially impair the consummation of the transactions contemplated by this Agreement.

(g) Solvency.  As of the Effective Time, assuming (A) satisfaction of the conditions to Parent’s and Merger Sub’s obligation to consummate the Merger, or waiver of such conditions, (B) the accuracy in all respects of the representations and warranties set forth in Section 5.1 hereof without regard to any materiality qualifiers (including Section 5.1(r)), (C) the accuracy of any estimates, projections or forecasts provided by the Company to Parent prior to the Effective Time and (D) assuming that Parent was provided prior to the date hereof all material information relating to any acceleration of indebtedness of the Company and its Subsidiaries or other costs associated with indebtedness of the Company and its Subsidiaries, immediately after giving effect to the transactions contemplated by this Agreement (including the financing under the Facilities, the payment of the aggregate Per Share Merger Consideration and the funding of any obligations of the Surviving Corporation or its subsidiaries which become due or payable by the Surviving Corporation or its subsidiaries in connection with, or as a result of, the Merger, and the payment of all related fees and expenses), the Surviving Corporation will be Solvent.

(h) Share Ownership.  As of the date of this Agreement, Parent and Merger Sub do not beneficially own, within the meaning of Rule 13d-3 of the Exchange Act, more than 250 Shares.

(i) Brokers and Finders.  Neither Parent nor Merger Sub nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Merger or the other transactions contemplated in this Agreement, except that Parent has employed Lazard Frères SAS, J.P. Morgan plc, Deutsche Bank AG and BNP PARIBAS as its financial advisors.

(j) No Additional Representations.  Except for those representations and warranties expressly set forth in this Section 5.2 and except as otherwise expressly set forth in this Agreement, none of Parent, Merger Sub or any other person acting on behalf of Parent or Merger Sub makes any representation or warranty of any kind or nature, express or implied, in connection with the transactions contemplated by this Agreement.

ARTICLE VI

Covenants

6.1.  Interim Operations.

(a) Except as required by applicable Law or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and its Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of it and its Subsidiaries shall be conducted in all material respects in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates (other than as announced by the Company prior to the date hereof). Without limiting the generality of, and in furtherance of, the foregoing, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required or permitted by this Agreement or as required by Law, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Schedule, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its certificate of incorporation or by-laws or other applicable governing instruments;

(ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly owned Subsidiaries of the Company, or other than in the ordinary course restructure, reorganize or completely or partially liquidate or otherwise enter into any Contracts imposing material changes or restrictions on its assets, operations or businesses, other than in the ordinary course;

(iii) acquire, directly or indirectly, whether by purchase, merger, consolidation or acquisition of stock or assets or otherwise, any assets, securities, properties, interests, or businesses or make any investment (whether by purchase of stock or securities, contributions to capital, loans to, or property transfers), in each case, other than (A) in the ordinary course of business (it being understood and agreed that the acquisition of all or substantially all of the assets of any Person is not in the ordinary course of business), or (B) if not in the ordinary course of business, with a value or purchase price (including the value of assumed liabilities) not in excess of $50 million in any transaction or related series of transactions or acquisitions pursuant to Contracts in effect as of the date of this Agreement and listed on Section 6.1 of the Company Disclosure Schedule (it being understood that capital expenditures are not meant to be captured by this Section 6.1(a)(iii));

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuances, sales, pledges, dispositions, grants, transfers, leases, licenses, guaranties or encumbrances of shares by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary or the issuance or transfer of Shares pursuant to outstanding awards under Company Stock Plans), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur (A) any lien or other security interest on any Company Intellectual Property owned or exclusively licensed or that is material and non-exclusively licensed by the Company or any of its Subsidiaries or (B) any Lien on any other assets of the Company or any of its Subsidiaries having a value in excess of $50 million;

(vi) make any loans, advances, guarantees or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly owned Subsidiary of the Company) in excess of $10 million in the aggregate;

(vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any Subsidiary to the Company or to any other Subsidiary, or regular quarterly dividends not to exceed $0.37 per share, declared and paid consistent with prior timing) or enter into any Contract with respect to the voting of its capital stock;

(viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

(ix) incur, alter, amend or modify, any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, or permit any Subsidiary of the Company to guarantee any indebtedness of the Company, other than in the case of indebtedness for borrowed money incurred in the ordinary course of business consistent with past practices (A) that does not exceed $200 million in the aggregate, (B) debt of the Company or a Subsidiary that is in replacement of existing indebtedness for borrowed money of the Company or such Subsidiary, as applicable, (C) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly owned Subsidiaries of the Company or (D) interest rate swaps on customary commercial terms consistent with past practice and in compliance with the Company’s risk management policies in effect on the date of this Agreement and not to exceed $500 million of notional debt in the aggregate;

(x) make or authorize any capital expenditure in excess of $875 million in the aggregate during any 12 month period;

(xi) other than in the ordinary course of business or in connection with an acquisition permitted under Section 6.1(a)(iii), enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles;

(xiii) settle any Action before a Governmental Entity for an amount in the aggregate in excess of the amount set forth on Section 6.1(a)(xiii) of the Company Disclosure Schedule (excluding amounts covered by insurance) or for any obligation or liability of the Company in excess of such amount or agree to any material limitation or restriction on any aspect of the conduct of the Company’s or its Subsidiaries’ business (or, after giving effect to the Merger, Parent’s or its Subsidiaries’ business);

(xiv) other than in the ordinary course, amend or modify, in any material respect, or terminate any Material Contract or IP Contract, or cancel, modify or waive any material debts or claims held by it or waive any material rights;

(xv) except as in Section 6.1(a)(xv) of the Company Disclosure Schedule, make any Tax election, amend any Tax Return, settle or finally resolve any controversy with respect to Taxes or change any method of Tax accounting in each case, where the sum of amount of Taxes in question with respect to all such actions exceeds $50 million;

(xvi) (A) with regard to Intellectual Property owned by the Company or any of its Subsidiaries, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, disclose, cancel, abandon or allow to lapse or expire or otherwise dispose of any material Intellectual Property, other than licenses or other non-material Contracts granted in the ordinary course of business, or cancellation, abandonment, allowing to lapse or expire such Intellectual Property that is no longer used or useful in any of the Company’s or its Subsidiaries’ respective businesses or pursuant to Contracts in effect prior to the date of this Agreement; and (B) with regard to other assets, transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets, licenses, operations, rights, product lines, businesses or interests therein of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries, except in connection with services provided in the ordinary course of business and sales of obsolete assets and except for sales, leases, licenses or other dispositions of assets with a fair market value not in excess of $50 million in the aggregate, other than pursuant to Contracts in effect prior to the date of this Agreement;

(xvii) except as required pursuant to existing written, binding plans or agreements in effect prior to the date of this Agreement or as set forth in Section 5.1(h)(i) of the Company Disclosure Schedule, or as otherwise required by applicable Law, (A) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (B) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, in each case other than to non-officer employees in the ordinary course of business consistent with past practice, (C) establish, adopt, amend or terminate any Company Benefit Plan (except as required by Law) or amend the terms of any outstanding equity-based awards, (D) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, to the extent not already provided in any such Company Benefit Plan, (E) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or (F) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xviii) agree, authorize or commit to do any of the foregoing.

(b) Prior to making any widely distributed written communications to the employees of the Company or any of its Subsidiaries pertaining to material compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall use its reasonable best efforts to provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and the Company shall consider such comments prior to distributing any such communication to its employees.

(c) Parent and Merger Sub (1) shall not take, and Parent shall not permit any of its Subsidiaries to take, any action that is reasonably likely to prevent or materially impair the consummation of the Merger and (2) shall not enter into any acquisition agreement, or make any acquisition, that is reasonably likely to prevent, materially delay or impair the consummation of the Merger. Parent shall not issue any Parent Common Stock (or subscription rights with respect thereto) prior to obtaining the Requisite Parent Vote unless the Stichting agrees to vote any Parent Common Stock received by it, or received by others who are bound to vote together with the Stichting, in favor of the proposal to approve the Merger and the other transactions contemplated hereby.

(d) Nothing contained herein shall give to Parent or Merger Sub, directly or indirectly, rights to control or direct the Company’s operations prior to the Effective Time in violation of applicable Law. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions hereof, complete control and supervision of its operations.

6.2.  Acquisition Proposals.

(a) No Solicitation or Negotiation.  The Company agrees that, except as expressly permitted by this Section 6.2, neither it nor any of its Subsidiaries nor any of the officers and directors of it or any of its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

(i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below);

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal; or

(iii) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

Notwithstanding anything in the foregoing to the contrary, prior to the time that, but not after, the Requisite Company Vote is obtained, if the Company has otherwise complied in all material respects with this Section 6.2, the Company may (A) provide information in response to a request therefor by a Person (other than any Affiliate of the Company) who has made an unsolicited written Acquisition Proposal that the Company Board of Directors believes in good faith to be bona fide providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the Company receives from the Person so requesting such information an executed confidentiality agreement on terms not more favorable to such other Person than those contained in the Confidentiality Agreement (as defined in Section 9.7); and promptly discloses (and, if applicable, provides copies of) any such information to Parent to the extent not previously provided to Parent; (B) engage or participate in any discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal of the type described in clause (A) above; or (C) after having complied with Section 6.2(c), approve, recommend, or otherwise declare advisable or propose to approve, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal; (x) in each such case referred to in clause (A) or (B) above, the board of directors of the Company has determined in good faith based on the information then available and (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (y) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

(b) Definitions.  For purposes of this Agreement:

“Acquisition Proposal” means (i) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Significant Subsidiaries and (ii) any acquisition by any Person, or proposal or offer, which if consummated would result in any Person becoming the beneficial owner of, directly or indirectly, in one or a series of related transactions, 15% or more of the total voting power or of any class of equity securities of the Company or those of any of its Significant Subsidiaries, or 15% or more of the consolidated total assets (including equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement.

“Superior Proposal” means a bona fide Acquisition Proposal in connection with which there has been no material violation of this Section 6.2 that would result in any Person (or its stockholders) becoming the beneficial owner, directly or indirectly, of more than 50% of the assets (on a consolidated basis) or more than 50% of the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 6.2(c) of this Agreement pursuant to Section 6.2(c)).

(c) No Change of Recommendation or Alternative Acquisition Agreement.  The board of directors of the Company and each committee of the board of directors shall not:

(i) withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger; or

(ii) except as expressly permitted by, and after compliance with, Section 8.3(a) hereof, cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in compliance with Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the time, but not after, the Requisite Company Vote is obtained, the board of directors of the Company may withhold, withdraw, qualify or modify the Company Recommendation or approve, recommend or otherwise declare advisable any Superior Proposal not knowingly solicited, entered into or agreed to in breach of this Section 6.2 and made after the date of this Agreement, if the board of directors of the Company determines in good faith, after consultation with outside legal counsel, that failure to do so would be inconsistent with its fiduciary obligations under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 72 hours following Parent’s receipt of notice from the Company advising that management of the Company currently intends to recommend to its board of directors that it take such action and the basis therefor, including all required information under Section 6.2(f). In determining whether to make a Change of Recommendation in response to a Superior Proposal, the board of directors of the Company shall take into account any changes to the terms of this Agreement proposed by Parent and any other information provided by Parent. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.2.

(d) Certain Permitted Disclosure.  Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under United States federal or state Law with regard to an Acquisition Proposal; provided, however, that if such disclosure includes a Change of Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be a Change of Recommendation and Parent shall have the right to terminate this Agreement as set forth in Section 8.4 (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed a Change of Company Recommendation or be deemed to have the substantive effort of withdrawing or adversely modifying the Company Recommendation).

(e) Existing Discussions.  The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence of this Section 6.2(e) of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has executed a confidentiality agreement on or after January 1, 2007, in connection with such Person’s consideration of acquiring the Company or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries.

(f) Notice.  The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a reasonably current basis (which shall be considered in light of the circumstances of such proposal or offer and the time by which Parent has the opportunity to respond), of the status and terms of any such proposals or offers (including any amendments thereto).

6.3.  Proxy Filing; Information Supplied.

(a) The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Stockholders Meeting (as defined in Section 6.4(a)) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to it and its Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder, and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, (i) the Company makes no representation or warranty with respect to the information supplied by or on behalf of Parent or Merger Sub or any of their respective Representatives that is contained or incorporated by reference in the Proxy Statement and (ii) the Company represents and warrants with respect to any projected financial information provided by it or on its behalf, only that the information was prepared or approved in good faith by the Company’s management on the basis of assumptions believed by the Company’s management to be reasonable as of the time made. Parent agrees that none of the information supplied by it for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Parent agrees that none of the information supplied by it for inclusion or incorporation by reference in any written material to be furnished to shareholders of Parent in connection with the Parent Shareholders’ Meeting (the “Parent Shareholder Meeting Materials”) or any prospectus that Parent would subsequently prepare and file in connection with the Equity Financing (the “Parent Prospectus”) will, at the date of being put at the disposal of shareholders or investors, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to the information supplied by or on behalf of the Company or any of its Representatives that is contained or incorporated by reference in the Parent Shareholder Meeting Materials or the Parent Prospectus. The Company agrees that none of the information supplied by it for inclusion or incorporation by reference in the Parent Shareholder Meeting Materials or the Parent Prospectus will, at the date of being put at the disposal of shareholders or investors, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

6.4.  Stockholders Meeting.

(a) The Company will take, in accordance with applicable Law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Stockholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the adoption of this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law. Subject to Section 6.2(c) hereof, the board of directors of the Company shall recommend such adoption and shall take all lawful action to solicit such adoption of this Agreement. In the event that subsequent to the date hereof, the board of directors of the Company determines that this Agreement is no longer advisable and makes a Change of Recommendation, the Company shall nevertheless submit this Agreement to the holders of the Shares for adoption at the Stockholders Meeting unless this Agreement shall have been terminated in accordance with its terms prior to the Stockholders Meeting.

(b) Parent will take, in accordance with applicable Law and its articles of association and by-laws, all actions necessary to convene a meeting of its shareholders at which a vote shall be taken (the “Parent Shareholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval of the Merger and certain other matters contemplated by this Agreement, and shall not postpone or adjourn such meeting except to the extent required by Law. The board of directors of Parent shall recommend such approval and shall take all lawful action to solicit such approval of the Merger. To the extent permitted under applicable Law, Parent shall use its best efforts to obtain the approval of the Merger by its shareholders.

6.5.  Filings; Other Actions; Notification.

(a) Proxy Statement.  The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its reasonable best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

(b) Cooperation.  Subject to the terms and conditions set forth in this Agreement, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their respective reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Agreement, including this Section 6.5(b), shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, or actually to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate, before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including through a licensing arrangement) or restriction on, or other impairment of, Parent’s ability to own or operate any of such assets, licenses, operations, rights, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation (any of the foregoing, “Detriments”); provided, however, that in order to ensure that Governmental Antitrust Entities with the authority to clear, authorize or otherwise approve the consummation of the Merger do so by the Termination Date, Parent shall agree to one or more Detriments provided that such Detriments would not, individually or in the aggregate, result in a reduction of assets, categories of assets, businesses or investments that generated in the aggregate more than 5% of the sum of the 2007 gross sales and investment income of Parent and the Company, including their respective Subsidiaries, on a combined basis net of any ongoing annual royalty payments or other ongoing revenue contributions expected to be received as a result of effectuating such Detriments (“Detriments Limit”). If Governmental Antitrust Entities require that Parent agree to Detriments that would in the aggregate exceed the Detriment Limit and if, as a result, any administrative or judicial action or proceeding is instituted or threatened to be instituted by one or more Governmental Antitrust Entities challenging the Merger as violative of law, Parent and the Company shall, and shall cause their respective Affiliates to, use their reasonable best efforts to cooperate and to contest and resist, except insofar as Parent and the Company otherwise may agree, one or more of such actions or proceedings; provided, however, that Parent in its sole discretion may decide which actions or proceedings to contest, if such selected actions or proceedings, if successfully contested, in the aggregate would result in the Detriments not exceeding the Detriments Limit. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5(b), each of the Company and Parent agree to promptly provide to each and every Governmental Antitrust Entity non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement. Subject to applicable Laws relating to the exchange of information, Parent shall have the right to direct all matters with any Governmental Antitrust Entity, provided that it shall keep the Company informed and shall afford the Company a reasonable opportunity to participate therein. The Company shall not initiate any meeting or discussion with, or make any submission to, any Governmental Antitrust Entity with respect to any filings, applications, litigation, investigation, or other inquiry or proceeding regarding the Merger or filings under any pre-merger notification rules or in connection with any actual or threatened claim or proceeding unless Parent has approved in advance such initiation and the circumstances of such meeting, discussion or the content and submission of any such filing. The Company shall not participate in any meeting or discussion initiated by any Governmental Antitrust Entity with respect to any filings, applications, investigation, or other inquiry regarding the Merger or filings under any pre-merger notification rules, without giving Parent reasonable prior notice of the meeting or discussion and, to the extent permitted by the relevant Governmental Antitrust Entity, the opportunity to attend and participate. In addition, the Company shall not initiate any offer to any Governmental Antitrust Entity with respect to any proposed Detriment. Parent and the Company shall have the right to review in advance all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement; provided, however, that the right to review shall not include any documents created in the ordinary course of business that are submitted to such Governmental Entity and each of Parent and the Company may limit access to work product and privileged materials to outside counsel and agreed upon inside counsel for Parent and the Company. In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable. If any Detriment agreed to by Parent requires action by or with respect to the Company or its Subsidiaries or its or their businesses or assets, and such action would constitute a breach of this Agreement, Parent hereby agrees to consent to the taking of such action by the Company and any such action may, at the discretion of the Company, be conditioned upon consummation of the Merger.

(c) Information.  The Company and Parent each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Parent Prospectus, the Parent Shareholders’ Meeting Materials or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

(d) Status.  Subject to applicable Laws and as required by any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or condition that is reasonably expected to prevent or materially impair the consummation of the transactions contemplated by this Agreement or of any failure of any condition to the Company’s obligations to effect the Merger.

(e) Antitrust Matters.  Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the undertakings pursuant to this Section 6.5, each of the Company and Parent agrees to promptly provide to each and every federal, state, local or foreign court or Governmental Entity with jurisdiction over enforcement of any applicable antitrust or competition Laws (“Governmental Antitrust Entity”) non-privileged information and documents (i) requested by any Governmental Antitrust Entity or (ii) that are necessary, proper or advisable to permit consummation of the transactions contemplated by this Agreement.

6.6.  Access and Reports.  Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement (as defined in Section 9.7).

6.7.  Stock Exchange Delisting.  Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Shares from the NYSE and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

6.8.  Publicity.

(a) The initial press release regarding the Merger shall be a joint press release. After the initial press release, the Company and Parent each shall, to the extent feasible, consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Governmental Entity.

(b) Notwithstanding the foregoing, each of Parent and the Company may (i) make or cause to be made any press release or similar public announcement or communication as may be required to comply with the requirements of any applicable Laws or the rules and regulations of each stock exchange upon which the securities of one of the parties is listed and (ii) disclose any information concerning the transactions contemplated hereby which it deems appropriate in its reasonable judgment, in light of its status as a publicly owned company, including to securities analysts, institutional investors, in press interviews and to employees; provided, that, to the extent practicable, Parent and the Company will try in good faith to remain within the bounds of the parties’ prior disclosures; provided, further, that in the case of clauses (i) and (ii) above to the extent in the good faith judgment of such party it is reasonably practicable to do so), such party (x) provides the other party with a reasonable opportunity in light of the circumstances to review such party’s intended communication and (y) consider in good faith modifications to the intended communication that are requested by the other party.

6.9.  Employee Benefits.

(a) Parent acknowledges that approval of this Agreement by stockholders of the Company or consummation of the Merger, as applicable, shall constitute a “change in control” for purposes of all applicable Company Benefit Plans.

(b) Parent agrees that, during the period commencing at the Effective Time and ending on the later of (i) the first anniversary of the Effective Time and (ii) December 31, 2009, the employees of the Company and its Subsidiaries will continue to be provided with compensation and employee benefits (under compensation and employee benefit plans) which are not less favorable in the aggregate than those provided by the Company and its Subsidiaries to such employees as of immediately prior to the date hereof. Parent shall cause any compensation and employee benefit plans which the employees of the Company and its Subsidiaries are entitled to participate in to credit, for purposes of eligibility and vesting thereunder (but not for purposes of benefit accrual), service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 6.9 or (3) obligate Parent, the Surviving Corporation or any of their Affiliates to (A) maintain any particular benefit plan or (B) retain the employment of any particular employee.

(c) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to honor the terms of all Company Benefit Plans existing as of immediately prior to the Effective Time, including the Company Benefit Plans set forth on Section 6.9(c) of the Company Disclosure Schedule.

(d) Except as set forth on Section 6.9(d) of the Company Disclosure Schedule, for non-union employees of the Company and its Subsidiaries who are involuntarily terminated without cause during the period beginning on the Effective Time and ending on the later of (x) one year from the Effective Time and (y) December 31, 2009, other than those employees who are given a notice of termination prior to the Effective Time. Following the Closing, Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to pay severance benefits under such circumstances and in such amounts to such employees that are not less favorable than the severance benefits payable under the Company’s Severance Pay Program as in effect immediately prior to the Effective Time. For purposes of the foregoing, an employee who elects to terminate employment pursuant to an early retirement incentive program shall not be deemed to have been involuntarily terminated without cause.

(e) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to pay the annual bonuses for the 2008 calendar year to employees of the Company and its Subsidiaries who (1) remain employed through December 31, 2008 or (2) are involuntarily terminated without cause, between the Effective Time and December 31, 2008 (other than employees who are given a notice of termination prior to the Effective Time). Such bonuses shall be determined as follows: (i) the formula portion shall be payable based on the performance for the 2008 year in accordance with the Company’s practices and policies in effect on the date hereof (including the Company’s practice with respect to applying the formula) and (ii) the discretionary portion shall be payable at not less than the target rate for the particular employee. The aggregate bonus shall be payable in accordance with Company practice (reduced by the portion which, pursuant to the applicable Company Benefit Plans, is paid on the change in control and any other portion that is paid prior to the Effective Time). For purposes of the foregoing, an employee who elects to terminate employment pursuant to an early retirement incentive program shall not be deemed to have been involuntarily terminated without case.

(f) Parent shall, or shall cause the Surviving Corporation or Parent’s or the Surviving Corporation’s Subsidiaries, as applicable, to: (i) waive any preexisting condition limitations otherwise applicable to employees of the Company and its Subsidiaries and their eligible dependents under any plan of Parent or any Subsidiary of Parent that provides health benefits in which Company Employees may be eligible to participate following the Closing Date, other than any limitations that were in effect with respect to such employees as of the Effective Time under the analogous Company Benefit Plan, (ii) honor any deductible, co-payment and out-of-pocket maximums incurred by the employees of the Company and its Subsidiaries and their eligible dependents under the health plans in which they participated immediately prior to the Effective Time during the portion of the calendar year prior to the Effective Time in satisfying any deductibles, co-payments or out-of-pocket maximums under health plans of Parent, the Surviving Corporation or any of their respective Subsidiaries in which they are eligible to participate after the Effective Time in the same plan year in which such deductibles, co-payments or out-of-pocket maximums were incurred and (iii) waive any waiting period limitation or evidence of insurability requirement that would otherwise be applicable to an employee of the Company and its Subsidiaries and his or her eligible dependents on or after the Effective Time, in each case to the extent such employee of the Company and its Subsidiaries or eligible dependent had satisfied any similar limitation or requirement under an analogous Company Benefit Plan prior to the Effective Time.

(g) The Surviving Corporation and its Subsidiaries, as the case may be, shall honor the terms of all Company Labor Agreements existing as of immediately prior to the Effective Time, including the Company Labor Agreements set forth on Section 6.9(g) of the Company Disclosure Schedule.

6.10.  Debt and Equity Financing.

(a) Parent shall satisfy on a timely basis all conditions applicable to Parent under the Facilities and shall obtain and consummate the financing contemplated by the Facilities on the Financing Date or, if such financing is unavailable, obtain and consummate alternative financing. Parent shall give the Company prompt notice upon becoming aware of any termination of the Facilities other than expiry in accordance with their terms on March 20, 2009 and of the occurrence of any event or circumstance that would prevent Parent from satisfying one or more of the conditions to initial utilization in either of the Facilities. In the event that Parent becomes aware of any event or circumstance that makes any portion of the financing of the Facilities unavailable prior to the Termination Date on the terms and conditions set forth in the Facilities, Parent shall secure as promptly as practicable any such unavailable portion from alternative sources.

(b) Prior to the Closing, the Company shall use commercially reasonable efforts to provide Parent and its Representatives with reasonable access during normal business hours, to Parent’s books and records, personnel and auditors and shall provide (and shall use all reasonable commercial efforts to cause its Representatives to provide) to Parent and Merger Sub, the following cooperation, as reasonably requested by Parent in connection with the Facilities and any equity or equity-linked financings required hereunder (“Equity Financings”) (provided that such requested cooperation does not unreasonably interfere with the on-going operations of the Company and its Subsidiaries), (i) using commercially reasonable efforts to make its personnel reasonably available for participation in meetings, presentations, road shows, due diligence sessions (including accounting due diligence sessions) and sessions with rating agencies; (ii) using commercially reasonable efforts to provide Parent with all information within the Company’s possession as is reasonably requested by Parent for the preparation of materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection therewith (including preparation of combined financial information on a pro forma basis); (iii) using commercially reasonable efforts to provide Parent with all information within the Company’s possession as is reasonably requested by Parent for preparation of additional definitive financing documents, and consider in good faith Parent’s reasonable requests for certificates, legal opinions or documents as may be reasonably required under the Facilities or in connection with the Equity Financing (it being understood that the failure of the Company to provide any such certificate, legal opinion or document will not constitute a breach of this Agreement by the Company); (iv) furnishing Parent and its lenders or the underwriters of the Equity Financing with financial and other pertinent information regarding the Company’s and its Subsidiaries’ businesses that is within the Company’s possession as may be reasonably requested by Parent (including providing monthly financial statements (excluding footnotes) and in the form that the Company customarily prepares such financial statements within the time such statements are customarily prepared); (v) using commercially reasonable efforts to enable Parent to obtain accountants’ comfort letters, as reasonably requested by Parent (whether addressed to the underwriters of the Equity Financing and/or Parent) (it being understood that the failure of the Company’s accountants to agree to provide such comfort letters or the failure to provide such comfort letters will not constitute a breach of this Agreement by the Company, in each case so long as the Company has used such commercially reasonable efforts); and (vi) using commercially reasonable efforts to permit the lenders under the Facilities or the underwriters of the Equity Financing, as well as Parent to evaluate the assets of the Company and its Subsidiaries, and the cash management and accounting systems, policies and procedures associated therewith. Notwithstanding anything to the contrary, nothing in this Agreement or Section 6.10(b) shall require any cooperation or assistance by the Company, its Subsidiaries or any of their respective Representatives with respect to any action set forth in this Section 6.10(b) to the extent it would, in the Company’s reasonable judgment, interfere unreasonably with the business or operations of the Company or any of its Subsidiaries or would require any action of the Board of Directors of the Company or any of its Subsidiaries.

(c) Each of Parent and Merger Sub acknowledges and agrees that the Closing is not conditioned on the availability of the funding under the Facilities or any alternative financing arrangement.

(d) Parent acknowledges and agrees that the Company and its Affiliates and their respective Representatives shall not have any responsibility for, or incur any liability to any Person under, the Facilities or any financing that Parent may raise in connection with the transactions contemplated by this Agreement, and that Parent and Merger Sub shall indemnify and hold harmless the Company, its Affiliates and its Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the Financing and any information utilized in connection therewith (other than, in the case of the Company, to the extent that any such matters arise from a knowing and material breach of the Company’s obligations under this Section 6.10(b)). Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out of pocket third party costs incurred by the Company or any of its Subsidiaries in connection with cooperation pursuant to this Section 6.10.

6.11.  Expenses.  The Surviving Corporation shall pay all charges and expenses, including those of the Paying Agent, in connection with the transactions contemplated in Article IV, and Parent shall reimburse the Surviving Corporation for such charges and expenses. Except as otherwise provided in Section 6.10 and Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

6.12.  Indemnification; Directors’ and Officers’ Insurance.  (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify, defend and hold harmless each present and former director and officer of the Company or any of its Subsidiaries and any fiduciary under any Company Plan (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including attorneys’ fees and disbursements), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, employee or fiduciary of the Company or any of its Subsidiaries or a fiduciary under any Company Plan, whether asserted or claimed prior to, at or after the Effective Time (including with respect to any acts or omissions in connection with this Agreement and the transactions and actions contemplated hereby), to the fullest extent that the Company would have been permitted under Delaware law and its certificate of incorporation or by-laws (and, to the extent not contrary to Delaware law or its certificate of incorporation, any indemnification agreement) in effect on the date of this Agreement to indemnify such Person (and Parent or the Surviving Corporation shall also promptly advance expenses as incurred to the fullest extent that the Company would have been permitted under Delaware law or its certificate of incorporation or by-laws (and, to the extent not contrary to Delaware law or its certificate of incorporation, any indemnification agreement) in effect on the date of this Agreement; provided that the Person to whom expenses are advanced provides an undertaking, if and only to the extent required by Delaware law of the Company’s certification of incorporation or by-laws, to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complied with the standards set forth under Delaware law and the Company’s certificate of incorporation and by-laws shall be made by independent counsel selected by the Indemnified Party. In the event of any claim, action, suit, proceeding or investigation, (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any claim, action, suit, proceeding or investigation (and in which indemnification could be sought by Indemnified Parties hereunder), unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents, and (y) the Surviving Corporation shall cooperate in the defense of such matter. For the avoidance of doubt, the parties agree that this Section 6.12 does not purport to limit any rights that any Indemnified Party may have under any employment agreement, indemnification agreement or Company Plan.

(b) The Charter and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification and advancement of expenses of individuals who were directors and officers prior to the Effective Time than are set forth, as of the date of this Agreement, in the Company’s certificate of incorporation and by-laws, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of any such individual.

(c) Prior to the Effective Time, the Company shall and, if the Company is unable to, Parent shall cause the Surviving Corporation as of the Effective Time to obtain and fully pay for “tail” insurance policies (providing only for the Side A coverage for Indemnified Parties where the existing policies also include Side B coverage for the Company) with a claims period of at least six years from and after the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance”), for the persons who, as of the date of this Agreement, are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions and levels of coverage at least as favorable as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby), and Parent shall cause the Surviving Corporation to maintain such D&O Insurance in full force and effect for their full terms. If the Company and the Surviving Corporation for any reason fail to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, continue to maintain in effect, at no expense to the beneficiaries, for a period of at least six years from and after the Effective Time for the persons who, as of the date of this Agreement, are covered by the Company’s D&O Insurance in place as of the date of this Agreement with terms, conditions, retentions and levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement, or, if such insurance is unavailable, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, purchase the best available D&O Insurance for such six-year period from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to the Company’s existing D&O Insurance with terms, conditions, retentions and with levels of coverage at least as favorable as provided in the Company’s existing policies as of the date of this Agreement. Notwithstanding anything in the foregoing, in no event shall Parent or the Surviving Corporation be required to expend for such policies an annual premium amount in excess of 300% of the annual premiums currently paid by the Company for such insurance; and provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) If Parent or the Surviving Corporation or any of their respective successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations set forth in this Section 6.12.

(e) The provisions of this Section 6.12 are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their respective successors, heirs and legal representatives, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall not be amended in any matter that is adverse to the Indemnified Parties (including their successors, heirs and legal representatives) without the consent of the Indemnified Party (including the successors, heirs and legal representatives) affected thereby.

(f) The rights of the Indemnified Parties under this Section 6.12 shall be in addition to any rights such Indemnified Parties may have under the certificate of incorporation or by-laws of the Company or any of its Subsidiaries, or under any applicable Contracts or Laws, and Parent shall, and shall cause the Surviving Corporation to, honor and perform under all indemnification agreements entered into by the Company or any of its Subsidiaries.

6.13.  Takeover Statutes.  If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant all such approvals and take all such actions as are necessary or advisable so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute, regulation or provision in the Company’s certificate of incorporation or by-laws on such transactions.

6.14.  Communications.  As promptly as practicable following the date of this Agreement and in compliance with applicable Laws, Parent and the Company shall develop a joint plan for communication to the Company’s employees, wholesalers and other strategic Persons about this Agreement and the transactions contemplated by this Agreement.

6.15.  Release and Termination of Litigation.

(a) Immediately after execution of this Agreement, the parties hereto shall voluntarily dismiss, with each party bearing its own costs and litigation expenses, all actions or proceedings pending between themselves and their affiliates related in any way to the removal or removability of directors or the transactions contemplated by this Agreement, and each party shall thereafter sign and deliver all such further papers as may be necessary in connection with such dismissals. From and after the Effective Time, each party hereto shall be deemed to have forever released and discharged the other party from and against all claims or causes of action that were or could have been asserted against one another in all such actions or proceedings.

(b) Parent hereby withdraws its requests, dated July 8, 2008, that (i) the Company set a record date in connection with Parent’s previously announced consent solicitation to remove and replace the Company’s directors (the “Consent Solicitation”) and (ii) the Company furnish Parent with certain stockholder list material pursuant to DGCL Section 220. Parent further agrees to withdraw and terminate the Consent Solicitation and not to pursue or take any action in furtherance thereof so long as this Agreement is in effect.

6.16.  Retention Plan.  As promptly as practicable after the date hereof, Parent and the Company shall cooperate with each other to establish an employee retention program as detailed in Section 6.16 of the Company Disclosure Schedule. Parent and the Company shall establish as at the Closing Date such retention program.

6.17.  Other Matters.

(a) Headquarters.  Effective upon the Closing, the Company’s current headquarters in St. Louis, Missouri will be the Surviving Corporation’s headquarters, such headquarters will also be Parent’s headquarters for North America (excluding Cuba) and the global home of the flagship “Budweiser” brand.

(b) Name of Parent.  Effective upon the Closing, the current name of the Company shall be the name of the Surviving Corporation, and the name of Parent shall be amended to be “Anheuser-Busch InBev N.V./S.A.”

(c) Board Representation.  Parent shall, after consultation with the board of directors of the Company, nominate and cause to be elected two current or former directors of the Company to the board of directors of Parent, and each such director shall be confirmed for a three-year term at the first annual general meeting of Parent following the Closing.

(d) Preservation of Company Heritage.  Following the Closing, Parent shall cause the Surviving Corporation to preserve the Company’s heritage and continue to support philanthropic and charitable causes in St. Louis and other communities in which the Company operates, including The Grant’s Farm and the Clydesdales operations.

(e) U.S. Breweries.  Following the Closing, Parent will confirm the Surviving Corporation’s good faith commitment that it will not close any of the Company’s current twelve (12) breweries located in the United States, provided there are no new or increased federal or state excise taxes or other unforeseen extraordinary events which negatively impact the Company’s business.

(f) Wholesalers.  Parent reaffirms its commitment to the three-tier distribution system in the United States and agrees to work with the Company’s existing wholesaler panel to strengthen the relationship between the Surviving Corporation and its wholesalers.

(g) Stadium.  The Company will honor its obligations under the Naming Rights and Sponsorship Agreement, dated August 3, 2004, as amended, between Busch Media Group, Inc., as authorized agent for Anheuser-Busch, Incorporated and Cardinals Ballpark, LLC relating to Busch Stadium.

ARTICLE VII

Conditions

7.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

(a) Stockholder Approvals.  This Agreement shall have been duly adopted by holders of Shares constituting the Requisite Company Vote in accordance with applicable Law and the certificate of incorporation and by-laws of the Company. The holders of shares of Parent Common Stock constituting the Requisite Parent Vote, at the Parent Shareholders Meeting, shall have adopted a resolution approving the Merger (including the change of name of Parent).

(b) Regulatory Consents.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated and all other Company Approvals and Parent Approvals (excluding the Equity Financing Filings) shall have been obtained or received without exceeding the Detriments Limit.

(c) No Injunction.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

7.2.  Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of the Company set forth in this Agreement that are qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date); (ii) the representations and warranties of the Company set forth in this Agreement that are not qualified by reference to Material Adverse Effect shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), provided, however, that notwithstanding anything herein to the contrary, the condition set forth in this Section 7.2(a)(ii) shall be deemed to have been satisfied even if any representations and warranties of the Company (other than those set forth in Section 5.1(b)(i) (solely with respect to the first four sentences), Section 5.1(c) (Corporate Authority; Approval and Fairness) and Section 5.1(l) (Takeover Statutes), which must be true and correct in all material respects) are not so true and correct, unless the failure of such representations and warranties of the Company to be so true and correct, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect; and (iii) Parent shall have received at the Closing a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to the effect that such executive officer has read this Section 7.2(a) and the conditions set forth in this Section 7.2(a) have been satisfied.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

(c) No Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any change, event, circumstance or development that has had, or is reasonably likely to have, a Material Adverse Effect.

7.3.  Conditions to Obligation of the Company.  The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties.  (i) The representations and warranties of Parent set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date and time (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and (ii) the Company shall have received at the Closing a certificate signed on behalf of Parent by the Chief Executive Officer of Parent to the effect that such Chief Executive Officer has read this Section 7.3(a) and the conditions set forth in this Section 7.3(a) have been satisfied.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

ARTICLE VIII

Termination

8.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

8.2.  Termination by Either Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 19, 2009 (the “Termination Date”), whether such date is before or after the date of adoption of this Agreement by the stockholders of the Company or Parent referred to in Section 7.1(a), (b) the adoption of this Agreement by the stockholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Stockholders Meeting or at any adjournment or postponement of the Stockholders Meeting, (c) the adoption of a resolution approving the Merger referred to in Section 7.1(a) shall not have been obtained at the Parent Shareholders Meeting (provided, that Parent shall not have the right to terminate this Agreement if it fails to obtain the Requisite Parent Approval to the extent that the Stichting is in breach of the Parent Shareholder Commitment) or (d) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the adoption of this Agreement by the stockholders of the Company or Parent referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have resulted in the occurrence of the failure of a condition to the consummation of the Merger.

8.3.  Termination by the Company.  This Agreement may be terminated by the Company and the Merger may be abandoned:

(a) at any time prior to (but not after) the time the Requisite Company Vote is obtained, if (i) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice (it being understood that giving Parent such notice does not entitle Parent to claim that a Change of Recommendation has occurred), (ii) 72 hours have passed since Parent’s receipt of the Company’s written notification of its intention to enter into a binding agreement for a

Superior Proposal, and the board of directors of the Company determines, in good faith after consultation with its financial advisors, that the Superior Proposal remains a Superior Proposal after taking into account any revised offer that may be made by Parent, and (iii) the Company concurrently with such termination pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until after the 72 hour period described in clause (iii) above has terminated and (y) during such 72 hour period, to negotiate in good faith with Parent with respect to any revisions to the terms of the transaction contemplated by this Agreement proposed by Parent in response to a Superior Proposal, if any.

(b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by the Company to Parent and (y) the Termination Date.

(c) if all of the conditions set forth in Section 7.1 and Section 7.2 have been satisfied (other than those conditions that by their nature are to be satisfied by action taken at the Closing, provided that such conditions are capable of being satisfied) and Parent or Merger Sub has failed to consummate the Merger within thirty (30) days after satisfaction of such conditions.

8.4.  Termination by Parent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) the board of directors of the Company shall have made a Change of Recommendation, (b) at any time following receipt of an Acquisition Proposal, the Company’s board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within ten (10) business days after receipt of any reasonable written request to do so from Parent), (c) a tender offer or exchange offer for outstanding shares of the Company’s common stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and, prior to the earlier of (x) the date prior to the date of the Stockholders Meeting and (y) eleven (11) business days after the commencement of such tender or exchange offer pursuant to Rule 14d-2 under the Exchange Act, the Company’s board of directors fails at that time or at any time thereafter to recommend unequivocally against acceptance of such offer or (d) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within the earlier of (x) thirty (30) days after written notice thereof is given by Parent to the Company and (y) the Termination Date.

8.5.  Effect of Termination and Abandonment.  (a) Except as provided in paragraphs (b) or (c) below, in the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability to any Person on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, and notwithstanding anything in the foregoing to the contrary, that (i) no such termination shall relieve (x) any party hereto of any liability or damages to the other party hereto resulting from any willful or intentional material breach of this Agreement or (y) Parent or Merger Sub of any liability or damages to the Company resulting from the failure by Parent or Merger Sub to obtain the Financing (including a breach of Section 5.2(d) and Section 6.10) and (ii) the provisions set forth in this Section 8.5 and the second sentence of Section 9.1 shall survive the termination of this Agreement.

(b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification at least (A) thirty (30) business days prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (B) at least ten (10) business days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Stockholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) (Drop Dead) or 8.2(b) (No Stockholder Approval), (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4 or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Stockholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4 shall have occurred or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a) (Fiduciary Out), then, in each case, the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a termination fee of $1,250,000,000 (the “Termination Fee”) (provided, however, that the Termination Fee to be paid pursuant to clause (iii) shall be paid as set forth in Section 8.3) payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to Parent pursuant to clause (i) of this paragraph (b) unless and until within 12 months of such termination, (1) the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders, an Acquisition Proposal or (2) there shall have been consummated an Acquisition Proposal (substituting in both instances “50%” for “15%”, it being understood for the avoidance of doubt that any series of related transactions shall be aggregated and considered as a whole in determining such percentages in the definition of “Acquisition Proposal”). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the fee set forth in this Section 8.5(b) or any portion of such fee, the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

(c) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(c), then, Parent shall promptly, but in no event later than two days after the date of such termination, pay the Company the Termination Fee, payable by wire transfer of same day funds. Parent acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if Parent fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit that results in a judgment against Parent and/or Merger Sub for the fee set forth in this Section 8.5(c) or any portion of such fee, Parent shall pay to the Company its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by Parent pursuant to this Section 8.5(c) (provided that (i) neither Parent nor Merger Sub has breached any obligation under Section 6.1(c) (but only with respect to (x) clause (2) of the first sentence thereof and (y) the second sentence thereof) or Section 6.4(b) of this Agreement and (ii) the Stichting has not breached any obligation under the Parent Stockholder Commitment), then the Termination Fee shall be the Company’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

9.1.  Survival.  This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Employee Benefits), 6.11 (Expenses), 6.12 (Indemnification; Directors’ and Officers’ Insurance) and Section 6.17 (Other Matters) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.11 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

9.2.  Modification or Amendment.  Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

9.3.  Waiver of Conditions.  The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

9.4.  Counterparts.  This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

9.5.  GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE.  (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

(c) (i) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, except where this Agreement is terminated in accordance with Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Section 6.10) and any other agreement or instrument executed in connection herewith and this right shall include the right of the Company to cause Parent and Merger Sub to seek to enforce the terms of the Facilities against the Lenders to the fullest extent permissible pursuant to such Facilities and applicable Laws and to thereafter cause the Merger to be consummated, in each case, if the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing). Any action or proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any requirement for the securing or posting of any bond in connection with any such remedy, it being acknowledged that the rights of the Parent and Merger Sub against the Lenders are governed by the Facilities and English Law. The parties further agree that (x) by seeking the remedies provided for in this Section 9.5(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.5(c) are not available or otherwise are not granted and (y) nothing contained in this Section 9.5(c) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.5(c) before exercising any termination right under Article VIII (and pursuing damages after such termination) nor shall the commencement of any Action pursuant to this Section 9.5(c) or anything contained in this Section 9.5(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement that may be available then or thereafter.

(ii) Each of the parties hereto (A) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, in accordance with Section 9.6 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 9.5(c) shall affect the right of any party to serve legal process in any other manner permitted by Law, (B) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement, or for recognition and enforcement of any judgment in respect thereof, (C) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (D) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated by this Agreement shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (E) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (F) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(iii) Each of Parent and Merger Sub hereby irrevocably appoint the persons listed under Sullivan & Cromwell LLP in Section 9.6 as agent for service of process, to receive on behalf of such party service of copies of the summons and complaint and any other process which may be served in any action or proceeding arising out of or in connection with this Agreement or the transactions contemplated hereby and agrees that process may be served on such persons by the methods provided for giving notice in Section 9.6.

9.6.  Notices.  Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, by facsimile or overnight courier:

If to Parent or Merger Sub:

InBev N.V./S.A.
Brouwerijplein 1
3000 Leuven, Belgium
Attention: Sabine Chalmers, Chief Legal Officer
Fax: +32 16 50 71 11

with a copy to

Sullivan & Cromwell LLP,
125 Broad Street, New York, NY 10004

Attention:	James C. Morphy
Francis J. Aquila
George Sampas
Fax: (212) 558-3588

If to the Company:

Anheuser-Busch Companies Inc.
One Busch Place, St Louis, MO 63118
Attention: Gary Rutledge
Fax: 314-577-2900

with a copy to

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square, New York, NY 10036

Attention:	Paul T. Schnell
Thomas W. Greenberg
Fax: (212) 735-2000

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three (3) business days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

9.7.  Entire Agreement.  This Agreement (including any exhibits hereto), the Company Disclosure Schedule, the Parent Shareholder Commitment and the Confidentiality Agreement, dated July 10, 2008, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER PARENT AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OR AS TO THE ACCURACY OR COMPLETENESS OF ANY OTHER INFORMATION, MADE BY, OR MADE AVAILABLE BY, ITSELF OR ANY OF ITS REPRESENTATIVES, WITH RESPECT TO, OR IN CONNECTION WITH, THE NEGOTIATION, EXECUTION OR DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

9.8.  No Third Party Beneficiaries.  Except for: (a) only following the Effective Time, the right of the Company’s shareholders to receive (i) the Per Share Merger Consideration in respect of Shares pursuant to Section 4.1(a), (ii) the aggregate consideration payable in respect of Company Options pursuant to Section 4.3(a) and (iii) the aggregate consideration payable in respect of Company Awards pursuant to Section 4.3(b); (b) the right of the Company on behalf of its shareholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s stockholders) in the event of Parent’s or Merger Sub’s breach of this Agreement (whether or not the Agreement has been terminated pursuant to Article VIII), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub; and (c) the right of the Indemnified Parties to enforce the provisions of Section 6.12 (Indemnification; Directors’ and Officers’ Insurance) only, (1) Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and (2) this Agreement is not intended to, and does not, confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The third-party beneficiary rights referenced in clause (b) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Company’s Board of Directors, and no shareholder of the Company whether purporting to act in its capacity as a shareholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

9.9.  Obligations of Parent and of the Company.  Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

9.10.  Transfer Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Merger shall be paid by Parent and Merger Sub when due, and Parent and Merger Sub will indemnify the Company against liability for any such taxes.

9.11.  Definitions.  Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

9.12.  Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application of such provision to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

9.13.  Interpretation; Construction.  (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Annex or Exhibit, such reference shall be to a Section of, Annex to or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” A reference in this Agreement to $ or dollars is to U.S. dollars.

(b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(c) Subject to the introductory language to Section 5.1 and Section 5.2, each party to this Agreement has or may have set forth information in its respective disclosure schedule in a section of such disclosure schedule that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Material Adverse Effect or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

9.14.  Assignment.  This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly owned direct or indirect subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation and, as applicable pursuant to Section 7.3(a), as of the Closing Date; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement is void.

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ANHEUSER-BUSCH COMPANIES, INC.

By:	/s/ August A. Busch IV
Name:     August A. Busch IV

Title:	President and Chief Executive Officer

INBEV N.V./S.A.

By:	/s/ Carlos Brito
Name:     Carlos Brito

Title:	Chief Executive Officer

By:	/s/ Sabine Chalmers
Name:     Sabine Chalmers

Title:	Chief Legal Officer

PESTALOZZI ACQUISITION CORP.

By:	/s/ Sabine Chalmers
Name:     Sabine Chalmers

Title:	Secretary

ANNEX A

DEFINED TERMS

Terms	Section

Acquisition Proposal	6.2(b)
Actions	5.1(g)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Book-Entry Shares	4.1(a)
Bridge Facility	5.2(d)(ii)
Bridge Lenders	5.2(d)(ii)
business day	1.2
By-Laws	2.2
Certificate	4.2(a)
Change of Recommendation	6.2(c)(iii)
Charter	2.1
Closing	1.2
Closing Date	1.2
Code	4.2(g)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Benefit Plans	5.1(h)(i)
Company Disclosure Schedule	5.1
Company ERISA Plan	5.1(h)(ii)
Company IP	5.1(p)(i)
Company Labor Agreements	5.1(o)
Company Non-U.S. Benefit Plans	5.1(h)(i)
Company Option	4.3(a)
Company Pension Plan	5.1(h)(ii)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company U.S. Benefit Plans	5.1(h)(ii)
Confidentiality Agreement	9.7
Consent Solicitation	6.15(b)
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
D&O Insurance	6.12(c)
Delaware Certificate of Merger	1.3
Detriments	6.5(b)
Detriments Limit	6.5(b)
DGCL	1.1
Dissenting Stockholders	4.1(a)

Terms	Section

DTC	4.2(b)
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
Equity Financing Filings	5.2(c)(i)
Equity Financings	6.10(b)
ERISA	5.1(h)(i)
ERISA Affiliate	5.1(h)(iii)
Exchange Act	5.1(a)
Exchange Fund	4.1(a)
Excluded Share	4.1(a)
Excluded Shares	4.1(a)
Facilities	5.2(d)(ii)
Financing	5.2(d)(ii)
Financing Date	5.2(c)(i)5.2(d)(i)
GAAP	5.1(a)
Governmental Antitrust Entity	6.5(e)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(d)(i)
Indemnified Parties	6.12
Intellectual Property	5.1(p)(iv)
IRS	5.1(h)(ii)
Joint Venture	5.1(a)
Judgment	5.1(g)
knowledge	5.1(f)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Lenders	5.2(d)(ii)
Liabilities	5.1(g)
Lien	5.1(b)(i)
Material Adverse Effect	5.1(a)
Material Contract	5.1(j)
Merger	Preamble
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-Wholly Owned Subsidiaries	5.1(b)(i)
NYSE	5.1(e)(ii)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Parent Common Stock	5.2(b)

Terms	Section

Parent Disclosure Schedule	5.2
Parent Prospectus	6.3(b)
Parent Shareholder Commitment	Preamble
Parent Shareholder Meeting Materials	6.3(b)
Parent Shareholders Meeting	6.4(b)
Paying Agent	4.2(a)
PBGC	5.1(h)(iii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Proxy Statement	6.3(a)
Registered	5.1(p)(iv)
Representatives	6.2(a)
Requisite Company Vote	5.1(c)(i)
Requisite Parent Vote	5.2(b)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1
Securities Act	5.1(e)(i)
Senior Facilities Agreement	5.2(d)(ii)
Senior Lenders	5.2(d)(ii)
Share	4.1(a)
Shares	4.1(a)
Significant Subsidiary	5.1(a)
Software	5.1(p)(iv)
Solvent	5.1(r)
Stichting	Preamble
Stock Plans	5.1(b)(i)
Stockholders Meeting	6.4(a)
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Tax Return	5.1(n)
Taxes	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(iv)
Wholly Owned Subsidiaries	5.1(b)(i)

Annex B

PERSONAL AND CONFIDENTIAL

July 13, 2008

Board of Directors
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, MO 63118-1852

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders (other than InBev NV/SA (“InBev”) and its direct and indirectly owned subsidiaries) of outstanding shares of common stock, par value $1.00 per share (the “Shares”), of Anheuser-Busch Companies, Inc. (the “Company”) of the $70.00 per Share in cash to be received by such holders pursuant to the Agreement and Plan of Merger, dated as of July 13, 2008 (the “Agreement”), by and among InBev, Pestalozzi Acquisition Corp., a wholly owned subsidiary of InBev, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co., and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of the Company, InBev and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, the principal portion of which is contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement. In addition, we have provided certain investment banking and other financial services to the Company and its affiliates from time to time, including having acted as co-manager with respect to a public offering of the Company’s Senior Unsecured 5.60% Investment Grade Bonds due March 2017 (aggregate principal amount $300,000,000) in February 2007; as co-manager with respect to a public offering of the Company’s Investment Grade Bonds due September 2037 (aggregate principal amount $500,000,000) in August 2007; and as joint bookrunning manager with respect to a public debt offering (aggregate principal amount $500,000,000) in November 2007. We also have provided certain investment banking and other financial services to InBev and its affiliates from time to time, including having acted as an arranger in the lending syndicate in connection with InBev’s €2,500,000,000 bank loan in December 2005. We also may provide investment banking and other

B-1

financial services to the Company, InBev and their respective affiliates in the future. In connection with the above-described services we have received, and may receive, compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the three fiscal years ended December 31, 2007; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company and InBev to the stockholders of the Company; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company (the “Forecasts”). We also have held discussions with senior management and the Board of Directors of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company, including their views on the risks and uncertainties associated with achieving the Forecasts. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the beverage industry specifically and in other industries generally and performed such other studies and analyses, and considered such other factors, as we considered appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our opinion does not address any legal, regulatory, tax or accounting matters.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $70.00 per Share in cash to be received by the holders (other than InBev and its direct and indirectly owned subsidiaries) of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company or InBev; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company or InBev, or class of such persons in connection with the Transaction, whether relative to the $70.00 per Share in cash to be received by the holders (other than InBev and its direct and indirectly owned subsidiaries) of Shares pursuant to the Agreement or otherwise. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof; we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to the Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $70.00 per Share in cash to be received by the holders (other than InBev and its direct and indirectly owned subsidiaries) of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
GOLDMAN, SACHS & CO.

B-2

Annex C

388 Greenwich Street New York, NY 10013

July 13, 2008

The Board of Directors
Anheuser-Busch Companies, Inc.
One Busch Place
St. Louis, Missouri 63118

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Anheuser-Busch Companies, Inc. (the “Company”) of the Merger Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in the Agreement and Plan of Merger, dated as of July 13, 2008 (the “Merger Agreement”), among the Company, a Delaware corporation, InBev NV, a public company organized under the laws of Belgium (“Parent”), and Pestalozzi Acquisition Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of Parent. As more fully described in the Merger Agreement, (i) Merger Sub will be merged with and into the Company (the “Merger”) and (ii) each outstanding share of the common stock, par value $1.00 per share, of the Company (“Company Common Stock”) will be converted into the right to receive $70 in cash (the “Merger Consideration”).

In arriving at our opinion, we reviewed the Merger Agreement and held discussions with certain senior officers, directors and other representatives and advisors of the Company and certain senior officers and other representatives and advisors of Parent concerning the business, operations and prospects of the Company. We examined certain publicly available business and financial information relating to the Company as well as certain financial forecasts and other information and data relating to the Company which were provided to or discussed with us by the management of the Company. We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of the Company Common Stock; the historical and projected earnings and other operating data of the Company; and the capitalization and financial condition of the Company. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the management of the Company that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to financial forecasts and other information and data relating to the Company provided to or otherwise reviewed by or discussed with us, we have been advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company.

We have assumed, with your consent, that the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Merger, no

C-1

delay, limitation, restriction or condition will be imposed that would have a material adverse effect on the Merger, or the parties ability to effect the Merger. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company nor have we made any physical inspection of the properties or assets of the Company. Our opinion does not address the underlying business decision of the Company to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for the Company or the effect of any other transaction in which the Company might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Merger Consideration. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to the Company in connection with the proposed Merger, including the delivery of this opinion, and will receive a fee for such services, a significant portion of which is contingent upon the consummation of the Merger. We and our affiliates in the past have provided services to the Company and Parent unrelated to the proposed Merger, for which services we and such affiliates have received compensation, including, without limitation, (i) for the Company: acting as co-manager on a $500 million 10-year debt issuance in November 2007; co-manager on a $500 million debenture offering in August 2007; bookrunner on a $300 million senior notes issuance in February 2007; lender in connection with a $55 million financing commitment; joint document agent on a $500 million revolving credit facility in February 2008, and (ii) for the Parent: in December 2007, providing a fairness opinion with respect to AmBev’s acquisition of the remaining stake in Quilmes Industrial SA (“Quinsa”); in July 2007, acting as bookrunner on AmBev’s BRL $300 million senior unsecured notes due 2017; in July 2006, acting as bookrunner on AmBev’s BRL $2 billion local debentures (two tranches) to fund the acquisition of the remaining shares of Quinsa. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of the Company and Parent for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with the Company, and the Parent and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of the Company in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the Company Common Stock.

Very truly yours,

/s/ Citigroup Global Markets Inc.
CITIGROUP GLOBAL MARKETS INC.

C-2

Annex D

GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

Delaware Code

TITLE 8 Corporations
CHAPTER 1. GENERAL CORPORATION LAW
Subchapter IX. Merger, Consolidation or Conversion

8 Del. C. § 262. Appraisal rights.

(a)	Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b)	Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 257, § 258, § 263 or § 264 of this title:

(1)	Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of § 251 of this title.

(2)	Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

(a)	Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

(b)	Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

(c)	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

(d)	Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3)	In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c)	Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)	If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2)	If the merger or consolidation was approved pursuant to § 228 or § 253 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e)	Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f)	Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g)	At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h)	After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i)	The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j)	The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k)	From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l)	The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.(8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16.)

ADMISSION TICKET	ADMISSION TICKET
Special Meeting of Stockholders	Special Meeting of Stockholders
Anheuser-Busch Companies, Inc.	Anheuser-Busch Companies, Inc.
ADMIT ONE	ADMIT ONE

You should present this admission ticket in order to gain admittance to the November 12, 2008 Special Meeting.

This ticket admits only the stockholder(s) listed on the reverse side and is not transferable. If shares are held in the name of a broker, trust, bank, or other nominee, you should bring with you a statement, proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares as of the record date. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

Special Meeting Proxy Card

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

A          Issues

The Board of Directors recommends a vote FOR the following proposals.

1. Proposal to adopt the Agreement and Plan of Merger by and among InBev N.V./S.A., Pestalozzi Acquisition Corp., and Anheuser-Busch Companies, Inc., as it may be amended from time to time.	For ☐	Against ☐	Abstain ☐	Mark this box with an X if you plan to attend the Special Meeting.	☐
2. Proposal to adjourn the Special Meeting to a later date to solicit additional proxies if there are insufficient votes to approve proposal number 1 at the time of the Special Meeting.	For ☐	Against ☐	Abstain ☐

B	Authorized Signatures — Sign Here — This section must be completed for your instructions to be executed.

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Signature 1 — Please keep signature within the box	Signature 2 — Please keep signature within the box	Date (mm/dd/yyyy)

Title:

Proxy — Anheuser-Busch Companies, Inc.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ANHEUSER-BUSCH COMPANIES, INC.

The undersigned, whose signature appears on the reverse, hereby appoints August A. Busch IV, Patrick T. Stokes and JoBeth G. Brown and each of them, proxies with full power of substitution for and in the name of the undersigned to vote all the shares of common stock of ANHEUSER-BUSCH COMPANIES, INC. which the undersigned would be entitled to vote if personally present at the Special Meeting of Stockholders to be held on November 12, 2008 and at any and all adjournments or postponements thereof, on all matters that may properly come before the meeting. Your shares will be voted as directed on this card. If signed and no direction is given for any item, it will be voted in favor of items 1 and 2. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the meeting and any adjournments or postponements thereof. To vote by telephone or Internet, please see below. To vote by mail, please sign and date this card on the reverse side, and mail promptly in the enclosed postage-paid envelope.

Special Instructions for 401(K) Participants

This proxy also constitutes your voting instructions for shares held in any of the Anheuser-Busch Deferred Income Stock Purchase and Savings Plans (the “401(k) Plans”). The undersigned hereby authorizes the trustee of the 401(k) Plans Trust to vote the shares of common stock held in the undersigned’s account(s). If a 401(k) Plan participant fails to instruct the trustee on how to vote his or her shares of common stock, a 401(k) Plan fiduciary will provide instructions as to how those shares should be voted. Participants in the 401(k) Plans must vote by Internet or telephone or complete, date, sign and return this proxy card by 5:00 p.m. Eastern Standard Time on November 6, 2008, for shares of common stock represented by this proxy to be voted as directed. Participants in the 401(k) Plans may attend the special meeting but may NOT vote their shares of common stock at the meeting. Information relating to the voting of the shares is maintained in accordance with procedures that are designed to safeguard the confidentiality of such information, except to the extent required to satisfy any legal requirement.

Your vote is important. By returning your voting instructions promptly, you can avoid the inconvenience of receiving follow-up mailings plus help the Company avoid additional expenses.

Internet and Telephone Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

To vote using the Telephone (within U.S. and Canada)	To vote using the Internet

• Call toll free 1-800-690-6903 in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	• Go to the following web site: http://www.proxyvote.com/

• Follow the simple instructions provided by the recorded message.	• Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 11:59 p.m. Eastern Standard Time on November 11, 2008.
THANK YOU FOR VOTING